UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a‑12

NOVELION THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11
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	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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July 11, 2018
To the Shareholders of Novelion Therapeutics Inc.
I am pleased to invite you to attend the Annual General Meeting (the “Annual Meeting”) of shareholders of Novelion Therapeutics Inc. (“Novelion”) to be held on Thursday, August 9, 2018 at 8:30 AM (Eastern Time)/5:30 AM (Pacific Time) at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142.
The attached Notice of Annual Meeting and Proxy Statement provide details of the business to be conducted at the Annual Meeting. The Notice of Annual Meeting and Proxy Statement and the Instrument of Proxy (or voting information form) are first being mailed to shareholders on or about July 12, 2018. Your vote is very important to us. Whether or not you plan to attend our Annual Meeting, please communicate your vote in accordance with the instructions in the Proxy Statement and the enclosed Instrument of Proxy (or voting information form).
Thank you for your continued support of Novelion and I look forward to seeing you at the Annual Meeting on August 9, 2018.
Sincerely,
Novelion Therapeutics Inc.
Jeffrey Hackman
Executive Vice President, Chief Operating Officer and Interim Chief Executive Officer

Novelion Therapeutics Inc.
c/o Norton Rose Fulbright
1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada

Notice of Annual General Meeting of Shareholders to be held on August 9, 2018

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Annual Meeting”) of shareholders of Novelion Therapeutics Inc. (“Novelion” or the “Company”) will be held at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142 on August 9, 2018 at 8:30 AM (Eastern Time)/5:30 AM (Pacific Time) for the following purposes, each of which is described in more detail in the accompanying Proxy Statement (the “Proxy Statement”):

1.
To receive the Annual Report on Form 10‑K (as amended), and the Audited Consolidated Financial Statements of Novelion for the year ended December 31, 2017, together with the Report of the Independent Registered Public Accounting Firm on those Financial Statements.

2.
To elect eight directors (the “Directors”) to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal.

3.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Novelion for the fiscal year ending December 31, 2018.

4.	To conduct an advisory (non‑binding) vote to approve the compensation of our named executive officers (“NEOs or “Named Executive Officers”).

5.
To adopt and approve the proposed amendment and restatement of the Novelion 2017 Employee Stock Purchase Plan (as amended from time to time, the “ESPP”) to increase the number of common shares authorized for issuance under the ESPP.

6.	To transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.

You are entitled to receive notice of and attend the Annual Meeting, and may vote at the Annual Meeting, if you were a shareholder of Novelion at the close of business on July 6, 2018, which we refer to as the “record date.” If you were a registered shareholder on the record date and you are unable to attend the Annual Meeting in person, you may vote by proxy on the matters to be considered at the Annual Meeting. Please read the notes accompanying the Instrument of Proxy enclosed with these materials and then follow the instructions for voting by proxy contained in this Proxy Statement. If on July 6, 2018, your shares in Novelion were held of record in your brokerage firm, securities dealer, trust company, bank or another similar organization, you may vote at the Annual Meeting if you complete a voting information form obtained from that organization issued in your name and carefully follow any instructions that are provided to you in connection with that voting information form, or if you follow the instructions contained in this Proxy Statement for submitting another form of written documentation to appoint yourself, or your nominee, as a proxyholder.

In order for it to be voted at the Annual Meeting, a proxy must be received (whether delivered by mail, telephone or Internet) by no later than 8:30 AM (Eastern Time)/5:30 AM (Pacific Time) on Wednesday, August 8, 2018 by our registrar and transfer agent, Computershare Investor Services Inc., Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, telephone number: 1‑866‑732‑VOTE (8683), website: www.investorvote.com. The Chair of the Annual Meeting may determine, in his sole discretion, to accept or reject an Instrument of Proxy that is delivered in person to the Chair at the Annual Meeting as to any matter in respect of which a vote has not already been cast.

The enclosed Instrument of Proxy is solicited by our Board of Directors and management, but you may amend it if you wish by striking out the names listed in the Instrument of Proxy and inserting in the space provided the name of the person you wish to represent you at the Annual Meeting.

DATED at Vancouver, British Columbia, this 11th day of July 2018.

BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey Hackman
Executive Vice President, Chief Operating Officer and Interim Chief Executive Officer

Whether or not you plan to attend the Annual Meeting, please communicate your vote in accordance with the instructions in the Proxy Statement and the enclosed Instrument of Proxy (or voting information form) as soon as possible. If you are able to attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the proxy is exercised.

Important Notice Regarding the Availability of Proxy Materials

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2017 are available at http://ir.novelion.com/financial-information/annual-reports.

NOVELION THERAPEUTICS INC.
c/o Norton Rose Fulbright
1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada

PROXY STATEMENT FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, AUGUST 9, 2018

We are providing you this Notice of Annual General Meeting and Proxy Statement, together with the enclosed Instrument of Proxy, because we are soliciting your proxy to vote at our Annual General Meeting of shareholders to be held on Thursday, August 9, 2018. This Proxy Statement contains information about the matters being voted on at the Annual Meeting and important information about Novelion. Unless otherwise stated, information in this Proxy Statement is given as of July 2, 2018. As many of our shareholders are expected to be unable to attend the Annual Meeting in person, proxies are solicited, to give each shareholder an opportunity to vote on all matters that will properly come before the Annual Meeting. Novelion intends to mail this Proxy Statement and accompanying Instrument of Proxy or voting information form (“VIF”), as applicable, on or about July 12, 2018 to all shareholders of record as of the close of business on July 6, 2018, which we refer to as the “record date.”

We use a number of abbreviations in this Proxy Statement. We refer to Novelion Therapeutics Inc. as “Novelion” or “the Company,” “we,” “us” or “our” and to our board of directors as the “Board” or the “Board of Directors.” The term “proxy solicitation materials” includes this Proxy Statement and the enclosed Instrument of Proxy or VIF, as applicable. Our Annual General Meeting of Shareholders to be held on August 9, 2018 is referred to as the “Annual Meeting” or the “Meeting.” References in this Proxy Statement to the Annual Meeting include any adjournment or postponement of the Annual Meeting.

Certain statements in this Proxy Statement may constitute “forward looking information” within the meaning of applicable Canadian and United States securities laws. Forward looking statements include statements regarding, among other things, our plans with respect to executive compensation in future periods. All such forward looking statements involve assumptions that, although believed to be reasonable based on information currently available to management, are subject to risks, uncertainties and other factors that could result in material changes to the plans expressed or described in the statements. You should not place undue reliance on any such forward‑looking statements. Except as required by law, we undertake no obligation to update or revise the information contained in this Proxy Statement, whether as a result of new information, future events or circumstances or otherwise.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT
AND OUR ANNUAL MEETING

Why did I receive this Proxy Statement?

You are receiving these proxy materials from us because you owned common shares of Novelion at the close of business on the record date. When you vote using the Instrument of Proxy, you appoint Dr. Mark Corrigan or, failing him, Jeffrey Hackman, Michael D. Price, or Benjamin Harshbarger, as your representative at the Annual Meeting. This appointed representative will vote your shares at the Annual Meeting as you have instructed him on the Instrument of Proxy. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy in advance of the Annual Meeting in case your plans change. You have the right to appoint another person or company to attend and act on your behalf at the Annual Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, you should strike out the names of the persons named in the Instrument of Proxy and insert the name of your nominee in the blank space provided. A person appointed as a proxy holder need not be a shareholder of Novelion.

Can I access the proxy materials on the Internet?

Yes. This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2017 are available at http://ir.novelion.com/financial-information/annual-reports. The Proxy Statement and Form 10‑K (as amended) are also available on Novelion’s profile on the SEDAR website (www.sedar.com) and EDGAR website (www.sec.gov).

What is the date, time and place of the Annual Meeting?

The Annual Meeting will be held at One Main Street, East Arcade Conference Center, Cambridge, Massachusetts 02142 on August 9, 2018 at 8:30 AM (Eastern Time)/5:30 AM (Pacific Time).

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date may vote at the Annual Meeting. On a show of hands every shareholder present in person has one vote, and on a poll every shareholder present in person or by proxy has one vote, for each Novelion common share registered in the shareholder’s name. There are no other classes of voting securities other than the common shares. Cumulative voting is not permitted.

What am I voting on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following items of business:

1.	the election of eight directors to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2.	the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Novelion for the fiscal year ending December 31, 2018;

3.	an advisory (non‑binding) vote to approve the compensation of our NEOs; and

4.	the adoption and approval of the proposed amendment and restatement of the ESPP to increase the number of common shares authorized for issuance under the ESPP.

Novelion does not know of any business or proposals to be considered at the Annual Meeting other than those set out in this Proxy Statement. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion. In such case, the proxy holders intend to vote the shares they represent as directed by our Board.

How does the Board recommend that I vote?

Our Board believes that each of the resolutions being put to the shareholders at the Annual Meeting is in the best interests of Novelion and our shareholders and, accordingly, recommends that each shareholder vote such shareholder’s shares:

1.	“FOR” each of the director nominees;

2.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.
“FOR” the approval of the compensation of our NEOs, on an advisory (non‑binding) basis, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”); and

4.	“FOR” the adoption and approval of the proposed amendment and restatement of the ESPP to increase the number of common shares authorized for issuance under the ESPP.

What vote is required to approve each proposal?

Broker Non‑Votes and Abstentions. A “broker non‑vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Broker non‑votes will be treated as present for purposes of determining whether a quorum is present. Common shares held by holders who abstain from voting (or vote “withhold”) will also be included for quorum purposes. Broker non‑votes and abstentions are not counted as votes cast and, therefore, will have no effect on the outcome of the matter. However, a broker will have the discretion to vote on Proposal No. 2 (appointment of independent registered public accounting firm) without any instructions from the beneficial owner. Brokers may not vote on the other proposals contained in this Proxy Statement, which are considered “non‑routine” proposals, unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non‑votes.” We encourage all shareholders who hold shares through a bank, broker or other holder of record to provide voting instructions to such parties well in advance of the Annual Meeting to ensure that their shares are voted at the Annual Meeting.

Election of Directors. For Proposal No. 1, under the Business Corporations Act (British Columbia) (the “BCBCA”) and the Articles of Novelion, directors are entitled to be elected by a plurality of the common shares voted at the Annual Meeting. This means that the eight nominees with the most votes for election will be elected, subject to the requirements of the Company’s majority voting policy (the “Majority Voting Policy”), which applies for elections of directors at uncontested shareholders’ meetings. Pursuant to this policy, any nominee for director for which there are a greater number of votes “withheld” than votes “for” his or her election will be required to tender his or her resignation as a director of the Company. For more details with respect to the Majority Voting Policy, see “Novelion Proposal No. 1: Election of Directors - Majority Voting Policy.”

You may choose to vote, or withhold your vote, separately for each nominee director.

Appointment of Independent Registered Public Accounting Firm. For Proposal No. 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, the affirmative vote, in person or by proxy, of a majority of the common shares voted at the Annual Meeting will be required for approval.

Advisory Vote to Approve the Compensation of NEOs. For Proposal No. 3, the advisory vote to approve the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, the affirmative vote, in person or by proxy, of a majority of the common shares voted at the Annual Meeting will be required for approval, on an advisory basis. Because your vote is advisory, it will not be binding on the Board, the Compensation Committee or Novelion. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions about executive compensation.

Adoption and Approval of the Proposed Amendment and Restatement of the ESPP. For Proposal No. 4, the approval of the proposed amendment and restatement of the ESPP, the affirmative vote, in person or by proxy, of a majority of the common shares voted at the Annual Meeting will be required for approval.

Who may attend the Annual Meeting?

Novelion shareholders are invited to attend the Annual Meeting, including shareholders whose shares are held by their brokerage firm or another similar organization, or who otherwise do not hold their common shares in their own name (referred to herein as “Beneficial Shareholders”). Beneficial Shareholders fall into two categories - those who object to their identity being known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities which they own (“NOBOs”). Beneficial Shareholders should note that only proxies deposited by shareholders who appear on the records maintained by Novelion’s registrar and transfer agent as registered holders of common shares will be recognized for the purposes of attending and voting at the Annual Meeting. If common shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then those common shares will, in all likelihood, not be registered in the shareholder’s name. Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients on non‑routine matters. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Annual Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Annual Meeting for the purposes of voting common shares registered in the name of such shareholders’ broker, a Beneficial Shareholder may attend the Annual Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity. A Beneficial Shareholder who wishes to attend the Annual Meeting and to vote their common shares as proxyholder for the registered shareholder, should enter their own name in the blank space on the VIF and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker. Alternatively, National Instrument 54‑101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54‑101”) allows a Beneficial Shareholder to submit to the applicable intermediary any document in writing that requests that the Beneficial Shareholder, or a nominee of the Beneficial Shareholder, be appointed as proxyholder. If such a request is received, the applicable intermediary must arrange, without expense to the Beneficial Shareholder, to appoint such Beneficial Shareholder or its nominee as a proxyholder and to deposit that proxy within the time specified in this Proxy Statement, provided that the intermediary receives such written instructions from the Beneficial Shareholder at least one business day prior to the time by which proxies are to be submitted at the Annual Meeting, with the result that such a written request must be received by 8:30 AM (Eastern Time)/5:30 AM (Pacific Time) on the day which is at least two business days prior to the Annual Meeting.

What is the quorum for the Annual Meeting?

As of June 25, 2018, the authorized share structure of Novelion was comprised of 100,000,000 common shares and 5,000,000 non‑voting First Preference shares, of which there were 18,852,306 common shares of Novelion issued and outstanding. All common shares in the capital of the Company carry the right to one vote. At least (i) two shareholders, (ii) two proxy holders representing two shareholders, or (iii) one shareholder and a proxy holder representing another shareholder entitled to vote at the Annual Meeting, present in person at the beginning of the Annual Meeting and collectively holding or representing by proxy in the aggregate not less than 33 1/3% of the issued and outstanding Novelion common shares as of the record date, will constitute a quorum for the Annual Meeting. To the knowledge of our directors and executive officers, as of July 6, 2018, the record date for the Annual Meeting, only the following persons or companies beneficially own, control or direct, directly or indirectly, 10% or more of our common shares: Broadfin Capital, LLC, which, as evidenced by public filings, owns 2,863,183 common shares, representing approximately 15.2% of the issued and outstanding common shares; EdgePoint Investment Group Inc., which, as evidenced by public filings, owns 2,456,064 common shares, representing approximately 13.0% of the issued and outstanding common shares; and Sarissa Capital Management LP, which, as evidenced by public filings, owns 1,934,296 common shares, representing approximately 10.3% of the issued and outstanding common shares. Please see the “Security Ownership of Certain Beneficial Owners and Management” section for additional details.

How do I vote?

Carefully read and consider the information contained or incorporated by reference in this Proxy Statement. You should also determine whether you hold your shares directly in your name as a registered shareholder or through a broker or other nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered shareholder of Novelion (that is, if your shares are registered in your name, as opposed to being held through a broker or other intermediary), you may vote in any of the following ways:

•
using the Internet - go to www.investorvote.com and follow the instructions on the screen (you will need the control number located on the enclosed Instrument of Proxy). You do not need to return your Instrument of Proxy form if you vote using the Internet.

•
by telephone - call 1‑866‑732‑VOTE (8683) toll free from your touch‑tone phone and follow the instructions (you will need the control number located on the enclosed Instrument of Proxy). You do not need to return your Instrument of Proxy form if you vote by telephone;

•
by mail - complete, sign and date the enclosed Instrument of Proxy and return it as soon as possible to our registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”), Attn: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1; or

•	in person at the Annual Meeting;

All votes made by proxy must be received (whether delivered by mail, telephone or Internet) no later than August 8, 2018 at 8:30 AM (Eastern Time)/5:30 AM (Pacific Time).

If you are a Beneficial Shareholder, then you have received this material from your broker or the intermediary seeking your instructions as to how you wish your shares to be voted. In that case, follow the instructions given to you by your broker or the other intermediary. Existing Canadian regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Annual Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the Instrument of Proxy provided directly to registered shareholders by Novelion. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. A Beneficial Shareholder who receives a VIF from its broker or other intermediary cannot use that form to vote common shares directly at the Annual Meeting. The VIFs must be returned to your broker or other intermediary (or instructions respecting the voting of common shares must otherwise be communicated to your broker or other intermediary) well in advance of the Annual Meeting in order to have the common shares voted. If you have any questions with respect to the voting of common shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

The Notice of Meeting, Proxy Statement, Instrument of Proxy and VIF, as applicable, and the 2017 Annual Report are being provided to both registered shareholders and Beneficial Shareholders. Subject to the provisions of NI 54‑101, issuers may request and obtain a list of their NOBOs from intermediaries directly or via their transfer agent and may obtain and use the NOBO list for the distribution of proxy‑related materials directly to such NOBOs.

Novelion will distribute copies of the Notice of Meeting, Proxy Statement, VIF and 2017 Annual Report to intermediaries for distribution to NOBOs. Unless you have waived your right to receive the Notice of Meeting, Proxy Statement and VIF, intermediaries are required to deliver them to you as a NOBO of Novelion and to seek your instructions on how to vote your common shares.

Novelion’s OBOs can expect to be contacted by their brokers or their broker’s agents. Novelion will assume the costs associated with the delivery of the Notice of Meeting, Proxy Statement, VIF and 2017 Annual Report as set out above, to OBOs by intermediaries.

The Chair of the Annual Meeting may determine, in his sole discretion, to accept or reject an Instrument of Proxy that is delivered in person to the Chair at the Annual Meeting as to any matter in respect of which a vote has not already been cast. If you are a shareholder of record, you have the right to appoint another person or company to attend and act on your behalf at the Annual Meeting other than the persons named in the enclosed Instrument of Proxy. To exercise this right, you should strike out the names of the persons named in the Instrument of Proxy and insert the name of your nominee in the blank space provided. A person appointed as a proxy holder need not be a shareholder of Novelion. If you are a Beneficial Shareholder, you should follow the instructions set out above in the section entitled “Who may attend the Annual Meeting?” in connection with appointing another person to attend and act for you at the Annual Meeting.

How will proxies be exercised?

The proxy holder will vote or withhold from voting according to instructions in the Instrument of Proxy on any ballot that may be called for and for which a choice has been specified. If you properly return your Instrument of Proxy, but do not include instructions on how to vote, your shares will be voted:

1.
“FOR” the election of the eight nominees for election to the Board as set out in this Proxy Statement to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	“FOR” the advisory vote to approve the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC; and

4.	“FOR” the adoption and approval of the proposed amendment and restatement of the ESPP to increase the number of common shares authorized for issuance under the ESPP.

The Instrument of Proxy also confers upon the proxy holder discretionary authority to vote all shares represented by the proxy with respect to amendments or variations to matters identified in the Notice of Meeting and any other matter that properly comes before the Annual Meeting. We know of no such amendment, variation or other matter that is to be presented for action at the Annual Meeting. However, if any other matters which are not now known to us should properly come before the Annual Meeting, the proxies will be voted, or not voted, by the proxy holder in his or her discretion.

What does it mean if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials because you own Novelion common shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to vote all of the Instruments of Proxy according to the instructions contained in this Proxy Statement and to follow the instructions for any alternative voting procedures you receive in order to vote all of the shares you own. Each Instrument of Proxy you receive will come with its own prepaid return envelope. If you vote by mail, please make sure you return each Instrument of Proxy in the return envelope that accompanies that Instrument of Proxy.

Can I change my vote after I have voted?

You may revoke your proxy at any time before it is exercised at the Annual Meeting. A proxy may be revoked by voting in person at the Annual Meeting, by an instrument in writing stating that the proxy is revoked and signed and delivered as follows, or in any other manner provided by law. In order to revoke your proxy:

•
the instrument revoking the proxy must be signed by you or by the person to whom you have granted a power of attorney in writing. If the shareholder is a corporation, the instrument of revocation must be signed under that corporate shareholder’s corporate seal or by a duly authorized officer or attorney of the corporation; and

•
the instrument revoking the proxy must be (i) delivered to Novelion’s registered and records office c/o Norton Rose Fulbright, 1800 - 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3, on or before Wednesday, August 8, 2018 at 2:00 PM (Eastern Time)/11:00 AM (Pacific Time) or the last business day preceding the date of any adjournment of the Annual Meeting at which the proxy is to be voted, or (ii) deposited with the Chair of the Annual Meeting on the date of the Annual Meeting or any adjournment of it before the taking of any vote in respect of which the proxy is to be used.

•
If your shares are held in the name of an intermediary such as a brokerage firm, securities dealer, trust company, bank or other nominee institution, you may change your vote by submitting new voting instructions to your intermediary, as applicable. You will need to contact your brokerage firm, securities dealer, trust company, bank or other nominee institution to learn how to make that change.

Who will tabulate the votes?

Our transfer agent, Computershare, will tabulate votes cast by proxy by an automated system. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by us to act as scrutineer for the Annual Meeting.

Who pays the cost of the proxy solicitation?

This solicitation is made on behalf of the Novelion Board. We will pay the cost of soliciting these proxies, including the printing, handling and mailing of the proxy materials. Copies of these materials will be given to brokerage firms, securities dealers, trust companies, banks and other institutions that hold our shares that are beneficially owned by others. We will reimburse these brokerage firms, securities dealers, trust companies, banks and other institutions for their reasonable out‑of‑pocket expenses in forwarding proxy materials to beneficial owners of our shares. Proxies may be solicited by certain directors, officers and employees of Novelion personally or by telephone, mail, facsimile or e‑mail. No additional compensation will be paid to directors, officers or other Novelion employees for soliciting proxies. We plan to engage a proxy solicitation firm to assist in soliciting proxies by personal interview, telephone, mail, facsimile or e‑mail for a fee; if we do engage such a firm, we expect that the fee would be approximately $15,000, plus expenses.

How can shareholders submit proposals for Novelion’s next Annual General Meeting?

Under U.S. securities laws, the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2019 annual general meeting of shareholders is March 14, 2019. Proposals must be sent to our registered office at c/o Norton Rose Fulbright, 1800 - 510 West Georgia Street, Vancouver, British Columbia, Canada V6B 0M3.

Under the BCBCA, a proposal for a matter for consideration at the 2019 annual general meeting of shareholders must be received at our registered office at the address above on or before May 9, 2019. For a proposal under the BCBCA to be valid, it must be in writing, accompanied by the requisite declarations and signed by the submitter and qualified shareholders who at the time of signing are the registered or beneficial owners of shares that, in the aggregate, (i) constitute at least 1% of the issued shares of Novelion that have the right to vote at general meetings, or (ii) have a fair market value in excess of $2,000. For the submitter or a qualified shareholder to be eligible to sign the proposal, that shareholder must have been the registered or beneficial owner of Novelion shares that carry the right to vote at general meetings for an uninterrupted period of at least two years before the date the proposal is signed, among other requirements.

Shareholders are permitted to nominate individuals for election as directors under and if they comply with the provisions of our Advance Notice Policy, which is available on our website by following the link to such policy at: http://ir.novelion.com/corporate-governance.cfm. To be timely submitted for consideration for election at an annual general meeting of shareholders, nominations must be received at our registered office at the address above not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, the nomination may be delivered not later than the close of business on the tenth day following the notice date.

CORPORATE GOVERNANCE

Overview of Our Corporate Governance Principles

We believe that effective and transparent corporate governance is critical to our long‑term success and our ability to create value for our shareholders. The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. We review our corporate governance policies periodically, monitor emerging developments in corporate governance and update our policies and procedures when our Board determines that it would benefit Novelion and our shareholders to do so. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, The NASDAQ Global Select Market (“Nasdaq”) Listing Standards, and our organizational documents.

Our corporate governance guidelines can be found at http://ir.novelion.com/corporate-governance.cfm. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

We maintain a corporate governance page on our website that includes key information about our corporate governance practices, including our Global Code of Conduct (the “Code of Conduct”), the charters for the Audit Committee, the Compliance Committee, the Corporate Governance and Nominating Committee and the Compensation Committee, all of which can be found at Novelion’s website at www.novelion.com by clicking on “Corporate Governance” under “Investors.” These documents will also be provided without charge to any shareholder who requests them.

Disclosure Practices

Novelion has in place disclosure controls and procedures to ensure Novelion meets its information disclosure obligations on a timely basis. These disclosure controls and procedures are evaluated on an ongoing basis, not less than quarterly, to ensure the controls and procedures allow Novelion to accomplish this objective. To implement and review our disclosure controls and procedures, management of Novelion established a Disclosure Committee. The disclosure controls and procedures include procedures for ensuring prompt and effective communication of any material or reportable event to the appropriate executives, and also for designating those individuals within Novelion responsible for preparing, reviewing and approving the content of any disclosure.

Code of Conduct

Novelion has adopted the Code of Conduct which is applicable to all directors, officers and employees of Novelion and its affiliates. As further described in the charter of the Audit Committee, the Audit Committee is responsible for reviewing, at least on an annual basis and with management and its principal financial and accounting officer, compliance with the Code of Conduct, the adequacy of and any requests for waivers under the Code of Conduct and to make recommendations to the Board with regard to any waiver sought with respect to any executive officer or director. As further described in the charter of the Compliance Committee, the Compliance Committee is responsible for reviewing and assessing the adequacy of the Code of Conduct periodically, but at least annually, and to recommend any proposed changes to the Board for approval.

The Code of Conduct and the charters of the Board’s standing committees, including the Audit Committee and the Compliance Committee, are available on Novelion’s website at www.novelion.com. We intend to disclose on our website any amendment or waiver of a provision of the Code of Conduct that is required to be disclosed by applicable SEC rules and regulations.

Novelion complies with the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) that deal with conflict of interest situations. Novelion, through directors’ and officers’ questionnaires and other systems, also gathers and monitors relevant information in relation to potential conflicts of interest that a director or officer may have. As part of these systems, Novelion adopted a Related Party Transaction Policy, under which the Audit Committee will review and pre-approve or otherwise ratify all Novelion “interested transactions,” including, with certain exceptions, any transaction, arrangement or relationship in excess of $50,000 in value in any calendar year and of which a “related person” has or will have a direct or indirect interest. A “related person” includes Novelion’s executive officers, directors and nominees for director, greater than 5% beneficial owners, and their respective associates, affiliates and immediate family members.

Gender Diversity

The Board has adopted a policy to reflect its commitment to diversity and inclusion in all levels in the workplace and on the Board (the “Diversity Policy”). While the Diversity Policy does not specifically target the identification and nomination of women directors or nomination of directors of a particular race, ethnicity or culture, it does require the Board and the Corporate Governance and Nominating Committee to consider diversity as an element in the overall selection criteria of new Board members and executive officer appointments.

Specifically, the Board and the Corporate Governance and Nominating Committee are tasked with considering diversity (including gender, as well as age, geography, members of minority groups and persons with disabilities) as an element in the identification and selection criteria and when reviewing qualified candidates for recommendation for appointment or election to the Board and as executive officers.

The Diversity Policy requires that each year the Company report on the proportion of female and minority personnel at the Company, in senior executive positions and on the Board in the Company’s proxy statement. As of December 31, 2017, (a) one of the Company’s six executive officers was female and none of such executive officers identified themselves as part of a minority group, (b) one of the Company’s nine Board members was female and none of the Board members identified themselves as belonging to a minority group, and (c) of the non‑executive employees of the Company and its subsidiaries, approximately 54% were female. Approximately 21.6% of the U.S.-based non‑executive employees of the Company and its subsidiaries identified themselves as belonging to a minority group.

The Company does not support the adoption of quotas as the Board believes that quotas do not necessarily result in the selection of the best candidates and, accordingly, no specific targets have been set for female Board members or female executive officers. The Board will proactively monitor the Company’s annual and cumulative progress in meeting the standards outlined in the Diversity Policy. While qualifications and experience were the key considerations, increasing gender diversity on our Board was a factor in seeking candidates to fill the vacancy that was ultimately filled by Suzanne Bruhn last year.

Mandate of the Board and the Chair of the Board

Our Board is responsible for the supervision of the management of the business and affairs of Novelion, the stewardship of Novelion and the enhancement of shareholder value. The Board has adopted a written Mandate, which is applicable to all directors, and which has formalized its position on corporate governance. The Board has also developed a written mandate regarding the position of Chair of the Board, which is detailed in the Mandate of the Chair of the Board and described below under the heading “Board Leadership Structure.” The Mandate of the Board, which is incorporated by reference into this Proxy Statement and which is available on SEDAR at www.sedar.com, and the Mandate of the Chair of the Board are each available on our website at www.novelion.com. Copies of each will be provided without charge to any shareholder who requests them by writing to “Novelion Investor Relations,” c/o Norton Rose Fulbright, 1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada. The Corporate Governance and Nominating Committee of the Board is charged with reviewing and ensuring that good corporate governance practices and the Mandate of the Board are followed. The Corporate Governance and Nominating Committee is also responsible for reviewing and, if determined appropriate, updating the Mandate of the Board.

From November 7, 2017 to July 2, 2018, we maintained an Executive Committee of the Board to oversee Company leadership, consisting of Jeffrey Hackman, our Executive Vice President (“EVP”), Chief Operating Officer and Interim Chief Executive Officer (“CEO”), on an ex officio basis, Jason Aryeh, former Chair of the Board, and Mark Corrigan, who was appointed Executive Chair of the Board on July 2, 2018. Given the changes to the leadership on our Board and the stabilization of our management team and Dr. Corrigan’s appointment as Executive Chair, the Board disbanded the Executive Committee on July 2, 2018. Our Nominating and Corporate Governance Committee is responsible for developing succession plans for the CEO and reviewing such plans periodically. Under the Board’s written Mandate, the Board is also responsible for succession planning for the CEO, and for discussing with the CEO succession plans for other senior management personnel. The CEO is responsible for recommending and then implementing the corporate strategy approved by the Board and for managing Novelion’s business with the objective of meeting the corporate goals. The Board reviews, approves and documents in writing the annual corporate goals and objectives that the CEO is responsible for meeting each year, and the Board, together with the Compensation Committee, will assess the performance against those goals. The Board has not developed a written position description for the CEO.

During 2017 and beyond, the Board kept informed of the business through open discussions with and reports from the CEO and the Executive Committee of the Board, key members of management, and key advisors. The Board also keeps itself informed by reviewing documents, such as detailed periodic management reports and quarterly financial statements, during Board meetings, through presentations of management and materials distributed in advance of such meetings, and through periodic reports given to the full Board from each of Novelion’s standing committees. Novelion’s directors have access to all books, records and reports upon request, and members of its management are available at all times to answer any questions.

Role of the Board in Risk Oversight

The Board is actively involved in overseeing risk management for Novelion. In accordance with the Mandate of our Board, the Board, as a whole, oversees the development and application of policies regarding corporate governance, and is responsible for adopting the corporate strategies and plans for Novelion’s business, identifying the principal risks of Novelion’s business and ensuring the implementation of the appropriate systems to manage these risks, overseeing compliance with applicable laws and regulations, overseeing the integrity of Novelion’s internal controls, disclosure procedures and management information systems, and maintaining a continuing dialogue with senior management in order to ensure Novelion’s ability to respond to changes, both internal and external, which may affect its business operations from time to time. This oversight is also conducted through standing committees of the Board. The Board receives full reports from each committee Chair regarding the committee’s consideration and actions. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include financial reporting, compliance, compensation and operations, as summarized below.

The Audit Committee reviews and discusses with management significant financial risks and the actions management has taken to monitor and mitigate potential exposures. The Audit Committee also assesses other areas of enterprise risk exposure, such as the disclosure controls and procedures, internal controls over financial reporting, whistleblower procedures and information technology systems.

The Compliance Committee oversees that management has established, documented and maintained an adequate system of risk management as it relates to Novelion’s policies and procedures with respect to risk assessment and risk management, and the Company’s programs and controls for compliance with applicable legal and regulatory requirements.

The Corporate Governance and Nominating Committee oversees risk management as it relates to, among other things, the development and assessment of our corporate governance framework and CEO, Board and Chair succession, including board and committee nominations, membership and standards, and potential conflicts of interest.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and incentive compensation programs for other employees, which are discussed in detail in the “Compensation Discussion and Analysis” section below. This includes a review of our material compensation policies and practices under which the Compensation Committee concluded that these policies and practices are not reasonably likely to have a material adverse effect on Novelion. We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Leadership Structure

We operate under a corporate governance structure where the Chair of the Board and the CEO are separate positions held by different individuals. Due to the demands of each position, we believe separating these roles enhances the ability of each to discharge his duties and fosters more accountability. We expect to maintain separate positions for the Chair and the CEO because we believe that having the Board operate under the leadership and direction of a Board member who is independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities. Once we have recruited a new CEO, we intend to maintain fully separate positions for the Chair and the CEO.

Board Attendance

It is a policy of the Board to encourage directors to attend regular Board meetings, Board committee meetings on which they serve and each annual general meeting of the shareholders. Each of the incumbent directors of the Board attended at least 75% of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2017. Other than Mary Szela, our former CEO, no directors who served on the Board as of the time of our 2017 annual general meeting on June 28, 2017 (the “2017 Annual Meeting”) attended the meeting.

The Board held 12 meetings (in person or by teleconference) in 2017. During the period from January 1, 2017 to December 31, 2017, attendance by the directors at meetings of the Board was as follows:

Director	Board Meetings
Jason Aryeh	12 of 12
Dr. Suzanne Bruhn	4 of 5*
Mark Corrigan, M.D.	10 of 10*
Mark DiPaolo	7 of 7*
Kevin Kotler	12 of 12
John Orloff	7 of 8*
Dr. Stephen Sabba	12 of 12
Donald K. Stern	12 of 12
John C. Thomas, Jr.	12 of 12
Dr. Geoffrey Cox	4 of 5**
Dr. Jorge Plutzky	3 of 5**
Sandford Smith	2 of 2**
Mary Szela	7 of 8**
Anne VanLent	3 of 4**

*    Dr. Corrigan was appointed to the Board on March 30, 2017, Dr. Orloff was appointed to the Board on July 1, 2017, Mr. DiPaolo was appointed to the Board on August 2, 2017 and Dr. Bruhn was appointed to the Board on October 1, 2017.

**    Mr. Smith resigned from the Board on March 30, 2017, Dr. Cox resigned from the Board on July 31, 2017, Dr. Plutzky resigned from the Board on August 1, 2017, Ms. VanLent’s term expired at our 2017 Annual Meeting on June 28, 2017, and Ms. Szela resigned from the Board on November 7, 2017.

Orientation and Continuing Education Programs

It is the intention of the Board that as and when a new Board nominee is appointed, the Board will ensure that a program of orientation and education is provided for the nominee, including, but not limited to, information on our corporate history, copies of past minutes of meetings of the Board and the Mandate of the Board, and information regarding our business and operations. The Corporate Governance and Nominating Committee is responsible for reviewing the current orientation and education program and recommending and initiating improvements to this program as warranted. As part of the ongoing commitment of the Board to effective governance and director continuing education, our directors are encouraged to periodically attend accredited courses on current trends in corporate governance and other relevant areas.

Outside Advice

Each of the Audit Committee, the Compensation Committee, the Compliance Committee and the Corporate Governance and Nominating Committee has the authority to engage external advisors as set forth in each of their respective charters.

Director and Officer Liability Insurance

We maintain directors’ and officers’ liability insurance coverage through a policy covering Novelion and its subsidiaries. This insurance provides coverage for indemnity payments made by Novelion to our directors and officers as required or permitted by law for losses, including legal costs, incurred by our directors and officers in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by Novelion. The insurance coverage for our directors and officers has customary exclusions, including those acts determined to be uninsurable under law, deliberately fraudulent or dishonest, or that have resulted in personal profit or advantage.

Minimum Share Ownership Guidelines for Directors

The Board believes it to be in the best interests of our shareholders to specify a minimum level of equity holdings in Novelion by each independent director to further align the interests of our Board and shareholders. As a result, following consultation with Radford, we adopted share ownership guidelines for our non-employee directors (as well as our executives, as described in the "Executive Compensation - Compensation Framework: Policies and Process - Compensation Governance and Practices" section within the "Compensation Discussion & Analysis" section of this Proxy Statement). Under these guidelines, non-employee directors are encouraged to acquire (if not already held) a number of common shares or share equivalents of Novelion equal to three times the annual retainer. The share ownership guidelines must be satisfied within five years from the date the director joins the Board and 50% of all shares issued to a director under vested equity awards must be held until such time as the guidelines are satisfied. The implementation of share ownership guidelines is consistent with corporate governance best practices.

Vested in-the-money stock options, vested shares and vested deferred stock units (“DSUs”), as well as shares held by a director’s spouse, child or an affiliated fund, if such shares are deemed beneficially owned by the director, are counted towards fulfilling the guidelines. Unvested stock options and restricted stock units are not counted towards fulfilling the guidelines.

The value of the shares owned for the purposes of fulfilling the share ownership guidelines is determined as the greater of the acquisition cost or the market value at the time of the determination. Compliance with the share ownership guidelines is evaluated on an annual basis by the Corporate Governance and Nominating Committee.

Our share ownership guidelines for our NEOs are described below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Director Nomination Process

To assist with director nominations, the Board has delegated the director selection and nomination process to the Corporate Governance and Nominating Committee. In evaluating prospective nominees, the Corporate Governance and Nominating Committee looks for the following minimum qualifications: experience at a strategic or policy‑making level in a business, government, non‑profit or academic organization of high standing; accomplishments in his or her respective field with superior credentials and recognition; high standards of integrity, ethics, commitment and independence of thought and judgment; significant business or professional experience or a demonstrated exceptional understanding of the pharmaceutical industry or other disciplines relevant to the business of the Company; sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and, to the extent a nominee serves or has previously served on other boards, a demonstrated history of active contribution to board meetings. In evaluating prospective nominees (which process involves interviews and background checks), the Corporate Governance and Nominating Committee also takes into account shareholder support of prospective nominees in previous director elections of the Company, any direct experience in the pharmaceutical industry or markets in which the Company operates and any experience as a board member of other public companies. All nominees are selected with a view to the best interests of Novelion as a whole.

To foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Corporate Governance and Nominating Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and Novelion’s objectives. In searching for a new director, the Corporate Governance and Nominating Committee identifies particular areas of specialization that it considers beneficial, in addition to the general qualifications, having regard to the skill sets of the other members of the Board. Further, in accordance with the Diversity Policy, while the Company does not support the adoption of quotas, management and the Board will consider diversity as an element of the overall selection criteria of candidates. All nominations proposed by the Corporate Governance and Nominating Committee are subject to the approval of the Board. Potential nominees are interviewed in person before any nomination is recommended to the Board.

The Corporate Governance and Nominating Committee may retain the assistance of a recruiting firm to assist it in identifying and recruiting candidates who possess the desired qualifications. The Corporate Governance and Nominating Committee may also involve other members of the Board or other Board committees, or members of the Company’s executive management, to assist it with the recruitment of new directors.

The Board will also consider any director nominees proposed by shareholders. Shareholders may submit nominations to the Board by addressing a communication to the Chair of the Corporate Governance and Nominating Committee and providing sufficient information to the Corporate Governance and Nominating Committee to permit it to conduct an assessment of the qualifications of the proposed nominee, including biographical information about the candidate and his or her professional experience, confirmation of the candidate’s willingness to serve as a director, and complete contact information for the candidate and the nominating shareholder. The method by which a shareholder may communicate with the Corporate Governance and Nominating Committee are set out in the Security Holder Communications Policy which can be found on Novelion’s website at www.novelion.com. As a matter of policy, the Corporate Governance and Nominating Committee is committed to giving due and fair consideration to proposed nominations submitted by shareholders using the same criteria and processes as other nominations that come before it.

The Board has also adopted an amended and restated advance notice policy (the “Advance Notice Policy”) for the receipt of nominations to the board in advance of annual general or special meetings of shareholders, as applicable. For more details with respect to the Advance Notice Policy, see “Novelion Proposal No. 1: Election of Directors - Advance Notice Policy.”

Term and Age Limits

The Board has not adopted policies imposing any term or retirement age limit in connection with individuals nominated for election as directors because the Board considers the assessments of the contributions of individual directors and its annual review process to be more effective than term limits or other mechanisms of Board renewal, such as setting a mandatory retirement age. The Board strives to achieve a balance between the desire to have a depth of institutional experience from its members, on the one hand, and the need for renewal and new perspectives, on the other hand.

Independence of Directors

To ensure that we maintain good and objective governance, the Board strives to maintain strong independence from management. In determining whether directors are independent, each year the Board considers and discusses the nature and materiality of all direct or indirect relationships between each director, or nominee, and Novelion, including any family or business relationships, for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Under the applicable Canadian and U.S. securities laws, a relationship is considered material where that relationship could, in the view of the Board, reasonably interfere with the exercise of the director’s independent judgment. A director who also serves as CEO, or, depending on duration of term, interim CEO, of a company would be considered a non‑independent director of that company under applicable Canadian and United States securities laws. As a result, and in connection with its annual review of the nature and materiality of all direct or indirect relationships between each director and Novelion and its subsidiaries, the Board has determined that none of its directors, other than Dr. Orloff (a former Executive Vice President of Novelion), has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the independence standards of Nasdaq and the SEC rules and regulations. In addition, the Board has determined that each director who served as a member on each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee during 2017 was “independent” within the meaning of our director independence standards and the independence standards of Nasdaq and the SEC, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and National Instrument 52-110 - Audit Committees.

Executive Session of Independent Directors

The independent members of the Board periodically meet without management and non‑independent directors present during sessions following Board meetings (unless the independent directors determine such a session is not required).

Assessments

The Board has adopted an annual formal assessment process with respect to performance of the Board and its committees. The Board as a whole considers the contributions and performance of the Board and each of its committees by conducting a performance review questionnaire. The Board uses this assessment to determine whether additional expertise is required to ensure that the Board is able to discharge its responsibilities and individuals with specific skill sets are identified. During the fourth quarter of 2017, our Board, with the assistance of Goodwin Procter LLP, conducted one-on-one interviews and discussions to assess the Board’s performance. These one-on-one sessions focused on an assessment of the structure, process, and culture of the Board and its committees, with particular focus on changes to the enterprise’s needs following the November 2016 merger of Aegerion Pharmaceuticals, Inc. (“Aegerion”) with and into Isotope Acquisition Corp., our indirect wholly-owned subsidiary (the “Merger”) and recent challenges faced by the Company. The sessions also addressed appropriate Board size, committee composition and the functional, business and organizational skills that may be required of future Board members.

Compensation Committee Interlocks and Insider Participation

During 2017, none of the members of the Compensation Committee is or was previously an officer or employee of Novelion or has any relationships requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

None of Novelion’s executive officers served during 2017 as members of the Compensation Committee or board of directors of any entity that had one or more executive officers serving as a member of the Novelion Compensation Committee or Novelion Board.

John C. Thomas, Jr. is a director and the Chair of the Audit Committee and member of the Compensation Committee of Novelion. Mr. Thomas is also the Chief Financial Officer and Secretary of CorMatrix Cardiovascular, Inc. (“CorMatrix”). Jason Aryeh was a member of the Board of Directors and Compensation Committee of CorMatrix until March of 2017 and as such, he participated in compensation decisions about Mr. Thomas and CorMatrix’s other executive officers. Mr. Aryeh, who served as the Chair of the Board for 2017, has not at any time received compensation from Novelion other than for his service in his role as a director of Novelion as described in the “Director Compensation” section of this Proxy Statement.

Communicating with the Board of Directors

Our Board of Directors has approved a Security Holder Communications Policy that can be found on our website at www.novelion.com. Pursuant to this policy, shareholders who wish to address questions regarding our business directly with our Board of Directors as a whole, or with any individual director, should direct his or her questions in writing to the attention of the Secretary of Novelion at:
Novelion Therapeutics Inc.
c/o Norton Rose Fulbright
1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada

Communications will be distributed to our Board of Directors, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communications.

Shareholders and other interested persons may submit concerns regarding accounting matters by following the instructions for making a report published in the Corporate Governance subsection of the Investors section of our website.

Board of Directors and Board Committees

The Board has a standing Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee and Compliance Committee. From time to time, the Board has and may establish special committees to assist the Board with respect to certain matters.

Set forth below is a chart indicating, by committee, each standing committee’s current members and the key functions of the committees.

Committee	Members	Key Functions
Audit
John C. Thomas, Jr.*
Mark Corrigan
Stephen Sabba

The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Thomas as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

- Appoints, approves the compensation, and assesses the independence of our independent registered public accounting firm;
- Pre‑approves audit and permissible non‑audit services to be provided by our auditors and the terms of these services;
- Reviews and recommends to the Board the approval of the audited financial statements; reviews and approves the interim financial statements and earnings releases prior to filing;
- Coordinates the oversight and reviews the adequacy of our internal controls over financial reporting and our disclosure controls and procedures;
- Oversees our accounting and financial reporting practices;
- Reviews the management of corporate financial risks and related party transactions in accordance with Novelion’s Related Party Transaction Policy;
- Establishes, oversees and periodically assesses the procedures for the receipt and retention of complaints and concerns regarding accounting, internal accounting controls, or auditing;
- Reviews, at least annually with management, compliance with our Code of Conduct;
- Establishes procedures regarding the receipt, retention and consideration of any report of evidence of a material violation of applicable U.S. or Canadian securities laws or a material breach of fiduciary duty by our directors, officers, employees or agents, and initiates and oversees any investigations arising therefrom;
- Reviews and assesses the adequacy of the Audit Committee Charter annually and recommends to the Board any amendments or modifications that the Audit Committee deems appropriate;
- Reviews, discusses, and assesses the Audit Committee’s performance as well as its role and responsibilities at least annually, seeking input from senior management, the Board, and others as the Audit Committee deems appropriate.

Committee	Members	Key Functions
Corporate Governance and Nominating
Kevin Kotler*
Mark DiPaolo
Donald K. Stern

The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules.

- Develops and recommends to the Board criteria for identifying, selecting and evaluating nominees for appointment or election as members of the Board and committee members;
- Identifies, considers and recommends to the Board qualified individuals for nomination for election or to fill Board vacancies;
- Considers director nominees recommended by shareholders, and oversees the Company’s policies and procedures with respect to these nominations;
- Retains and oversees search firms used to identify director candidates, legal counsel or other advisers, including approval of their fees and terms of retention;
- When required, expeditiously considers any resignation tendered by a director pursuant to the Company’s Majority Voting Policy in accordance with the provisions of such policy and recommends to the Board whether to accept, delay accepting or reject such resignation;
- Reviews annually the Corporate Governance and Nominating Committee’s Charter and each of the Mandate of the Board and the Mandate of the Chair of the Board, and recommends changes to the Board;
- Develops, oversees and reviews Board governance principles and the effectiveness of corporate governance for recommendation to the Board;
- Evaluates the size, composition and structure of the Board and Board committees for recommendation to the Board;
- Develops and oversees the Board continuing education program and the orientation program;
- Coordinates and oversees an annual process to assess the effectiveness of the Board and individual members of the Board;
- Develops succession plans for the Chair of the Board and the CEO; and
- Reviews compliance with share ownership guidelines by members of the Board and executive officers.

Committee	Members	Key Functions
Compensation	Stephen Sabba* Suzanne Bruhn John C. Thomas, Jr. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules.
- Reviews and recommends to the Board the corporate goals relevant to the compensation of the CEO, and evaluates and makes recommendations to the Board concerning the performance of the CEO against those goals;
- Considers any risks associated with proposed CEO compensation arrangements and potential ways to mitigate such risks;
- Determines the compensation and employment agreement terms for all executive officers of the Company;
- Reviews and makes recommendations to the Board concerning the director compensation program;
- Provides oversight of management’s decisions regarding the compensation of senior management;
- Manages, administers, reviews and makes recommendations to the Board with respect to short and long‑term incentive‑based compensation plans and equity‑based plans;
- Manages and administers all equity‑based plans, and reviews and makes recommendations with regard to policies and procedures for the grant of equity‑based awards;
- Reviews, discusses with management and recommends the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement or Form 10‑K;
- Develops and proposes share ownership guidelines for members of the Board and executive officers;
- Reviews and assesses the adequacy of the Compensation Committee Charter annually and submits any proposed changes to the Board for approval;
- Performs an annual performance evaluation of the Compensation Committee and reports to the Board on the results of such evaluation; and
- Exercises sole authority to retain, terminate and approve any fees and other retention terms of any consulting firm, independent legal counsel or other outside adviser on compensation matters that is to be used by the Company or the Compensation Committee to assist in the evaluation of director, CEO or executive officer compensation.

Committee	Members	Key Functions
Compliance Committee	Donald K. Stern* Mark Corrigan
- Reviews the status of our compliance with relevant laws, regulations and internal procedures (other than those allocated to other committees);
- Oversees that management has established, documented and maintained, and periodically reevaluates, its policies and procedures to assure that an adequate system of compliance and risk management is functioning within the Company;
- Receives periodic (at least annual) presentations by management summarizing the Company’s programs and controls for compliance with legal and regulatory requirements;
- Receives regular reports from our General Counsel and Chief Compliance Officer on key legal and compliance matters, and provides guidance and oversight on such matters;
- Oversees the implementation of the Company’s compliance program with respect to companies acquired by the Company or in which the Company has controlling interest;
- Reviews reporting chains that seek to provide a protected channel for reporting compliance related concerns to management and the Board;
- Receives in its discretion reports from management on employee training and internal messaging regarding Novelion’s commitment to behavior and practices that comply with our compliance policies and applicable laws and regulations, as well as our efforts to promote a culture focused on compliance;
- At least annually, receives a report from management regarding the results of risk management reviews and assessments, as well as any significant compliance investigations and disciplinary actions;
- Receives reports on internal investigations or government or regulatory actions that may cause significant financial or reputational damage to the Company or that otherwise indicate a significant compliance or regulatory issue;
- Recommends to the Board or any relevant committee of the Board corrective actions or programs directed at resolving issues of non‑compliance or encouraging a culture focused on compliance, including the terms and objectives of incentive compensation plans and any recommendations regarding the extent, if any, to which incentive‑based compensation should be reduced or restructured in response to issues regarding risk management and compliance;
- At least annually, reviews and assesses the adequacy of the Code of Conduct;
- At least annually, reports to the Board on (i) the Company’s compliance functions, (ii) relevant compliance issues involving the Company of which the Compliance Committee has been made aware, including a summary of the results of any compliance investigations conducted by the Company, (iii) any potential patterns of non‑compliance identified within the Company, (iv) any significant disciplinary actions against any employee, and (v) any other issues that may reflect any problems in compliance or regulatory matters exposing the Company to substantial compliance risk;
- Reviews and assesses the adequacy of the Compliance Committee Charter on a periodic basis and submits any proposed changes to the Board for approval; and
- Performs an annual performance evaluation of the Compliance Committee and reports to the Board on the results of such evaluation.

*	Chair

Committee Chairs

The Board has not developed written position descriptions for the Chair of each of the committees of the Board. The Chair of each committee has accepted leadership responsibilities of the committee including setting the agenda for and chairing the meetings, liaising with management as appropriate, as well as for ensuring fulfillment of the mandate set out in the charters of the committees.

COMPENSATION OF DIRECTORS
Director Compensation

Overview

The compensation program for our non-employee directors is intended to fairly compensate each director for the time and effort required of a non-employee director based upon the size and complexity of our business, as well as, through an equity component of the program, to further align the interests of our non‑employee directors with those of our shareholders. The amount and form of non-employee director compensation is reviewed periodically by the Compensation Committee, with any resulting recommendations made to the Board, to ensure that such compensation accurately reflects the responsibilities and risks of being an effective director.

To assist in its evaluation of director compensation, the Compensation Committee has the authority to retain independent compensation consultants. In December 2016, after the Merger, the Compensation Committee asked Radford to assess our non-employee director compensation practices, including cash compensation, equity compensation, stock ownership guidelines and equity award vesting features against the market, and to recommend compensation for 2017. In doing such assessment, Radford utilized data consistent from the December 2016 Peer Group (as defined below in this Proxy Statement under the heading “Compensation Discussion and Analysis”). Based on such data, the Compensation Committee reviewed our non-employee director compensation program, which was then reviewed and approved by the Board (the “December 2016 Director Compensation Review”). In February 2018, the Compensation Committee asked Radford to review the levels of cash and equity compensation for non-employee directors based on our August 2017 Peer Group (as defined below in this Proxy Statement under the heading “Compensation Discussion and Analysis” and such review, the “February 2018 Director Compensation Review”). In light of that assessment, the Compensation Committee and the Board approved the increases to non-employee director compensation described below to bring our overall non-employee director compensation package more in line with peer group and market practices. The results of the December 2016 Director Compensation Review and the February 2018 Director Compensation Review are described below.

The Compensation Committee’s philosophy on director compensation is to align the level of non-employee director compensation with that used for our executive officers. As a result, the Compensation Committee targets the market 50th percentile for all non-employee director pay elements and provides a mix of cash and equity compensation to motivate the right balance of short-term and long-term decision making. The key decisions resulting from the December 2016 Compensation Review were as follows:

–
Continue to provide cash compensation in the form of annual retainers and make no changes to cash compensation given that the aggregate cash compensation, taking into account annual retainers for Board and Board committee service is slightly below the market 50th percentile;

–
Provide equity compensation in the form of stock options and provide initial stock option awards, vesting over three years and annual stock option awards, vesting in full after one year, in each case, aligned with the market 50th percentile; and

–	To implement stock ownership guidelines for directors, as described below.

The key decisions resulting from the February 2018 Compensation Review were as follows:

–	Maintain the same levels and type of cash compensation for non-employee directors; and

–
Continue to use stock options as the form of equity award for non-employee directors and to increase the number of stock options for the initial and annual awards to be aligned between the 50th and 75th market percentile, given that the cash compensation actually delivered to each non-employee director is below the 50th market percentile.

The non‑employee directors receive cash and equity‑based compensation for their services on the Board as described below.

Cash Compensation

The cash compensation component of our non-employee director compensation program includes annual cash Board and committee member or Chair position retainers. Non-employee directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings, in accordance with our policies, and reimbursement for preparation of annual Canadian tax returns. Non-employee director retainers are paid to the Board quarterly in arrears.

Fees payable to our non‑employee directors for the standing committees described above in 2017 were as follows:

Nature of Board Duty	Fee (US$)
Annual Board Retainer Fee:
- for all directors	$40,000
- additional retainer for Chair of the Board	$40,000
Additional Annual Retainer Fee for Chair of the:
- Audit Committee	$20,000
- Compensation Committee	$15,000
- Corporate Governance and Nominating Committee	$10,000
- Compliance Committee	$20,000
Additional Annual Retainer Fee for Non-Chair Member of the:
- Audit Committee	$10,000
- Compensation Committee	$7,500
- Corporate Governance and Nominating Committee	$5,000
- Compliance Committee	$10,000
Additional fee to perform Board or committee business (other than attendance at a Board or committee meeting) at the specific request of the Board or relevant committee:
- if no out-of-town travel is required	$1,500
- if out-of-town travel is required	$3,000
Fee to Novelion Board member for attending operating subsidiary Board meeting as a member of the Board of the operating subsidiary (whether in person or by telephone)	$1,500

In addition, non-employee directors are generally entitled to receive annual cash retainers and other fees for service on any ad hoc or other standing committees that the Board may establish from time to time commensurate with the level of efforts expected to be undertaken by such committee (which may also include an increased retainer fee for the chair of any such committee). On June 6, 2018, the Board approved a special one-time payment of $70,000 to each of Dr. Corrigan and Mr. Aryeh for their service on the Executive Committee of the Board from November 2017 through May 2018.

Equity‑Based Compensation

In addition to cash compensation, our non‑employee directors also receive equity‑based compensation to ensure that their interests are aligned with those of our shareholders.

Non-employee directors are eligible to receive grants of stock options and restricted stock units under our Equity Incentive Plan (as defined below in this Proxy Statement under the heading “Compensation Discussion and Analysis”). We also maintain a nonqualified deferred compensation arrangement for our non-employee directors, in the form of DSUs (as defined below in this Proxy Statement under the heading “Compensation Discussion and Analysis”), which are converted to cash only when a director ceases to be a member of the Board; DSUs have not been granted since the Merger. The Compensation Committee’s objective in recommending the grant of equity awards to non-employee directors is to provide a reasonable, market-based incentive for directors to deliver increased value to shareholders. As noted above, the Compensation Committee recommended that the Board’s equity grants to non-employee directors be comprised solely of stock options, as stock options are an effective way to align the interests of the non-employee directors with those of the shareholders because they provide value only if the value of our common shares increases.

Equity grants to the non-employee directors typically occur upon appointment and annually, promptly following each annual general meeting of shareholders. In December 2016, following consideration of the data from the December 2016 Peer Group, and upon recommendation of the Compensation Committee, the Board approved a grant of 9,600 stock options to each then non-employee director. The stock options were granted with an exercise price per share equal to the closing price of our common shares on the grant date, and vest in 36 equal monthly installments commencing on the monthly anniversary of the grant date, subject to continued service on our Board through each applicable vesting date. The grant was positioned at the 50th percentile of the data used from the December 2016 Peer Group at a grant size for an initial grant, which equated to 1.5 times the size for a typical annual grant. The timing of this grant was aligned with the timing of the equity awards to our then new executive team and employees following the Merger. In addition, upon their appointments to the Board during 2017, Dr. Corrigan, Dr. Orloff, Dr. Bruhn and Mr. DiPaolo each received initial grants of 9,600 stock options, with an exercise price per share equal to the closing price of the Company’s common shares on their respective grant dates, and which vest in 36 equal monthly installments commencing on the monthly anniversary of the grant date, subject to continued service on our Board through each applicable vesting date.

The Board, upon the recommendation of the Compensation Committee, elected to not make annual stock option awards to non-employee directors in 2017. This decision was made to align non-employee director equity compensation with the equity compensation of our executive officers, who also did not receive equity awards during the first quarter 2017 annual performance cycle, and because the non-employee directors received stock option awards in December 2016 following the Merger.

During 2017, Mr. Smith, Dr. Cox and Dr. Plutzky resigned from the Board and Ms. VanLent did not stand for re-election at the Company’s 2017 Annual Meeting. In connection with the expiration of their respective service as directors, the Board approved the accelerated vesting of the then outstanding stock options held by each such former director as of their respective last dates of service.

The following table provides information regarding the compensation earned by our non‑employee directors in 2017:

Name (1)	Fees Earned or Paid in Cash ($) USD (2)	Option Awards ($) (3)		Total
Jason Aryeh	$121,319	$—		$121,319
Suzanne Bruhn	13,038	28,063		41,101
Mark Corrigan	67,018	42,363		109,381
Mark DiPaolo	19,213	35,013		54,226
Kevin Kotler (4)	61,454	—		61,454
John Orloff (5)	22,500	36,838		59,338
Stephen Sabba	68,070	—		68,070
Donald K. Stern	60,000	—		60,000
John C. Thomas, Jr.	65,625	—		65,625
Geoffrey Cox (6)	20,000	74,261	(7)	94,261
Jorge Plutzky (6)	23,750	36,799	(8)	60,549
Sandford Smith	12,500	9,501	(9)	22,001
Anne VanLent	30,000	41,623	(10)	71,623
	$584,487	$304,461		$888,948

(1)
Mr. Smith resigned from the Board on March 30, 2017, Dr. Cox resigned from the Board on July 31, 2017, Dr. Plutzky resigned from the Board on August 1, 2017 and Ms. VanLent’s term expired at our 2017 Annual Meeting on June 28, 2017. Dr. Corrigan was appointed to the Board on March 30, 2017, Dr. Orloff was appointed to the Board on July 1, 2017, Mr. DiPaolo was appointed to the Board on August 2, 2017 and Dr. Bruhn was appointed to the Board on October 1, 2017.

(2)
Represents the aggregate dollar amount of 2017 fees earned or paid in cash for services as a director, including annual retainer fees and committee fees. As discussed above, on June 6, 2018, the Board approved a special one-time payment of $70,000 to each of Mr. Aryeh and Dr. Corrigan for their service on the Executive Committee of the Board from November 2017 through May 2018. For each of Mr. Aryeh and Dr. Corrigan, the amount in the table includes the portion of such payment earned for his service in 2017 as a member of the Executive Committee.

(3)
For Dr. Bruhn, Dr. Corrigan, Mr. DiPaolo and Dr. Orloff, amounts in this column represent the aggregate grant date fair value of the time-based stock options granted to the relevant director upon his or her appointment to the Board in 2017, calculated in accordance with ASC Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 14 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the non-employee directors upon exercise of the stock options or the sale of any underlying common shares.

(4)	Fees earned by Mr. Kotler are paid to Broadfin Healthcare Master Fund, Ltd.

(5)
Prior to joining our Board, Dr. Orloff served as our Executive Vice President, Research & Development, until his resignation on June 1, 2017. Upon his resignation, his equity awards were cancelled. From January 1, 2017 to June 1, 2017, Dr. Orloff earned $273,115 in salary and received benefits consistent with our other executive officers.

(6)
Cash compensation for Dr. Cox and Dr. Plutzky includes payment in full for their services as a non-employee director, including for Dr. Plutzky, committee fees, for the third quarter of 2017, even though they resigned from their positions as non-employee directors during the third quarter of 2017 (on July 31, 2017 and August 1, 2017, respectively).

(7)
Represents the incremental stock compensation expense recognized from the modification of the vesting of Dr. Cox's stock option awards, in connection with his resignation from his position as a non-employee director on July 31, 2017. The Board approved the acceleration of vesting of Dr. Cox's unvested stock options and an extension of the post-termination exercise period of his stock options from 90 days to one year from his resignation date.

(8)
Represents the incremental stock compensation expense recognized from the modification of the vesting of Dr. Plutzky's stock option awards, in connection with his resignation from his position as a non-employee director on August 1, 2017. The Board approved the acceleration of vesting of Dr. Plutzky's unvested stock options and an extension of the post-termination exercise period of his stock options from 90 days to one year from his resignation date.

(9)
Represents the incremental stock compensation expense recognized from the modification of the vesting of Mr. Smith's stock option awards, in connection with his resignation from his position as a non-employee director on March 30, 2017. The Board approved the acceleration of vesting of Mr. Smith's unvested stock options and an extension of the post-termination exercise period of his stock options from 90 days to one year from his termination date of March 30, 2017.

(10)
Represents the incremental stock compensation expense recognized from the modification of the vesting of Ms. VanLent's stock option awards, in connection with the expiration of her Board term at our 2017 Annual Meeting on June 28, 2017. The Board approved the acceleration of vesting of Ms. VanLent's unvested stock options and an extension of the post-termination exercise period of her stock options from 90 days to one year from June 28, 2017.

Director Awards Outstanding as at December 31, 2017

Name	Total Outstanding Stock Options	Total Outstanding DSUs (1)
Jason Aryeh	29,600	11,360
Dr. Suzanne Bruhn	9,600	—
Dr. Mark Corrigan	9,600	—
Mark DiPaolo	9,600	—
Kevin Kotler	9,600	—
Dr. John Orloff	9,600	—
Stephen Sabba	19,600	5,680
Donald K. Stern	9,600	—
John C. Thomas, Jr.	19,600	5,680
Geoffrey Cox	87,600	—
Dr. Jorge Plutzky	9,600	—
Sandford Smith	9,600	—
Anne VanLent	9,600	—
	242,800	22,720

(1)	DSUs are settled in cash and can only be settled once a director ceases to be a member of the Board.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board presently consists of nine members. In July 2018, following discussions between Mr. Aryeh and the other members of the Board, including concerning Mr. Aryeh’s desire to reduce his commitments after his considerable efforts with Novelion post-Merger, the Board determined not to nominate Mr. Aryeh for re-election at the Annual Meeting, and his term as a director will expire at the Annual Meeting. At the end of Mr. Aryeh’s term as a director, the Board will be fixed at eight members. You are therefore being asked to vote for eight directors at this Annual Meeting. If you are voting by proxy, the persons named as proxies in the enclosed proxy card will vote to elect as directors the eight nominees named below, all of whom are currently directors of the Company, unless you withhold authority to vote for the election of any or all of the directors by delivering a proxy to that effect.

Information Regarding Director Nominees

The term of office of each of the present directors expires at the Annual Meeting. The persons named below will be presented for election at the Annual Meeting and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Each director elected at the Annual Meeting will hold office until the next annual general meeting of Novelion or until his or her successor is elected or appointed, unless his or her office is earlier vacated in accordance with the articles of Novelion or with the provisions of the BCBCA.

The names of the nominees and certain information about them are set forth below:

Name of Nominee and Residence	Age	Position(s) With the Company	Independent	Director Since	Principal Occupation
Dr. Suzanne Bruhn Massachusetts, USA	54	Director	Yes	2017	CEO
Dr. Mark Corrigan Massachusetts, USA	61	Executive Chair	Yes	2017	Director
Mark DiPaolo New York, USA	47	Director	Yes	2017	Partner
Kevin Kotler New York, USA	47	Director	Yes	2016	Managing partner, hedge fund
Dr. John Orloff Massachusetts, USA	61	Director	No	2017	EVP, R&D
Stephen Sabba New York, USA	59	Director	Yes	2012	Partner and Portfolio Manager
Donald K. Stern Massachusetts, USA	72	Director	Yes	2016	Attorney
John C. Thomas, Jr. Georgia, USA	64	Director	Yes	2012	CFO

There is no family relationship between any of our directors, director nominees or executive officers. The number of common shares owned by each of the nominees for election as a director is set forth under “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Vote Required and Board of Directors’ Recommendation

Under the BCBCA and the Articles of Novelion, directors are elected by a plurality of the common shares voted at the Annual Meeting. This means that the eight nominees with the most votes for election would be elected, subject to the requirements of our Majority Voting Policy, as described below.

The Board unanimously recommends that our shareholders vote “FOR” the election each of the following eight nominees for director.

Directors

Suzanne Bruhn, Ph.D., age 54, has served as a director of Novelion since October 2017. Since April 2017, Dr. Bruhn has served as President and Chief Executive Officer of Proclara Biosciences, Inc. Dr. Bruhn served as President and Chief Executive Officer of Promedior, Inc. between May 2012 and November 2015. She also served as a member of the board of directors of Raptor Pharmaceuticals Corp., a publicly-traded pharmaceutical company, from April 2011 until it was acquired by Horizon Pharma plc in October 2016. Prior to that, Dr. Bruhn served as Senior Vice President, Strategic Planning and Program Management at Shire plc, a publicly-traded biopharmaceutical company, between December 1998 and February 2012. Dr. Bruhn currently also serves on the board of directors of Aeglea BioTherapeutics, Inc., a publicly-traded biotechnology company focused on the treatment of rare genetic diseases and cancer, and Pliant Therapeutics, a private biotechnology company. Dr. Bruhn received her B.S. degree in Chemistry from Iowa State University and her Ph.D. in Chemistry from Massachusetts Institute of Technology. Our Board of Directors believes that Dr. Bruhn is qualified to serve on our Board of Directors because of her expertise and experience in the biopharmaceutical industry, including her expertise in the development and commercialization of treatments for rare diseases.

The Board has concluded that Dr. Bruhn is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives derived from her extensive experience in the biopharmaceutical industry, including as an executive officer and director of other biotechnology companies, as well as her scientific background.

Mark Corrigan, M.D., age 61, has served as the Executive Chair of the Board since July 2, 2018 and a director of Novelion since March 2017. Currently, Dr. Corrigan also serves on the board of directors of Cardiome Pharma Corp., a public cardiovascular therapeutics company (since 2015) and the supervisory board of Nabriva Therapeutics AG, a public biopharmaceutical company (since 2016). From 2015 to March 2017, Dr. Corrigan served as a director of CoLucid Pharmaceuticals, Inc. (a public biopharmaceutical company), prior to its acquisition by Eli Lilly and Company. From 2014 to 2016, Dr. Corrigan served as Chair of the board of directors of EPIRUS Biopharmaceuticals, Inc. (“EPIRUS”), which filed for bankruptcy in July 2016. Prior to that, Dr. Corrigan served as President and Chief Executive Officer of Zalicus Inc. (“Zalicus”), from January 2010 until the completion of Zalicus’ merger with EPIRUS in July 2014. From 2013 to 2015, Dr. Corrigan served on the board of directors of Avanir Pharmaceuticals, Inc. (acquired by Otsuka Pharmaceuticals Co., Ltd.), a publicly-traded company, chairing the Scientific Committee, and serving on the Nominating and Corporate Governance Committee. From 2008 to 2015, Dr. Corrigan served on the board of directors of Cubist Pharmaceuticals, Inc. (acquired by Merck & Co., Inc.), a publicly-traded biopharmaceutical company, serving on the Audit Committee and the Nominating and Governance Committee and chairing the Scientific Affairs Committee. From 2003 to 2009, Dr. Corrigan was Executive Vice President, Research & Development of Sepracor, Inc. (now Sunovion Pharmaceuticals Inc.) (“Sunovion”). Prior to joining Sunovion, Dr. Corrigan spent 10 years with Pharmacia & Upjohn, Inc., most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology, before joining the pharmaceutical industry. Dr. Corrigan holds a B.A. and an M.D. from the University of Virginia and received specialty training in psychiatry at Maine Medical Center and Cornell University.

The Board has concluded that Dr. Corrigan is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives derived from his extensive experience in the biopharmaceutical industry, including as a director and executive officer of publicly-traded biotechnology companies, as well as his scientific background.

Mark DiPaolo, age 47, has served as a director of Novelion since August 2017. Mr. DiPaolo was appointed to the Board as a designee of Sarissa Capital, in accordance with the terms of that certain Merger Agreement by and among, inter alia, Novelion and Aegerion, dated June 14, 2016 (the “Merger Agreement”), pursuant to which the Merger occurred. Mr. DiPaolo is a partner and the General Counsel of Sarissa Capital Management LP, a registered investment advisor, since 2013. Sarissa Capital focuses on improving the strategies of companies to enhance shareholder value. From 2005 to 2013, Mr. DiPaolo served as a senior member of Icahn Capital’s investment team, working on all aspects of Carl Icahn’s activist investment strategy. Prior to working with Icahn Capital, Mr. DiPaolo was an attorney with Willkie Farr & Gallagher LLP. Mr. DiPaolo is also a member of the board of directors of Innoviva, Inc., a publicly-traded healthcare royalty company. Mr. DiPaolo received his B.A. degree from Fordham University and his J.D. degree from Georgetown University Law Center.

The Board has concluded that Mr. DiPaolo is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives stemming from his experience in operations, transactions, law and corporate governance.

Kevin Kotler, age 47, has served as a director of Novelion since November 2016. Mr. Kotler was appointed to the Board as a designee of Broadfin Capital, in accordance with the terms of the Merger Agreement. Mr. Kotler has over 24 years of experience as an investor and analyst following the healthcare industry. He is the founder and Managing Partner of Broadfin Capital, which is the investment advisor for Broadfin Healthcare Master Fund, Ltd., a healthcare focused investment fund which he launched in 2005. Mr. Kotler was designated to the Board by Broadfin Capital. Since 2014, Mr. Kotler has served as a Director of InnerSpace

Neuro Solutions, Inc., a privately-held medical device company. Mr. Kotler earned a B.S. in economics from the Wharton School at the University of Pennsylvania in 1993.

The Board has concluded that Mr. Kotler is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives stemming from his experience in the pharmaceutical and medical device sectors as a hedge fund manager.

John Orloff, M.D., age 61, has served as a director of Novelion since July 2017. Dr. Orloff is currently Executive Vice President, Head of Research and Development at Alexion Pharmaceuticals, Inc. Prior to this, Dr. Orloff was Executive Vice President, Research and Development at Novelion from November 2016 to July 2017, following Novelion’s acquisition of Aegerion Pharmaceuticals, Inc., where Dr. Orloff had been Executive Vice President, Research and Development since November 2016. Prior to joining Aegerion, Dr. Orloff served as Executive Vice President, Global Head of Research and Development and Chief Scientific Officer of Baxalta, Inc. from July 2015 to June 2016. Prior to Baxter BioSciences’ spinout of Baxalta, Dr. Orloff served as Global Head of R&D for Baxter BioSciences from July 2014 to June 2015. Prior to Baxter, he served as senior vice president, global head of clinical development at Merck Serono Pharmaceuticals from January 2014 to May 2014. Between 2003 and 2013, Dr. Orloff held a series of positions at Novartis Pharma AG, including senior vice president and chief medical officer. Dr. Orloff completed his internal medicine residency at University of Pittsburgh Medical Center and his endocrinology and metabolism fellowship at Yale University School of Medicine, where he also spent seven years on the faculty. He holds an M.D. from University of Vermont College of Medicine and a B.A. from Dartmouth College.

The Board has concluded that Dr. Orloff is well-qualified to serve on the Board and has the requisite qualifications, skills and perspective based on his extensive experience in the biopharmaceutical industry and institutional knowledge gained while a member of Novelion’s senior management.

Stephen Sabba, M.D., age 60, has served as a director of Novelion since 2012. Currently, Dr. Sabba is also a Partner and Health Care Portfolio Manager at Knott Partners, LP (since 2006), an investment fund, and a director of Ligand Pharmaceuticals, Inc. (since 2008), a public biotechnology company. Previously, he was a Partner and Director of Research with Kilkenny Capital Management (2001 to 2006), a Chicago-based hedge fund. Dr. Sabba received his medical degree from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a Bachelor of Science degree with honors at Cornell University.

The Board has concluded that Dr. Sabba is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on his capital markets and financial expertise gained from his experience working in the hedge fund and investment fund industries.

Donald K. Stern, age 72, has served as a director of Novelion since November 2016. Prior to this, Mr. Stern was a member of Aegerion’s Board of Directors since September 2015. Mr. Stern is Managing Director of Corporate Monitoring & Consulting Services at Affiliated Monitors Inc., a consulting firm providing independent integrity monitoring services and compliance services across a wide range of regulated industries and professions. He is also Of Counsel to Yurko, Salvesen, & Remz, PC, a boutique litigation law firm in Boston. Mr. Stern was United States Attorney for the District of Massachusetts from 1993 to 2001. He was also the chair of the U.S. Attorney General’s Advisory Committee from 1996 to 1998. Mr. Stern served as the chief legal counsel to Governor Michael S. Dukakis from 1987 to 1990. He also spent seven years as an assistant attorney general in the Massachusetts Attorney General’s office, where he held several positions, including Chief of the Government Bureau. Previously, Mr. Stern was a partner at three major law firms, Cooley LLP, Bingham McCutchen LLP, and Hale and Dorr LLP (now WilmerHale), where his law practice focused on internal investigations, white collar defense and business litigation. He has extensive experience representing companies and individuals in complex civil, criminal and regulatory matters, with clients across a spectrum of industries, including health care, pharmaceutical, and financial services. Mr. Stern was an Advisor to President Barack Obama’s Justice Department Transition Team. He currently co-chairs the American Bar Association/DOJ White Collar Liaison Committee, and is a former President of the National Association of Former U.S. Attorneys. He was a liaison to the American Bar Association Task Force on Corporate Monitors. Mr. Stern has been on the faculty of Boston College Law School and Harvard Law School. He received his LL.M. from the University of Pennsylvania, his J.D. from Georgetown University Law Center, and his B.A. from Hobart College. He also received an honorary LL.D. from the New England School of Law. Mr. Stern is a member of the Board of Directors of Blue Cross and Blue Shield of Massachusetts.

The Board has concluded that Mr. Stern is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on his extensive experience as an adviser in corporate and government regulatory compliance.

John C. Thomas, Jr., age 64, has served as a director of Novelion since 2012. Mr. Thomas has more than 38 years of experience in a variety of financial and accounting positions, with the last 28 years spent in the medical, pharmaceutical and device fields. Currently, Mr. Thomas also serves as Chief Financial Officer and Secretary (since 2001) and served as a director (2001 to

2016) of CorMatrix, a privately-held medical device company, and as Chief Financial Officer, Secretary and Director of Motion Reality, Inc. (since 1991), a motion capture and simulation company. In late 2017, Mr. Thomas began serving as Chief Financial Officer of DemeRx, Inc. ("DemeRx") and SmartPharm Therapeutics, Inc., each a pharmaceutical start-up focused on research and development. DemeRx filed for bankruptcy on April 9, 2018. Since 2013, Mr. Thomas has served on the Board of Medovex Corporation a publicly-traded medical device company. Since 2014, Mr. Thomas has served on the Board of Directors of NantKwest, Inc., a publicly-traded biotechnology company. Mr. Thomas has also served as the Chief Financial Officer of The Zika Foundation, a non-profit organization addressing the Zika virus. In the past ten years, Mr. Thomas served as acting Chief Financial Officer for DemeRx, Inc. (2010 to 2011); as Chief Financial Officer for MRI Interventions, Inc. (1998 to 2010), MiMedx Group, Inc. (2007 to 2008) and DARA BioSciences (2003 to 2009); and as a director of MRI Interventions, Inc. (2004 to 2011) and DARA BioSciences (2012). Previously, Mr. Thomas also served as a Trustee and subsequently the Chair of the Finance Committee of The Walker School, a private Pre-K through 12 grade school (1999 to 2012). Mr. Thomas is a Certified Public Accountant and graduated from the University of Virginia, McIntire School of Commerce with a Bachelor of Science in Commerce degree in 1975.

The Board has concluded that Mr. Thomas is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on his financial expertise and experience serving as Chief Financial Officer of a number of life science companies, his development stage company background, and his service on the Boards of pharmaceutical and medical device companies.

Majority Voting Policy

The Board has adopted a Majority Voting Policy which requires that any nominee for director for which there are a greater number of votes “withheld” than votes “for” his or her election will be required to tender his or her resignation as a director of the Company. This policy applies only to uncontested elections, which are elections in which the number of nominees for election as director is equal to the number of positions available on the Board. If a nominee for director is required under the Majority Voting Policy to tender his or her resignation, the Board will refer the resignation to the Corporate Governance and Nominating Committee (except in certain circumstances, in which case the entire Board will review the resignation without reference to the Corporate Governance and Nominating Committee) which will consider the director’s resignation and will recommend to the Board whether or not to accept it. The Corporate Governance and Nominating Committee will generally be expected to recommend accepting the resignation, except in situations where extraordinary circumstances would warrant the applicable director to continue to serve on the Board. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification by the scrutineer of the voting results of the applicable annual meeting and will promptly disclose by press release its decision whether to accept the director’s resignation, including the reasons for rejecting the resignation, if applicable. A director who tenders his or her resignation pursuant to the Majority Voting Policy will not participate in any meeting of the Board or the Corporate Governance and Nominating Committee at which the resignation is considered.

Advance Notice Policy

The Board has adopted an Advance Notice Policy which was ratified and approved by shareholders at our 2014 annual general meeting. The intention of the Advance Notice Policy is to facilitate an orderly and efficient annual general meeting or, where the need arises, special meeting, to ensure that all shareholders receive adequate notice of director nominations and sufficient information with respect to all nominees, and allow shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation.

Pursuant to the Advance Notice Policy, any additional director nominations for an annual general meeting must be received by the Company not less than 30 nor more than 65 days prior to the date of the meeting. As previously disclosed, July 10, 2018, being the date which is 30 days prior to the Meeting date, was the deadline for director nominations. No nominations were received by the deadline and thus management’s nominees for election as directors set forth below shall be the only nominees eligible to stand for election at the Meeting.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our current executive officers:

Name	Age	Position(s) with the Company
JEFFREY HACKMAN	56	EVP, Chief Operating Officer and Interim CEO
MICHAEL D. PRICE	60	Senior Vice President and Chief Financial Officer
MURRAY STEWART	58	Executive Vice President, Research & Development
LINDA BUONO	52	Senior Vice President, Human Resources
BEN HARSHBARGER	50	General Counsel
ROGER LOUIS	63	Senior Vice President, Global Chief Compliance Officer

Jeffrey Hackman has served as our EVP, Chief Operating Officer and Interim CEO since July 2, 2018. Prior to this, Mr. Hackman served as our EVP and Chief Operating Officer from November 1, 2017 to July 2, 2018, and served as an ex officio member of the Executive Committee from November 7, 2017 until it was disbanded on July 2, 2018. Prior to joining Novelion, Mr. Hackman served as senior vice president, head of U.S. internal medicine and oncology franchises for Shire Inc. from June 2016 to October 2017. Before joining Shire in 2016, Mr. Hackman served as vice president and region head, for North America at Baxalta US Inc. from May 2015 to June 2016. From 2012 to 2015, he was the senior vice president of commercial operations, chief operating officer and a member of the board of directors at Sigma-Tau Pharmaceuticals, Inc. Mr. Hackman has also held senior commercial leadership positions with Intercell USA, Inc., Emergent Biosolutions Inc., MedImmune, Inc., and Sanofi Pasteur. Mr. Hackman holds a Bachelor of Arts degree in Communications from Lycoming College.

Michael D. Price has served as our Senior Vice President and Chief Financial Officer since December 4, 2017. Prior to joining Novelion in November 2017 as Senior Vice President, Finance, Mr. Price served as vice president and chief financial officer for Noven Pharmaceuticals from November 2007 to March 2016. Noven was publicly-traded until its acquisition by Hisamitsu Pharmaceutical Company in August 2009. Prior to joining Noven in 2007, Mr. Price was vice president, chief financial officer, treasurer, and secretary for Bentley Pharmaceuticals, a publicly-traded pharmaceutical company, from March 1992 until September 2006. Mr. Price began his career with Price Waterhouse (now PwC), where his client base was concentrated in the life sciences/healthcare sector. Mr. Price is a certified public accountant. He holds a Bachelor of Science degree in Business Administration (Accounting) from Auburn University and a Master of Business Administration degree from Florida State University.

Murray Stewart has served as our Executive Vice President, Head of Research and Development since November 27, 2017. Prior to joining Novelion, from April 2014 to November 2017, Dr. Stewart served as chief medical officer of GlaxoSmithKline (“GSK”) with global responsibility for the vaccines, pharmaceutical and consumer business units. Prior to that, after joining GSK in 2000 as associate director for clinical research and development in the U.K., Dr. Stewart served in positions of increasing responsibility at GSK, including as GSK’s therapy area head for the cardiovascular and metabolic therapy areas from January 2010 to March 2014 and the clinical head of the biopharm unit from December 2009 to December 2010. Prior to joining the pharmaceutical industry, Dr. Stewart worked as a diabetes consultant and senior lecturer and was consultant physician/honorary senior lecturer and head of clinical services at the Diabetes Centre, Newcastle upon Tyne in the United Kingdom (UK). Dr. Stewart serves on the board of directors of Vivli, a non-profit organization that is implementing a clinical research data-sharing platform. Dr. Stewart completed his medical training at Southampton Medical School in the UK and is a Fellow of the Royal College of Physicians.

Linda Buono has served as our Senior Vice President, Human Resources since November 2016. Prior to this, Ms. Buono was Senior Vice President, Human Resources at Aegerion from August 2016 to November 2016. From March 2016 to August 2016, she served as Aegerion’s Vice President, Human Resources. Prior to that, Ms. Buono, held a series of positions with ImmunoGen, most recently as Executive Director, Human Resources since July 2013 and Senior Director, Human Resources from July 2008 through June 2013.

Ben Harshbarger has served as our General Counsel since November 2016. Prior to this, Mr. Harshbarger was Acting General Counsel at Aegerion from September 2015 to August 2016 and General Counsel from August 2016 to November 2016. Prior to that, he served as Aegerion’s VP, EMEA Legal Counsel from January 2014 to September 2015 and as Aegerion’s VP, Deputy General Counsel from April 2012 to January 2014. Before joining Aegerion, Mr. Harshbarger served as Senior Director, Corporate Counsel at Cubist Pharmaceuticals, Inc. from March 2008 to March 2012, and Senior Director, Deputy General Counsel at ViaCell, Inc. from March 2006 to March 2008. Mr. Harshbarger served in several legal positions of increasing responsibility at

Biogen Idec from November 2001 to March 2006 and served as an associate at the law firm of Mintz Levin from 1996 to 2001. Mr. Harshbarger has a J.D. from Boston College Law School and a BA from the University of Richmond.

Roger Louis has served as our Senior Vice President, Global Chief Compliance Officer since November 2016. Prior to this, Mr. Louis was Senior Vice President, Global Chief Compliance Officer at Aegerion from November 2015 to November 2016. Mr. Louis has extensive experience in compliance and risk management having served most recently as Senior Vice President, Compliance & Risk Management, Chief Compliance Officer at Cubist Pharmaceuticals prior to its acquisition by Merck. Mr. Louis joined Cubist from Biogen Idec Corporation where he was Senior Vice President, Chief Compliance Officer. From 1997 to 2012, he held positions of increasing responsibility at Genzyme Corporation, including Senior Vice President, Chief Compliance Officer. Mr. Louis began his legal career as an Associate at Hale & Dorr (now WilmerHale) in Boston where he practiced corporate and securities law. Mr. Louis received his J.D. from University of Chicago School of Law and his Bachelor of Arts from Tufts University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common shares as of June 25, 2018 (unless otherwise noted) with respect to:

•
each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common shares outstanding as of such date (“5% Shareholders”), based on currently available Schedules 13G and 13D filed with the SEC, as may be updated by a Statement of Change of Beneficial Ownership of Securities on Form 4 subsequently filed with the SEC;

•	each of our NEOs and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and the applicable Canadian securities regulators. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include common shares issuable upon the exercise of stock options or other securities that are immediately exercisable or exercisable within sixty days after June 25, 2018, although these shares are not deemed outstanding for the purpose of computing percentage ownership of any other person. Inclusion of common shares in the following table does not constitute an admission that the named shareholder is a direct or indirect beneficial owner for any other purpose. Except as otherwise indicated, all of the shares reflected in the table are our common shares, and all persons listed below have sole voting and investment power with respect to the common shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage of ownership is based on 18,852,306 common shares outstanding as of June 25, 2018. Except as otherwise indicated in the table below, addresses of named beneficial owners are c/o Novelion Therapeutics Inc., c/o Norton Rose Fulbright, 1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada.

	Amount and Nature of Beneficial Ownership			Total Beneficial Ownership
Name of Beneficial Owner (1)	Shares Beneficially Owned	Shares for Which Beneficial Ownership May Be Acquired Within 60 Days (2)		Number of Shares (3)	Percent of Class
Directors and Named Executive Officers
Jason Aryeh	392,733	19,777		412,510	2.2%
Suzanne Bruhn	—	2,667		2,667	*
Mark Corrigan	—	4,267		4,267	*
Mark DiPaolo	—	3,200		3,200	*
Kevin Kotler	1,948,554	914,629	(4)	2,863,183	15.2%
John Orloff	—	3,467		3,467	*
Stephen Sabba	7,400	12,555		19,955	*
Donald K. Stern	2,500	5,333		7,833	*
John C. Thomas, Jr.	7,400	12,555		19,955	*
Jeffrey Hackman	—	—		—	*
Michael D. Price	—	—		—	*
Murray Stewart	—	—		—	*
Ben Harshbarger	2,935	32,467		35,402	*
Roger Louis	771	13,913		14,684	*
Mary Szela	4,384	—		4,384	*
Gregory Perry	1,683	—		1,683	*
All current executive officers and directors as a group (15 persons) (5)	2,362,667	1,024,830		3,387,497	18.0%
5% Shareholders
EdgePoint Investment Group Inc. (6)	2,456,064	—		2,456,064	13.0%
Broadfin Capital, LLC (7)	1,948,554	909,296		2,857,850	15.2%
Armistice Capital, LLC (8)	1,856,000	—		1,856,000	9.8%
Stonepine Capital Management, LLC (9)	1,694,717	—		1,694,717	9.0%
Morgan Stanley (10)	1,202,714	—		1,202,714	6.4%
Sarissa Capital Management LP (11)	1,025,000	909,296		1,934,296	10.3%

*     Represents less than 1%.

(1)
The information in the table regarding the beneficial ownership of 5% Shareholders is derived from the System for Electronic Disclosures by Insiders ("SEDI") and the Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR").

(2)
Indicates common shares that may be acquired upon exercise of outstanding stock options that are presently exercisable or will be exercisable by the persons named in the table above and by all directors and executive officers as a group within 60 days of June 25, 2018, as well as common shares that may be acquired on vesting of restricted stock units within 60 days of such date.

(3)	Excludes DSUs, which are issued to directors and are payable only in cash. As of June 25, 2018, Dr. Sabba and Mr. Thomas each hold 5,680 vested DSUs and Mr. Aryeh holds 11,360 vested DSUs.

(4)
Includes 909,296 warrants, reported on a Form 4 filed with the SEC on March 15, 2018, and 5,333 stock options exercisable for common shares. The warrants were issued to Broadfin Healthcare Master Fund Ltd., a private investment fund managed by Broadfin Capital, LLC, of which Mr. Kotler is the managing member (Mr. Kotler has assigned the economic benefit of his stock options to Broadfin Healthcare Master Fund, Ltd. and disclaims beneficial ownership of the warrants except to the extent of his pecuniary interest therein).

(5)
Includes, in addition to the holdings of our directors and those named executive officers who are current officers of the Company, 374 shares of common shares beneficially owned by Linda Buono, our Senior Vice President, Human Resources.

(6)	The information in the table and this note is derived from a Schedule 13D filed with the SEC on June 27, 2018 by EdgePoint Investment Group Inc.,

EdgePoint Canadian Portfolio, EdgePoint Canadian Growth and Income Portfolio and EdgePoint Global Growth and Income Portfolio (collectively, “EdgePoint”), reporting beneficial ownership as of May 7, 2018. Of the 2,456,064 common shares beneficially owned, EdgePoint Investment Group Inc. reports shared voting and shared dispositive power as to 2,456,064shares. EdgePoint Canadian Portfolio reports shared voting power and dispositive power as to 1,370,250 shares. EdgePoint Canadian Growth and Income Portfolio reports shared voting power and dispositive power as to 906,887 shares. EdgePoint Global Growth and Income Portfolio reports shared voting power and dispositive power as to 178,927 shares. The address for EdgePoint is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(7)
The information in the table and this note is derived from a Schedule 13D filed with the SEC on March 20, 2018 by Broadfin Capital, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler, reporting beneficial ownership as of March 15, 2018. Of the 1,948,554 common shares beneficially owned, Broadfin Capital, Broadfin Healthcare Master Fund, Ltd. and Mr. Kotler each report shared voting and shared dispositive power as to 1,948,554 shares. The address for Broadfin Capital is 300 Park Avenue, 25th Floor, New York, New York 10022.

(8)
The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 14, 2018 by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, reporting beneficial ownership as of December 31, 2017. Of the 1,856,000 common shares beneficially owned, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd each report shared voting and shared dispositive power as to 1,856,000 shares. The address for Armistice Capital, LLC and Steven Boyd is c/o Armistice Capital, LLC, 510 Madison Avenue, 22nd Floor, New York, New York 10022. The address for Armistice Capital Master Fund Ltd. is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1-1104.

(9)
The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 9, 2018 by Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon M. Plexico and Timothy P. Lynch (collectively, “Stonepine”), reporting beneficial ownership as of December 31, 2017. Of the 1,694,717 common shares beneficially owned, Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon M. Plexico and Timothy P. Lynch each report sole voting and sole dispositive power as to 1,644,591 shares. The address for Stonepine is 919 NW Bond Street, Suite 204, Bend, Oregon 97703.

(10)
The information in the table and this note is derived from a Schedule 13G/A filed with the SEC on December 29, 2017 by Morgan Stanley and Morgan Stanley Capital Services LLC (collectively, Morgan Stanley), reporting beneficial ownership as of December 29, 2017. Of the 1,202,714 common shares beneficially owned, Morgan Stanley reports shared voting power as to 1,202,714 shares and shared dispositive power as to 1,191,978 shares. Morgan Stanley Capital Services LLC reports shared voting and shared dispositive power as to 1,159,054 shares. The address for Morgan Stanley is 1585 Broadway New York, NY 10036.

(11)
The information in the table and this note is derived from a Schedule 13D/A filed with the SEC on March 19, 2018 by Sarissa Capital Management LP (“Sarissa Capital”), Sarissa Capital Offshore Master Fund LP (“Sarissa Offshore”), Sarissa Capital Catapult Fund LP (“Sarissa Catapult”) and Alexander J. Denner, Ph.D., reporting beneficial ownership as of March 15, 2018. Sarissa Offshore has sole voting power and sole dispositive power with regard to 1,316,953 shares (including 619,231 shares underlying warrants). Sarissa Catapult has sole voting power and sole dispositive power with regard to 617,343 shares (including 290,065 shares underlying warrants). Sarissa Capital, as the investment advisor to the Sarissa Funds and as the managing member of Sarissa Catapult, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 1,934,296 shares held by Sarissa Offshore and Sarissa Catapult. By virtue of his position as the Chief Investment Officer of Sarissa Capital and as the managing member of Sarissa Capital’s general partner and as controlling the ultimate general partner of Sarissa Offshore, Dr. Denner may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 1,934,296 shares held by Sarissa Offshore and Sarissa Catapult.

The address for these reporting persons is c/o Sarissa Capital Management LP, 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830. The address for Sarissa Capital Offshore Master Fund LP is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our compensation philosophy and objectives, our compensation programs, and our decision-making processes as they relate to the compensation of our executive officers, including our NEOs during the year ended December 31, 2017.

As our first full fiscal year following the Merger with Aegerion, 2017 was a year of both significant accomplishments and challenges for Novelion and its subsidiaries. While our overall compensation philosophy and objectives, as discussed below, remained consistent following the Merger, one of the challenges we faced was significant turnover on our management team. Because of the turnover, our NEOs, as listed below, for the year ended December 31, 2017 include three of our former executive officers.

•	Jeffrey Hackman, our EVP, Chief Operating Officer and Interim CEO;

•	Michael D. Price, our Senior Vice President (“SVP”) and Chief Financial Officer;

•	Murray Stewart, our EVP, Research & Development;

•	Ben Harshbarger, our General Counsel and Corporate Secretary;

•	Roger Louis, our SVP and Global Chief Compliance Officer;

•	Mary Szela, our former CEO;

•	Gregory Perry, our former Chief Financial and Administrative Officer; and

•	Remi Menes, our former Global Chief Commercial Officer.

The turnover in our executive officers in 2017 consisted of: the appointment of Mr. Hackman as EVP, Chief Operating Officer and Interim CEO on November 1, 2017; the resignation of our CEO, Mary Szela, on November 7, 2017 for personal reasons; effective upon Ms. Szela’s resignation, the formation of an Executive Committee of the Board to oversee our leadership, consisting of Mr. Aryeh, Dr. Corrigan, our Executive Chair, and Mr. Hackman; the resignation of our Chief Financial and Administrative Officer, Gregory Perry, on December 4, 2017 (although Mr. Perry remained an employee of the Company until December 31, 2017); the appointment of Michael D. Price as SVP and Chief Financial Officer on December 4, 2017; the resignation of our EVP, Research & Development, John Orloff (who became a member of the Board on July 1, 2017), on June 2, 2017; the appointment of Dr. Stewart as EVP, Research & Development, on November 27, 2017; and the resignation of our Global Chief Commercial Officer, Remi Menes, on August 31, 2017.

Mr. Hackman is acting as our principal executive officer for SEC reporting purposes and he has acted in that capacity since November 13, 2017. From November 7, 2017 to November 13, 2017, Mr. Perry acted as our principal executive officer for SEC reporting purposes. Neither Mr. Hackman nor Mr. Perry has received any additional compensation in connection with their service as acting principal executive officer. During 2017, until December 4, 2017, Mr. Perry also served as our principal financial officer. Mr. Price has served as our principal financial officer since December 4, 2017.

For purposes of this CD&A, the NEOs who were our executive officers as of the Merger, consisting of Ms. Szela, Mr. Perry, Mr. Harshbarger, Mr. Louis and Mr. Menes, are referred to collectively as “Post-Merger NEOs” and the NEOs who are currently serving as our executive officers, consisting of Mr. Hackman, Mr. Price, Dr. Stewart, Mr. Harshbarger and Mr. Louis, are referred to collectively as “Current NEOs.”

2017 Performance

As noted above, 2017 was a year of both significant accomplishments and challenges for Novelion and its subsidiaries. The key accomplishments and challenges are set forth below:

–
We generated $138.4 million of revenues in 2017, including $72.1 million from net product sales of lomitapide and $66.3 million from net product sales of metreleptin, which met our revised annual guidance of $135 million to $145 million, but fell short of our originally published 2017 total revenue guidance of $155 million to $165 million and our 2017 total revenue goal of $169 million.

–	We used $53.5 million of cash, compared to our 2017 cash usage goal of $30 million.

–
We finalized settlement agreements with respect to the U.S. Department of Justice (“DoJ”) and SEC investigations into Aegerion’s historical sales and marketing practices for JUXTAPID® in the U.S. in September 2017 and largely finalized the settlement in the first quarter of 2018; however, in 2017 and into 2018, we incurred significant expenses, delay and uncertainty as a result of these investigations.

–
Due to certain of the challenges described above, and in light of our projections for future revenues and our capital structure, in January 2018, we implemented significant operating cost and workforce reductions.

–	We, and our subsidiaries, achieved the following additional operational and development objectives:

◦	Integration of the operations of Aegerion;

◦	Launch of JUXTAPID in Japan;

◦	Filing of a Marketing Authorization Application for MYALEPTA® in the European Union and movement of the application through critical phases of the approval process;

◦
Completion of the assessment of our development plans for metreleptin and zuretinol, resulting in a decision to pursue development of metreleptin in additional indications and to seek to out-license zuretinol;

◦	Initiation of the implementation of the settlement agreements related to the DoJ and SEC settlement, including Aegerion’s Corporate Integrity Agreement (“CIA”) (as discussed further below); and

◦	Finalization of the settlement, agreed upon in December 2016, of all claims in the Aegerion class action shareholder lawsuit in the United States District Court for the District of Massachusetts.

In addition, we achieved 75% of our 2017 corporate goals, as described in greater detail in the section entitled “Overview of 2017 Compensation Elements - Annual Cash Bonus Compensation.”

Overview of Our Executive Compensation Objectives and Pay‑for‑Performance Philosophy

Our executive compensation programs are designed to:

•	attract, retain, and motivate executive officers with significant industry knowledge and the experience and leadership capability necessary for our corporate success;

•	align incentives for our executive officers with our short‑term and long‑term corporate strategies and business objectives and goals; and

•	drive the achievement of key strategic performance measures aligned to the long‑term interests of our shareholders.

To achieve these objectives, we seek to provide a competitive total compensation package, consisting primarily of the compensation components listed in the table below.

Component	Description	Primary Objectives
Base Salary	Fixed cash payments paid over time	Provide a fixed level of compensation that recognizes career experience, individual performance and the role and the scope of the executive officer’s responsibilities
Annual Cash Bonuses	Performance‑based annual cash bonuses	Promote and reward achievement of our annual financial and strategic objectives
Long-Term Equity Incentives	Time‑based stock options and time-based restricted stock units; also, after the Merger in December 2016, one-time grants of performance‑based restricted stock units
Align executive and shareholder interests through awards that realize value only if our stock price increases over time, in the case of stock options and restricted stock units subject to time‑based vesting, or upon the achievement of specified corporate goals, in the case of restricted stock units subject to performance‑based vesting, and retain executive officers, in each case, to ensure focus on long‑term strategic priorities that will grow value

Benefits	Medical, dental, vision, life insurance, short‑ and long‑term disability insurance, and 401(k) plan	Provide competitive health and welfare benefits and tax‑efficient retirement savings
Perquisites and Personal Benefits	Reimbursements for relocation transition (housing and commuting) expenses, moving expenses and certain tax services, as well as certain related tax gross ups	Provide competitive ancillary benefits
Severance Benefits	Cash and non‑cash payments and benefits payable upon a qualifying termination of employment, including upon or following a change of control	Provide a level of protection in the event of an involuntary termination of employment, including in connection with a change of control

A significant portion of our executive compensation program is geared toward performance-based compensation. The key elements of our performance-based compensation have historically been our equity program and our annual cash bonus program. These programs, including the positioning of such compensation elements relative to our peer companies, are described in this CD&A under “2017 Compensation Decisions.”

We believe that linking a substantial portion of the total compensation of our executive officers, including our NEOs, to performance-based compensation rewards the achievement of key short- and long-term performance goals and strongly aligns the interests of our executive officers, including our NEOs, with those of our shareholders. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term incentive compensation and between cash and non-cash compensation, or among different forms of non-cash compensation.

Say-on-Pay Consideration

At the 2017 Annual Meeting, approximately 99% of our shareholders who voted on the non-binding advisory proposal regarding the compensation of our then NEOs, as disclosed in our proxy statement for the 2017 Annual Meeting, approved the proposal. The Compensation Committee and the Board believe that the results of this non-binding advisory vote affirmed our shareholders’ strong support of our approach to executive compensation, and did not implement any changes as a direct result of the vote. In a separate non-binding advisory vote at the 2017 Annual Meeting, our shareholders voted to hold the say-on-pay vote annually. The Compensation Committee continues to review and assess the compensation of our NEOs on a regular basis to best position the Company to achieve its compensation objectives. We expect that the Compensation Committee and the Board will continue to consider the outcome of non-binding advisory votes on executive compensation when making future compensation decisions with respect to our NEOs.

Compensation Framework: Policies and Process

Roles of Compensation Committee and CEO in Compensation Decisions

The Compensation Committee oversees our total compensation philosophy and objectives, compensation programs and equity incentive programs, reviews and approves all compensation decisions relating our executive officers other than our CEO, and makes recommendations to the Board about the compensation of our CEO. Our Board is responsible for reviewing and approving the compensation decisions related to our CEO. Our CEO, or person or persons acting in the capacity of CEO, provides recommendations to the Compensation Committee with respect to the key elements of the compensation of our executive officers, including our NEOs (other than the CEO). In making compensation decisions relating to our NEOs other than the CEO, the Compensation Committee takes into account the CEO’s recommendations and has the discretion to increase or decrease the recommended amounts of compensation. In making compensation decisions relating to our CEO’s compensation, the Board takes into account the Compensation Committee’s recommendations and has the discretion to increase or decrease the recommended amounts of compensation.

As part of carrying out its obligations, the Compensation Committee reviews our NEOs’ base salary increases, if any, based on an assessment of the executive officer’s individual performance and contribution to our corporate performance and achievements, as well as benchmarking data (as described below). Annual cash bonuses to our NEOs, if any, are determined based solely on corporate performance against pre-established goals and are subject to the Compensation Committee’s discretion to increase or decrease the amount of such bonuses, as it deems appropriate in light of business considerations at the time of such determination. The size of equity awards made to our NEOs is determined based on, among other factors, each individual’s contribution to our overall corporate achievement, individual performance, and benchmarking data. As noted above, compensation decisions made with respect to our CEO are made by the Board, based in part on the recommendations of the Compensation Committee, and compensation decisions with respect to our other NEOs are made by the Compensation Committee. All such decisions are assessed within the framework of our financial position, stock performance and general economic conditions.

To inform the Compensation Committee’s and/or the Board’s decisions and recommendations regarding executive compensation, the Compensation Committee utilizes key attributes of the Company to help define its peer group companies, which are set forth below in “Use of Competitive Market Data and Peer Groups,” secondary market survey data reflective of the broader biopharmaceutical industry with a comparable profile to us and other data sources. As discussed in further detail below in “Compensation Data and Use of Compensation Consultant,” the Compensation Committee has retained Radford as its independent compensation consultant. Radford provides the information and data set forth above to the Compensation Committee and the Board to inform their decisions regarding executive compensation.

The Compensation Committee, based in part upon input from Radford, targets the 50th percentile relative to our peer group companies, for all material elements of compensation (base salary, annual cash bonuses and long-term incentive awards), as well as for total compensation, in setting our executive compensation. However, in making compensation decisions with respect to our executive officers, including our NEOs, the Compensation Committee, for NEOs other than the CEO, and the Board, for the CEO, may set target compensation higher or lower, in the aggregate, or for an individual component of compensation, based on, among other things, the experience, scope of position, potential or performance of the executive officer. In addition, the Compensation Committee and the Board will also consider internal pay equity and other constraints, such as dilution and levels of cash on hand, in making such decisions. These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Compensation Data and Use of Compensation Consultant

The Compensation Committee obtains information from a number of sources, including North American surveys and market reports on executive compensation in the biotechnology industry, as well as internally generated reports of executive compensation practices of a sub-group of biotechnology companies of similar size and market capitalization. To assist with its evaluation of executive compensation, the Compensation Committee has the authority to retain independent compensation consultants. During 2017, the Compensation Committee engaged Radford as its outside compensation consultant (as noted above) to provide independent director and executive compensation assessments and recommendations to the Compensation Committee. Radford was selected and retained by the Compensation Committee to provide advice regarding our executive compensation programs, including:

•	reviewing and making recommendations concerning our executive compensation programs and practices;

•	researching, developing, reviewing, and recommending to the Compensation Committee our peer group companies;

•	providing market data and data relating to the compensation practices of companies in our peer group and industry; and

•	advising the Compensation Committee as to best practices.

Although the Compensation Committee considers Radford’s recommendations in its review of executive compensation programs, the Compensation Committee ultimately makes its own decisions about compensation matters. If requested by the Compensation Committee, a representative from Radford attends meetings of the Compensation Committee.

The Compensation Committee has assessed the independence of Radford and has concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee. Radford did not provide any services to the Company other than with respect to the services provided to the Compensation Committee as described above and in the section “Director Compensation.”

Use of Competitive Market Data and Peer Groups

Following the Merger, in December 2016, the Compensation Committee engaged Radford to advise on modifications to our peer group (“December 2016 Peer Group”) to be more reflective of our Company after the Merger and to assist the Compensation Committee in evaluating the compensation of our executive officers, including our NEOs, through the approval date of the August 2017 Peer Group (as defined below). The parameters for the selection of companies for the December 2016 Peer Group were as follows: public biopharmaceutical companies, with annual revenues between $50 million and $500 million, and less than $2 billion market capitalization. The companies in this group are listed below:

Acorda Therapeutics, Inc.	Raptor Pharmaceuticals
AMAG Pharmaceuticals, Inc.	Repligen Corporation
Ariad Pharmaceuticals, Inc.	Retrophin, Inc.
Depomed, Inc.	Sciclone Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Sucampo Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.	Supernus Pharmaceuticals
Nanostring Technologies, Inc.	The Medicines Company
Pacific Biosciences of California, Inc.	Theravance Biopharma US
PDL BioPharma, Inc.	Vericel Corporation
Pernix Therapeutics Holdings, Inc.	VIVUS, Inc.

In August 2017, the Compensation Committee engaged Radford to advise on the selection of our peer group (“August 2017 Peer Group”) to assist the Compensation Committee in evaluating the compensation of our NEOs and other executive officers from August 2017 through the selection of the 2018 peer group, which is expected to occur in the third or fourth quarter of 2018. The parameters for the selection of companies for the August 2017 Peer Group were as follows: public biopharmaceutical companies, with annual revenues between $50 million and $500 million, $50 million to $500 million market capitalization, and 80 to 750 employees. The companies in this group are listed below:

Acorda Therapeutics, Inc.	Pernix Therapeutics Holdings, Inc.
AMAG Pharmaceuticals, Inc.	PTC Therapeutics, Inc.
Avadel Pharmaceuticals plc	Repligen Corporation
Corcept Therapeutics Incorporated	Retrophin, Inc.
Depomed, Inc.	Sciclone Pharmaceuticals, Inc.
Eagle Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
INSYS Therapeutics, Inc.	Sucampo Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.	Vanda Pharmaceuticals Inc.
Osiris Therapeutics, Inc.	Vericel Corporation
PDL BioPharma, Inc.	VIVUS, Inc.

Compensation Governance and Practices

Our compensation practices emphasize good governance and market practice. To this end:

•
Pay based on Performance: We provide a significant portion of our executive compensation in the form of performance‑based compensation comprised of equity awards and performance‑based annual cash bonuses.

•
Share Ownership Guidelines: We have ownership guidelines for our executive officers and directors, the primary objective of which is to align the interests of our directors and our executive officers with those of our shareholders. The guidelines require the following:

•	Our directors to own a number of common shares or share equivalents at least equal in value to three times the standard annual cash retainer for directors;

•	Our CEO to own a number of common shares or share equivalents at least equal in value to three times annual base salary; and

•	Our executive officers (other than our CEO) to own a number of common shares or share equivalents at least equal in value to one times their annual base salary.

In addition to directly held shares, vested in‑the‑money stock options and vested shares and vested deferred DSUs will count toward the ownership requirements. Directors and executive officers have until five years after originally becoming subject to such guidelines to meet the requirements; however, until the requirement is achieved, they are required to hold 50% (net of taxes) of any shares that vest or that are acquired upon the exercise of stock options. Compliance with the share ownership guidelines is evaluated on an annual basis by the Corporate Governance and Nominating Committee. Given the length of tenure of our Current NEOs and other executive officers, none of our executive officers are currently required to meet the guidelines.

•	Anti‑Hedging/Pledging: We do not allow any of our executive officers or directors to enter into any hedging‑type transactions in our stock or to pledge our stock.

•
Recoupment Program: As described below, as part of the CIA, Aegerion adopted an executive recoupment program, which applies to our executive officers, including our NEOs. The policy requires the repayment of cash bonuses (after tax) and/or the cancellation of unvested equity awards if an executive officer or their direct reports are directly involved in significant misconduct relating to functional areas covered by the CIA.

•	Independent Compensation Consultant: As described above, the Compensation Committee engages Radford as an independent advisor on topics related to Board and executive compensation.

Risk Considerations in Our Compensation Program

We periodically review and consider whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company. In that regard, we believe that we have designed our compensation programs in a balanced manner while also creating appropriate incentives to drive strong performance. As applied to our NEOs, each component of variable performance‑based compensation, both short‑ and long‑term, is subject to a pre‑established target. We also have a Code of Conduct in place to prevent conduct by our NEOs, other executive officers, directors, and employees that is inconsistent with applicable laws and regulations. Disciplinary measures for violations of the Code of Conduct may include a reduction in salary, reduction or elimination of bonus, termination of employment or restitution. In addition, the agreements that govern equity awards granted to our NEOs and other employees provide that the awards will be immediately forfeited in the event of termination of the individual’s employment for cause. Also, as part of the CIA, Aegerion was required to adopt an executive recoupment program, which applies to our executive officers, including our NEOs. This policy requires the repayment of cash bonuses (after tax) and/or the cancellation of unvested equity awards if an executive officer, including an NEO, covered by the policy, or their direct reports are directly involved in significant misconduct relating to functional areas covered by the CIA. These functional areas include sales, marketing, market access and medical affairs functions in the U.S.

We also believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for excessive risk caused by the action of our executive officers:

•
annual establishment of corporate objectives for our performance‑based cash bonus programs for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;

•
the mix between fixed and variable, annual and long‑term, and cash and equity compensation, is designed to encourage strategies and actions that balance our short‑term and long‑term best interests; and

•	equity awards generally vest over a lengthy period of time, which we believe encourages executive officers to take a long‑term view of our business.

The Compensation Committee has concluded that, given these measures, among other factors, our current compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

2017 Compensation Decisions

As noted above, the Compensation Committee targets the 50th percentile relative to our peer group companies, for total compensation and each element of compensation in setting the compensation for our NEOs other than our CEO and to make recommendations to the Board about the compensation of our CEO. However, the Compensation Committee, and the Board, for our CEO, also takes into account other factors in making compensation decisions, such as each executive officer’s experience, scope of role and performance, as well as internal pay equity, our availability of cash and equity, and, in the case of newly hired executive officers, arm’s length negotiations with such executive officers at the time of hire.

In 2017, the total compensation of our NEOs, as well as each significant element of compensation, generally aligned with the 50th percentile relative to our peer companies. Significant deviations from the target market percentile are explained below:

–
Mr. Hackman’s level of new hire equity awards was within the 75th to 90th percentile relative to our peer companies and his total compensation for 2017 was also within the 75th to 90th percentile relative to our peer companies. The Compensation Committee believed this was appropriate given Mr. Hackman’s prior experience, the importance of Mr. Hackman’s role within the Company, the need to provide compensation to Mr. Hackman that would attract him to join the Company from his prior employer, which was a very large global pharmaceutical company, and the fact that Mr. Hackman was not eligible to receive additional equity awards during the first quarter 2018 performance and compensation cycle.

–
Dr. Stewart’s compensation was generally within the 75th to 90th percentile relative to our peer companies for each element of compensation, as well as for his total compensation for 2017. The Compensation Committee believed this was appropriate given Dr. Stewart’s prior experience, the importance of Dr. Stewart’s role within the Company and to its potential growth, and the need to provide compensation to Dr. Stewart that would attract him to join the Company from his prior employer, which was a very large global pharmaceutical company.

–
The level of equity awards to our Post-Merger NEOs (including our former CEO, Ms. Szela), other than Mr. Perry, was generally below the 50th percentile relative to our peer companies when compared to percentage of company ownership, if the December 2016 performance-based restricted stock units, which will expire without meeting any of its goals, granted to such NEOs are not counted in the assessment. If these awards were included, then the level of equity awards for each of our Post-Merger NEOs were at or well above the 50th percentile relative to our peer companies. For detailed information on the December 2016 equity awards to our Post-Merger NEOs, please see the section below entitled “Overview of 2017 Compensation Elements - Long-Term Incentive Awards (2017).”

–
Mr. Perry’s and Mr. Louis’ base salaries were at approximately the 75th percentile relative to our peer companies and represented the same base salaries that each received from Aegerion prior to the Merger. Mr. Harshbarger’s base salary was below the 50th percentile relative to our peer companies primarily because of his relative experience in serving as a general counsel.

Overview of 2017 Compensation Elements

Base Salary

Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance. Actual salaries reflect the judgment and consideration of numerous factors by the Compensation Committee, for our NEOs other than our CEO, and the Board, for our CEO. These factors include comparative survey data, the NEO’s experience, length of service, importance of position, scope of responsibilities, leadership skills and performance, the importance of the executive officer’s position within the Company, the other elements of compensation received by the NEO, and the NEO’s compensation in comparison to similarly situated executive officers at comparable companies in our peer group.

For the following reasons, during the first quarter of 2017, the Compensation Committee, for our Post-Merger NEOs other than our former CEO, Ms. Szela, and the Board, upon recommendation of the Compensation Committee, for Ms. Szela, determined to not make any changes to the annual base salaries of our Post-Merger NEOs, all of which were set prior to the Merger when they served as executive officers of Aegerion:

–
The target percentile of the annual base salary of such NEOs against our December 2016 Peer Group were, except for Mr. Harshbarger, generally at or well above the target 50th percentile relative to our peer companies; and

–
The Compensation Committee wanted to link less total compensation for each NEO to fixed pay and to focus more on variable pay, through equity awards made to such NEOs in December 2016, as described below under “Long-Term Incentive Awards (2017),” consistent with our pay for performance philosophy and to align the interests of such NEOs with shareholders.

In October 2017, the Compensation Committee reviewed and approved an increase to Mr. Harshbarger’s base salary from $350,000 to $420,000 to reward Mr. Harshbarger’s performance, including his leadership in achieving the settlement of the DoJ and SEC investigations, which were announced in September 2017, and to more closely align Mr. Harshbarger’s annual base salary to the 50th percentile relative to our August 2017 Peer Group. The table below contains the annual base salaries of our NEOs during 2017 and 2016, as of their last date of the year (or the date of termination of employment with us, if earlier):

NEOs	2017 ($)	2016 ($)
Jeffrey Hackman (1)	480,000	—
Michael D. Price (2)	415,000	—
Murray Stewart (3)	560,000	—
Ben Harshbarger (4)	420,000	350,000
Roger Louis	350,000	350,000
Mary Szela (5)	689,550	689,550
Gregory Perry (6)	450,000	450,000
Remi Menes (7)	400,000	400,000

(1)
Mr. Hackman joined the Company on November 1, 2017 as EVP and Chief Operating Officer. On November 7, 2017, upon Ms. Szela’s resignation as CEO, he was also appointed as an ex officio member of the Executive Committee of the Board, which disbanded on July 2, 2018; Mr. Hackman did not receive a change in base salary or other compensation for serving in that role.

(2)	Mr. Price became our SVP and Chief Financial Officer on December 4, 2017 and started employment with the Company on November 27, 2017.

(3)	Dr. Stewart became our EVP, Research & Development on November 27, 2017.

(4)
Mr. Harshbarger received a base salary increase from $290,000 to $350,000 in August 2016 in connection with his promotion to General Counsel of Aegerion and a base salary increase from $350,000 to $420,000 in October 2017 for the reasons discussed above.

(5)	Ms. Szela resigned from her position as CEO of the Company on November 7, 2017.

(6)	Mr. Perry resigned from his position as SVP, Chief Financial and Administrative Officer, of the Company on December 4, 2017 and remained an employee of the Company until December 31, 2017.

(7)	Mr. Menes joined Aegerion in September 2016 as Global Chief Commercial Officer and resigned from such position on August 31, 2017.

Annual Cash Bonus Compensation

2017 Annual Cash Bonus Plan and Payouts. The Compensation Committee has the authority to award annual performance‑based cash bonuses to our executive officers, including our NEOs (other than our CEO) and to recommend such bonuses for the CEO to the Board for approval. Given the turnover of our executive officers during 2017, the only NEOs who were eligible for 2017 annual cash bonuses were Mr. Harshbarger and Mr. Louis. Mr. Harshbarger and Mr. Louis were each eligible to receive their respective target bonus based upon the achievement of our corporate goals. In 2017, Mr. Harshbarger’s target bonus was equal to 45% of his base salary and Mr. Louis’ was equal to 40% of his annual base salary.

The Compensation Committee and the Board have the discretion to award cash bonuses that are greater than or less than a target bonus amount, depending on the level of achievement of corporate or other factors, such as the achievement of individual or functional goals. The maximum payout level under the corporate goals is 150% of target. The Compensation Committee did not utilize this discretion in setting the 2017 cash bonuses for Mr. Harshbarger or Mr. Louis.

Our 2017 corporate goals and the weight attributable to each goal were approved by the Board, upon recommendation of the Compensation Committee, in the first quarter of 2017. In early 2018, as part of the annual performance review process, Mr. Hackman and our SVP, Human Resources, on behalf of our executive officers, made a recommendation to the Compensation Committee regarding the level of achievement against each such goal. The Compensation Committee reviewed this recommendation, which was for a 75% level of achievement against 2017 corporate goals, and subsequently recommended this level of achievement to the Board for review, which the Board approved. As a result, Mr. Harshbarger and Mr. Louis received cash bonuses for 2017 of $141,750 and $105,000, respectively, which was equal to 75% of their respective target bonuses.

The detailed tabulation of this level of achievement against our 2017 corporate goals is set forth in the table below:

Corporate Goals	Weight	Level of Performance	% Earned
Financial Goals	40%
Achieve revenues of $169 million and limit cash usage to $30 million	10%	—%	—%
Reconfigure expense budget to $106 million and present to Board in February 2017	10%	100%	10%
Achieve cash generation of at least $20 million in the Aegerion base business	10%	—%	—%
Execute merger synergy plan by the end of Q1 2017	10%	100%	10%
Pipeline Goals	40%
Receive positive CHMP opinion for metreleptin for GL and PL subset	10%	100%	10%
File PL subset with FDA	5%	—%	—%
Develop strategy for zuretinol that either is a revised development plan or an out-license to a third party	10%	100%	10%
Develop a comprehensive metreleptin strategy	10%	100%	10%
Identify two on-market products and identify pipeline opportunities that build on metabolic/leptin and present to Board	5%	100%	5%
Organizational Goals	10%
Execute comprehensive IR/PR strategy to launch Novelion	5%	100%	5%
Identify and retain 90% of top performing employees	2.5%	100%	2.5%
Launch one “big new idea” per function that generates cost reductions or improves efficiency	2.5%	100%	2.5%
Compliance Goals	10%
Prepare for and implement CIA and DPA	5%	100%	5%
Finalize class action litigation and DoJ/SEC investigations according to agreement in principle	5%	100%	5%
Total	100%		75%

2018 Annual Cash Bonus Plan

For 2018, the annual cash bonus plan for our executive officers has the following key elements:

•
A range of corporate goals, including financial, operational, research and development, organizational and compliance goals, which were approved by our Board, upon the recommendation of the Compensation Committee, in the first quarter of 2018.

•	The level of achievement against these corporate goals will be determined by our Board, upon the recommendation of the Compensation Committee, in the first quarter of 2019.

•	All executive officers are eligible to participate.

•
The target cash bonus opportunity for our NEOs who are currently employed with us, as a percentage of base salary, is, or for our new CEO, once hired, is expected to be, as follows: CEO - 60% (but could be higher or lower depending on the CEO’s experience, negotiations with the CEO and other factors relevant to determining CEO compensation); Mr. Hackman - 45%; Mr. Price - 50%; Dr. Stewart - 60%; Mr. Harshbarger - 45%; and Mr. Louis - 40%.

•
The target amount that our executive officers will receive under the plan will be tied 100% to the achievement of our corporate goals, as described above, and, in the discretion of the Compensation Committee for our NEOs other than our CEO, and, in the discretion of the Board, for our CEO, certain other factors, such as the achievement of individual or functional goals.

Long‑term Incentive Awards (2017)

We have a broad‑based equity compensation program designed to reward and motivate our employees, including our NEOs. Equity awards help align the interests of our NEOs and other employees with the long‑term interests of our shareholders, and provide an opportunity for employees to acquire an ownership interest in the Company. The granting of equity awards is also consistent with our compensation philosophy of attracting, retaining and motivating our NEOs to deliver sustainable long‑term value.

We currently maintain one equity compensation plan, the 2017 Equity Incentive Plan (the “Equity Incentive Plan”), under which we grant time-based stock options, time-based restricted stock units and/or performance‑based restricted stock units, as applicable, to directors, officers, employees and key consultants of the Company and its affiliates. We believe that stock options provide a strong reward for growth in the market price of our common shares as the entire value of options depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with the Company as the awards require continued employment through the vesting period. We typically provide our executive officers with time-based stock option grants upon hire and on an annual basis. Stock options granted to executive officers upon hiring generally vest over three years and stock options granted on an annual basis generally vest over three years, in each case in equal annual installments, subject to the executive officer’s continued employment as of each vesting date. Consistent with our compensation objectives, we believe this approach aligns our executive officers’ efforts and contributions with our long-term interests and allows them to participate in any future appreciation in value of our common shares.

We also believe time-based restricted stock units provide a strong retention incentive for our executive officers, provide a moderate reward for growth in the market price of our common share, and, because they use fewer shares than options, are less dilutive to our shareholders. We typically provide our executive officers with time-based restricted stock unit awards upon hire. These awards generally vest over three years in equal annual installments, subject to the executive officer’s continued employment as of each vesting date.

We also granted our Post-Merger NEOs performance-based restricted stock units in December 2016 after the Merger (as discussed in more detail below). While we may use comparable performance-based equity awards in the future, we currently do not plan to provide such awards to our executive officers.

The Equity Incentive Plan is administered by the Compensation Committee. The Board, upon the recommendation of the Compensation Committee, approves equity awards for our CEO, and our Compensation Committee, taking into account the recommendations of our CEO or the person or persons serving in such capacity, approves equity awards for our other executive officers, including executive officers who are NEOs.

New Hire, Promotion, Annual and Other Equity Awards: As noted above, our executive officers are eligible to receive stock options and restricted stock units with time-based vesting in connection with their commencement of employment, and are also eligible for awards of stock options with time-based vesting on an annual basis, in connection with our annual performance review cycle, and in connection with promotions. We may also make equity awards to our executive officers when specific circumstances warrant such grants, including for purposes of retention or the achievement of critical corporate objectives. The size and terms of equity awards made to our executive officers are determined in accordance with guidelines approved by the Compensation Committee, typically at the time such awards are made, and, for new hire awards, also take into account negotiations with the executive officer at the time of hire and certain other factors, such as importance of the role and the experience of an executive officer.

In addition, on an annual basis, the Compensation Committee approves market‑based equity guidelines for the future year for annual equity awards and awards for new hires and promotions below the level of executive officer. The Compensation Committee has delegated the authority to our SVP, Human Resources to make such awards within these guidelines and also makes similar delegations of authority in connection with off-cycle special equity awards and award programs for employees below the level of executive officer, subject to the requirements of the Equity Incentive Plan. Other than this, the Compensation Committee has not delegated any of its other responsibilities.

2017 Equity Awards to NEOs. We did not make equity awards to our Post-Merger NEOs during the 2017 annual performance and compensation review cycle, which took place in the first quarter of 2017, given the level and type of equity awards granted to such NEOs in December 2016 and other factors, as described below. We did make equity awards during 2017 to Mr. Hackman, Dr. Stewart and Mr. Price, in connection with their hiring in 2017, and to Mr. Harshbarger in October 2017 as recognition for his efforts and his leadership throughout the DoJ and SEC investigations and settlement. The amount and type of the equity awards granted in 2017 to these NEOs are set forth in the table below:

NEOs	Time-Based Stock Options (1)	Time-Based Restricted Stock Units
Jeffrey Hackman	135,000	142,500	(2)
Michael D. Price	100,000	20,000	(1)
Murray Stewart	200,000	50,000	(1)
Ben Harshbarger	75,000	—

(1)
These awards are scheduled to vest in three equal annual installments on the first three anniversaries of the grant date, subject to the applicable NEO’s continued service with the Company through each applicable vesting date.

(2)
Consists of two equity awards. One is an award of time-based restricted stock units representing 50,000 common shares, which is scheduled to vest in three equal annual installments on the first three anniversaries of the grant date, subject to Mr. Hackman’s continued service with the Company through each applicable vesting date; and the second is an award of time-based restricted stock units representing 92,500 common shares, which is scheduled to vest in full on the first anniversary of the grant date, subject to Mr. Hackman’s continued service with the Company through such vesting date. Mr. Hackman received the award of 92,500 restricted stock units with a non-standard vesting schedule as a result of negotiations with Company management and the Compensation Committee, which took into account the importance of the role and Mr. Hackman’s experience.

December 2016 NEO Equity Award Grants. As noted above, we did not make annual equity awards in 2017 to our Post-Merger NEOs, given that they received the following equity awards in December 2016 after the Merger:

NEOs	Performance-Based Restricted Stock Units	Time-Based Stock Options
Ben Harshbarger	47,980	97,400
Roger Louis	20,560	41,740
Mary Szela	171,660	323,520
Gregory Perry	81,760	166,020
Remi Menes	47,980	97,400

The awards of performance‑based restricted stock units set forth in the table above were designed to further align the interests of our Post-Merger NEOs and our shareholders, since the value of such awards are based on the achievement of short‑ and long‑term performance goals that are intended to drive our long‑term success. The performance‑based restricted stock units granted to Ms. Szela, Mr. Perry and Mr. Menes were cancelled upon their respective final dates of employment with the Company.

As noted in the table below, none of the performance goals underlying the performance-based restricted stock units held by Mr. Harshbarger and Mr. Louis have been met or are expected to be met, and therefore no shares have or will be earned by Mr. Harshbarger or Mr. Louis as a result of these awards, and they will be cancelled. To the extent that any of the goals had been met, one‑third of the applicable performance-based restricted stock units would have become vested upon achievement of the applicable performance target, and the remaining two‑thirds would have vested in substantially equal annual installments on the second and third anniversaries of the grant date, subject to continued employment. The performance goals, and our achievement, or expected level of achievement, against the performance goals are set forth in the table below:

Performance-Based Restricted Stock Units - Goals	Weight	Level of Performance	% Earned
U.S. filing of an application for approval of MYALEPT for the treatment of congenital leptin deficiency prior to 1/1/18	33.33%	0%	0%
Total JUXTAPID sales in Japan of $8.5 million prior to 1/1/18	33.33%	0%	0%
U.S. approval of MYALEPT for the treatment of the PL subset by 8/1/18	33.34%	0%	0%

The stock option grants to our Post-Merger NEOs set forth in the table above are scheduled to vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to continued employment. The time-based stock options granted to Ms. Szela and Mr. Menes did not vest at all based on the terms of the resignation agreement, for Ms. Szela, and separation agreement, for Mr. Menes, and the time-based stock options granted to Mr. Perry vested in full in accordance with the terms of his employment and separation agreements.

The market positioning of the performance‑based restricted stock units and time-based stock options granted to our Post-Merger NEOs in December 2016 were above the 90th percentile relative to our peer companies at the time such awards were made. In making these awards at such levels against the market, our Compensation Committee, for our NEOs (other than the CEO), and the Board, for our then CEO, considered information compiled by Radford, including data regarding comparative stock ownership of, and equity awards received by, executive officers at companies in our peer group and our industry. The Compensation Committee and the Board believed that the size of these equity awards was appropriate and were designed to best enable us to achieve our compensation objectives and further our pay‑for‑performance philosophy with respect to our Post-Merger NEOs for the following reasons:

•
All of the Aegerion stock options held by these NEOs were cancelled as of the Merger since they were out‑of‑the‑money, leaving them with little, if any, equity in the Company. Given the remaining minimal equity held by these NEOs as of the Merger, the size of the awards was aligned with new hire awards, rather than annual equity awards, which are normally much larger than annual equity awards; and

•
In order to more fully align these NEO’s interests with shareholders, we linked a substantial portion of their total compensation to performance-based compensation instead of fixed compensation, and as a result, our executive officers did not receive salary increases in 2017 during our annual performance and compensation cycle.

Other Compensation

Broad‑based benefit programs. We currently maintain broad‑based employee benefits that are provided to all full‑time employees, including our NEOs, including health insurance, life and disability insurance, and dental and vision insurance. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Our U.S.‑based employees, including our NEOs, are eligible to participate in our tax‑qualified 401(k) plan, which provides participants with an opportunity to save for retirement on a tax-advantaged basis. Our 401(k) plan permits employees to make contributions up to the statutory limit. We have the discretion to match up to 50% of the first 6% of gross wages that an employee contributes, resulting in a maximum match by us that totals up to 3% of an employee’s gross wages (as further limited by statutorily defined annual compensation limits). We matched 50% of the first 6% of employee contributions in 2017 (subject to statutory limits).

Perquisites; Other Benefits. We provide certain perquisites and personal benefits to our NEOs, as set forth below, in order to attract and retain such executive officers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed description of the perquisites and/or personal benefits that we provided in 2017 to our NEOs. We provide each of our executive officers, including our NEOs, with the Canadian tax support, in order to ensure that they are in a comparable tax position, both in terms of taxes paid and payments for tax services, as they would have been had they not been required to work and pay taxes in Canada. We also provide certain housing and commuting benefits and certain moving expenses below to certain of our NEOs who reside outside of the Cambridge, Massachusetts area in order to attract and retain such executive officers, facilitate their transition to the Company, and as a result of negotiations with such executive officers at the time of their hire. In addition, we pay tax-gross ups for certain of these benefits.

Severance and change of control payments/benefits. As discussed in “Potential Payments Upon Termination or Change of Control,” we generally enter into agreements with certain of our executive officers, including our NEOs, providing for certain severance benefits to them upon a qualifying termination of their employment as well as certain enhanced severance benefits upon a qualifying termination of employment in connection with a change in control of the Company. Our goal when we provide severance benefits is to provide reasonable compensation to our NEOs who leave our Company under certain circumstances in order to facilitate their transition to new employment. We also provide enhanced severance benefits in connection with a change in control to offer sufficient protection such that an NEO will devote his or her full time and attention to all corporate transactions that are in the best interest of our shareholders, regardless of whether such requirements of the business may result in the loss of his or her own job position. Such enhanced severance protections are triggered if an executive officer is involuntarily terminated by us without cause or if the executive officer voluntarily terminates employment with us for good reason, in each case in connection with a change in control, because we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. We generally prefer to have certainty regarding the potential severance amounts payable to our NEOs under specified circumstances, rather than negotiating severance at the time that a NEO’s employment terminates. In order to mitigate any potential employer liability and avoid future disputes or litigation from a departing NEO, all severance benefits and payments are subject to such NEO’s execution and delivery of an irrevocable release of claims in favor of the Company.

All payments and benefits in the event of a change in control of the Company, including the acceleration of vesting of outstanding equity awards, are payable only if there is a subsequent qualifying loss of employment by an NEO (commonly referred to as a “double-trigger” arrangement). We have determined that a double trigger arrangement for accelerated vesting is appropriate because such arrangement will encourage our executive officers holding unvested equity awards, including our NEOs, to stay focused on their responsibilities in such circumstances, rather than be distracted by the potential implications for them of a change in control. In addition, such double-trigger arrangement will protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if the payments and benefits are provided automatically, and vesting of equity awards are accelerated automatically, as a result of the transaction.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our NEOs in a manner designed to promote our long‑term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million paid to the chief executive officer or certain of its other executive officers who are “covered employees” under Section 162(m) of the Code. For taxable years beginning before January 1, 2018, certain “performance-based compensation” was eligible for an exception to this $1 million deduction cap. For taxable years beginning January 1, 2018, (1) the scope of the $1 million deduction cap was expanded such that all NEOs are “covered employees” and anyone who was an NEO in any taxable year after December 31, 2016 will remain a “covered employee” for as long as he or she (or his or her beneficiaries) receives compensation from the Company and (2) the exception to the $1 million deduction cap for performance-based compensation has been eliminated. Consequently, for fiscal years beginning after December 31, 2017, all compensation in excess of $1 million paid to an NEO will not be deductible.

The Compensation Committee believes that shareholder interests are best served if the Compensation Committee retains maximum flexibility in designing our executive compensation programs to meet stated business objectives, even if this means some compensation awards may result in a non-deductible compensation expense to the Company. Accordingly, the Compensation Committee continues to evaluate the deductibility of compensation paid to our executive officers, while retaining the discretion it deems necessary to compensate such executive officers as it determines appropriate.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. For 2017, we have not agreed to provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code. Pursuant to the employment agreements with our NEOs, if certain payments and benefits provided under the employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code and/or may be subject to an excise tax under Section 4999 of the Code for the NEO, then such payments or benefits may be reduced, at the discretion of the NEO, if such reduction would result in a higher net after-tax benefit to him or her.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We maintain a nonqualified deferred compensation arrangement for our non-employee directors, in the form of DSUs. We structure all our severance arrangements, bonus arrangements and equity awards (including DSUs) in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including stock options to purchase our common shares and other equity awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards. The Compensation Committee considers the accounting implications of significant executive compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing CD&A required by Item 402(b) of Regulation S‑K. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this Proxy Statement and our Annual Report on Form 10‑K (as amended) for 2017.

By the Compensation Committee of the Board of Directors of Novelion Therapeutics Inc.

Stephen Sabba, Chair
Suzanne Bruhn
John C. Thomas, Jr.

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

2017 Summary Compensation Table

The following table summarizes total compensation earned by our NEOs for 2017 and 2016. For 2016, amounts for our NEOs who are legacy Aegerion employees include amounts paid by or earned from, and equity awards granted by, Aegerion through the Merger on November 29, 2016 and amounts paid by or earned from, and equity awards granted by, Novelion following the Merger. The table below does not summarize total compensation earned by our NEOs for 2015, since the NEOs were either not yet employed by us at such time or were employees of Aegerion, which had not yet been acquired by us.

Name	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
Jeffrey Hackman, EVP, Chief Operating Officer and Interim CEO (5)	2017	79,385	—	671,175	262,292	—	554	(6)	1,013,406
Michael D. Price, SVP and Chief Financial Officer (7)	2017	39,904	—	79,400	165,580	—	2,463	(6)	287,347
Murray Stewart, EVP, Research and Development (8)	2017	53,846	—	198,500	331,160	—	7,293	(6)	590,799
Ben Harshbarger, General Counsel	2017	374,673	—	—	215,355	141,750	8,100	(6)	739,878
	2016	306,445	100,000	445,545	347,718	133,952	222,003		1,555,663
Roger Louis, SVP Global Chief Compliance Officer	2017	352,313	—	—	—	105,000	8,100	(6)	465,413
	2016	350,000	50,000	197,534	173,905	117,040	—		888,479
Mary Szela, former CEO (9)	2017	595,760	—	—	—	—	1,284,557	(10)	1,880,317
	2016	679,973	—	1,723,618	4,482,542	326,450	197,973		7,410,556
Gregory Perry, former Chief Financial and Administrative Officer (11)	2017	461,171	—	—	—	—	941,139	(10)	1,402,310
	2016	443,167	735,000	793,374	1,366,631	189,000	61,675		3,588,847
Remi Menes, former Global Chief Commercial Officer (12)	2017	269,531	—	—	—	—	437,972	(10)	707,503
	2016	121,111	200,000	415,027	347,718	45,567	64,149		1,193,572

(1)	This column represents the base salary and if applicable, the NEO's payroll taxes that the Company remitted on behalf of the NEO, including a tax gross-up for such taxes, subject to tax equalization.

(2)
This column represents the aggregate grant date fair value of the restricted stock units granted to the NEOs in 2017 or 2016, as applicable, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The amounts reflect the accounting cost for the restricted stock units and do not correspond to the actual economic value that may be received by the NEOs upon vesting or settlement of the restricted stock units. In connection with the Merger, all Aegerion restricted stock units held by Ms. Szela and Messrs. Perry, Harshbarger and Louis were exchanged for restricted stock units with respect to a number of our common shares equal to the product obtained by multiplying (i) the total number of Aegerion restricted stock units as of immediately prior to the effective time of the Merger by (ii) the equity exchange ratio (as defined in the Merger Agreement), with any fractional shares rounded down to the nearest whole share.

(3)
This column represents the aggregate grant date fair value of the stock options, including the Aegerion stock options cancelled in the Merger, granted to the NEOs in 2017 or 2016, as applicable, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in Note 14 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the NEOs upon exercise of the stock options or the sale of any underlying common shares. Aegerion stock options granted to Ms. Szela and Messrs. Perry and Louis in 2016 were cancelled at the effective time of the Merger for no consideration because the per share exercise price of such Aegerion stock options exceeded the fair market value of the consideration received in connection with the Merger.

(4)	This column represents the annual cash bonuses earned by the NEOs for the applicable year.

(5)
Mr. Hackman was appointed as our Chief Operating Officer on November 1, 2017 and was not an NEO for 2016. Since Mr. Hackman commenced employment with us on November 1, 2017, his 2017 base salary was pro-rated accordingly, and he did not receive a 2017 annual cash bonus.

(6)
For Messrs. Hackman, Harshbarger, and Louis, for 2017, the "All Other Compensation" column represents 401(k) plan contributions from the Company. For Mr. Price and Dr. Stewart, the "All Other Compensation" column represents reimbursements by the Company for temporary housing and commuting (including a tax gross-up for such expenses).

(7)
Mr. Price joined the Company as Senior Vice President, Finance on November 27, 2017 and was appointed Chief Financial Officer of the Company on December 4, 2017; he was not an NEO for 2016. Since Mr. Price commenced employment with us on November 27, 2017, his 2017 base salary was pro-rated accordingly, and he did not receive a 2017 annual cash bonus.

(8)
Dr. Stewart was appointed as our Executive Vice President, Research and Development on November 27, 2017 and was not an NEO for 2016. Since Dr. Stewart commenced employment with us on November 27, 2017, his 2017 base salary was pro-rated accordingly, and he did not receive a 2017 annual cash bonus.

(9)	Ms. Szela was appointed CEO of Aegerion on January 7, 2016, and appointed CEO of the Company on November 30, 2016. She served in that capacity until November 7, 2017.

(10)	For 2017, for Ms. Szela, Mr. Perry and Mr. Menes, the "All Other Compensation" column represents the following:

Name	Year	Reimbursement for Relocation, Housing and Commuting Allowance ($) (a)	Severance Payments ($) (b)	401(k) Plan Contributions ($)	Tax Gross-Ups for Benefits Provided to NEOs ($)	Total ($)
Mary Szela, former CEO	2017	79,950	1,131,143	8,100	65,364	1,284,557
Gregory Perry, former Chief Financial and Administrative Officer	2017	49,901	843,750	7,875	39,613	941,139
Remi Menes, former Global Chief Commercial Officer	2017	17,089	405,170	8,100	7,613	437,972

(a)
Represents the following: for Ms. Szela, amounts paid to or on behalf of her in connection with temporary housing in her former role as CEO of the Company; for Mr. Perry, amounts paid to or on behalf of him in connection with temporary housing in his former role as Chief Financial and Administrative Officer of the Company; and for Mr. Menes, amounts paid to or on behalf of him in connection with certain relocation reimbursements incurred in late 2016 and paid in 2017 in connection with his former role as Global Chief Commercial Officer of the Company, and the relocation allowance paid in 2017 in accordance with his separation agreement.

(b)
Represents severance amounts paid/payable to Ms. Szela, Mr. Perry and Mr. Menes in connection with their respective resignation and separation agreements, including $28,643 and $5,170 of unused vacation paid to Ms. Szela and Mr. Menes, respectively.

(11)
Mr. Perry served as Chief Financial Officer of Aegerion from July 2015 to February 2016 and was appointed Chief Financial and Administrative Officer of the Company on November 30, 2016. He served in that capacity until December 4, 2017, but remained an employee of the Company until December 31, 2017.

(12)
Mr. Menes was appointed Global Chief Commercial Officer of Aegerion on September 21, 2016 and was appointed Global Chief Commercial Officer of the Company on November 30, 2016. He served in that capacity until August 31, 2017.

Grants of Plan‑Based Awards for the Fiscal Year Ended December 31, 2017

The following table provides information related to grants of awards to NEOs in 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards and Option Awards ($) (4)
Name	Grant Date	Target ($)	Maximum ($)
Jeffrey Hackman	11/1/2017	—	—	50,000	—	—	235,500
	11/1/2017	—	—	92,500	—	—	435,675
	11/1/2017	—	—	—	135,000	4.71	262,292
Michael D. Price	11/27/2017	—	—	20,000	—	—	79,400
	11/27/2017	—	—	—	100,000	3.97	165,580
Murray Stewart	11/27/2017	—	—	50,000	—	—	198,500
	11/27/2017	—	—	—	200,000	3.97	331,160
Ben Harshbarger		189,000	283,500	—	—	—	—
	10/6/2017	—	—	—	75,000	7.03	215,355
Roger Louis		140,000	210,000	—	—	—	—
Mary Szela		—	—	—	—	—	—
Gregory Perry		—	—	—	—	—	—
Remi Menes		—	—	—	—	—	—

(1)
This reflects the target and maximum payouts for our annual cash bonuses under our 2017 annual cash bonus plan. The target is based on a percentage of the applicable NEO’s 2017 base salary and the maximum is equal to 150% of such target, as described above in “Overview of 2017 Compensation Elements - Annual Cash Bonus Compensation.” The actual amounts paid for fiscal year 2017 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Given the turnover of our executive officers during 2017, the only NEOs who were eligible for 2017 annual cash bonuses were Mr. Harshbarger and Mr. Louis.

(2)
Represents the time-based restricted stock units granted to Mr. Hackman, Mr. Price and Dr. Stewart in connection with their hiring in 2017, as described above in “Overview of 2017 Compensation Elements - Long-term Incentive Awards (2017) - 2017 Equity Awards to NEOs.”

(3)
Represents the time-based stock options granted to Mr. Hackman, Mr. Price and Dr. Stewart in connection with their hiring in 2017, as well as time-based stock options granted to Mr. Harshbarger in October 2017 as recognition for his efforts and his leadership throughout the DoJ and SEC investigations and settlement, as described above in “Overview of 2017 Compensation Elements - Long-term Incentive Awards (2017) - 2017 Equity Awards to NEOs.”

(4)
Represents the aggregate grant date fair value of the time-based restricted stock units and time-based stock options, as applicable, granted to the NEOs, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts for the time-based stock options are described in Note 14 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reflect the accounting cost for the time-based restricted stock units and time-based stock options and do not correspond to the actual economic value that may be received by the NEOs upon exercise, vesting or settlement of the awards, as applicable, or the sale of any underlying common shares.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into the following compensation arrangements with our current and former NEOs, which compensation is reflected in the tables above.

Compensation Arrangements of Jeffrey Hackman, Executive Vice President, Chief Operating Officer and Interim CEO

Mr. Hackman was appointed as our Executive Vice President and Chief Operating Officer on November 1, 2017. In connection with his appointment, we entered into an employment agreement with Mr. Hackman, which provides that he will initially earn an annual base salary of $480,000 (subject to increase by the Board) and, beginning January 1, 2018, will be eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 45% of his base salary. In connection with his appointment, Mr. Hackman received (a) a time-based option to purchase 135,000 common shares, (b) time-based restricted stock units representing 50,000 of our common shares, and (c) time-based restricted stock units representing 92,500 common shares. We also agreed to reimburse Mr. Hackman for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with service in Canada up to $5,000 on an annual basis, as well as tax equalization payments for Mr. Hackman’s services in Canada and fees associated with the calculation of such payments. Mr. Hackman is subject to the restrictive covenants in the Company’s standard Confidentiality, Assignment of Intellectual Property and Non-Competition agreement.

Mr. Hackman also served as an ex officio member of the Executive Committee of the Board until it was disbanded in June 2018. Mr. Hackman did not receive any additional compensation for serving in this role.

Compensation Arrangements of Michael D. Price, Senior Vice President and Chief Financial Officer

Mr. Price commenced employment with us on November 27, 2017 and was appointed as our Senior Vice President and Chief Financial Officer on December 4, 2017. In connection with his employment, we entered into an employment agreement with Mr. Price, which provides that Mr. Price will initially earn an annual base salary of $415,000 (subject to increase by the Board) and, beginning January 1, 2018, will be eligible to earn an annual cash bonus based on achievement of certain performance goals with a target of 50% of his base salary. In connection with his employment agreement, Mr. Price also received (a) a time-based option to purchase 100,000 of our common shares and (b) time-based restricted stock units representing 20,000 of our common shares. Under Mr. Price's original employment agreement, during the term of his employment, subject to repayment if Mr. Price’s employment terminates other than by the Company without cause within 12 months’ of his appointment date, we are obligated to (a) provide Mr. Price with a temporary housing allowance of up to $5,500 per month; and (b) weekly commuting costs not to exceed $1,000, as well as a tax gross-up payment in the amount necessary to offset the tax liability associated with such allowances. We also agreed to reimburse Mr. Price for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with service in Canada up to $5,000 on an annual basis, as well as tax equalization payments for Mr. Price’s services in Canada and fees associated with the calculation of such payments. Effective April 20, 2018, we amended Mr. Price’s employment agreement to decrease his aggregate temporary housing and commuting allowance to up to $9,500 per month. Mr. Price is subject to the restrictive covenants in the Company’s standard Confidentiality, Assignment of Intellectual Property and Non-Competition agreement.

Compensation Arrangements of Murray Stewart, Executive Vice President, Research & Development

Dr. Stewart was appointed as our Executive Vice President, Research & Development on November 27, 2017. In connection with his appointment, we entered into an employment agreement with Dr. Stewart, which provides that Dr. Stewart will initially earn an annual base salary of $560,000 (subject to increase by the Board) and, beginning January 1, 2018, will be eligible to earn an annual target bonus of 60% of his base salary. In connection with his appointment, Dr. Stewart received (a) a time-based option to purchase 200,000 of our common shares, and (b) time-based restricted stock units representing 50,000 of our common shares.

Under Dr. Stewart’s original employment agreement, during the term of his employment, subject to repayment if Dr. Stewart’s employment is terminated other than without “Cause” (as defined below in “Potential Payments Upon Termination or Change of Control”) or for “Good Reason” (as defined below in “Potential Payments Upon Termination or Change of Control”), in either case within 12 months’ of his appointment date, we were obligated to (a) provide Dr. Stewart with a temporary housing allowance of up to $4,500 per month; and (b) weekly commuting costs not to exceed $1,000, as well as a tax gross-up payment in the amount necessary to offset the tax liability associated with such allowances. Effective April 20, 2018, we amended Dr. Stewart’s employment agreement to provide that he will receive reimbursement for reasonable relocation expenses incurred for relocating to the Cambridge, Massachusetts area, up to $20,000, in lieu of the temporary housing allowance and commuting costs originally provided. We are also obligated to reimburse Dr. Stewart for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with service in Canada up to $5,000 on an annual basis, as well as tax equalization payments for Dr. Stewart’s services in Canada and fees associated with the calculation of such payments. Dr. Stewart is subject to the restrictive covenants in the Company’s standard Confidentiality, Assignment of Intellectual Property and Non-Competition agreement.

Compensation Arrangements of Ben Harshbarger, General Counsel & Secretary

We entered into an employment agreement with Mr. Harshbarger, dated November 28, 2016, as amended August 28, 2017. The employment agreement, as amended, provided for Mr. Harshbarger’s annual base salary (subject to increase by the Board), annual target bonus and eligibility to participate in our health insurance and other benefits, generally. Mr. Harshbarger’s current annual base salary is $441,000, and his current annual target bonus is 45% of base salary. We also agreed to reimburse Mr. Harshbarger for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with service in Canada up to $5,000 on an annual basis, as well as tax equalization payments for Mr. Harshbarger’s services in Canada and fees associated with the calculation of such payments. Mr. Harshbarger is subject to the restrictive covenants in the Company’s standard Confidentiality, Assignment of Intellectual Property and Non-Competition agreement.

Compensation Arrangements of Roger Louis, Senior Vice President and Global Chief Compliance Officer

We entered into an employment agreement with Mr. Louis, dated November 28, 2016, as amended August 28, 2017. The employment agreement, as amended, provided for Mr. Louis’ annual base salary (subject to increase by the Board), annual target bonus and eligibility to participate in our health insurance and other benefits, generally. Mr. Louis’ current annual base salary is $360,500, and his current annual target bonus is 40% of base salary. We also agreed to reimburse Mr. Louis for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with service in Canada up to $5,000 on an annual basis, as well as tax equalization payments for Mr. Louis’s services in Canada and fees associated with the calculation of such payments. Mr. Louis is subject to the restrictive covenants in the Company’s standard Confidentiality, Assignment of Intellectual Property and Non-Competition agreement.

Compensation Arrangements of Mary Szela, Former CEO

On May 8, 2017, we entered into an employment agreement with Ms. Szela, with effect from November 29, 2016, the date of the Merger. Under the agreement, Ms. Szela was provided with an annual base salary of $689,550 (subject to increase by the Board) and was eligible to earn an annual cash bonus based on achievement of certain performance goals with a target of 60% of her base salary. The cash compensation package of Ms. Szela was the same compensation that Ms. Szela received as CEO of Aegerion prior to the Merger. In addition, Ms. Szela’s employment agreement obligated us, during the term of Ms. Szela’s employment, to: (a) provide Ms. Szela with a housing allowance of up to $7,200 per month; (b) reimburse Ms. Szela for reasonable commuting expenses for business travel to and from the Chicago, Illinois area, including airfare; (c) provide tax gross-ups to offset any tax liability of Ms. Szela associated with the housing allowance; (d) reimburse Ms. Szela for incurrence of fees for tax and financial planning up to $15,000 on an annual basis; and (e) reimburse Ms. Szela for incurrence of reasonable expenses for independent tax consultation regarding Canadian tax obligations in connection with her service in Canada up to $5,000 on an annual basis. Ms. Szela resigned as our CEO on November 7, 2017.

Compensation Arrangements of Gregory Perry, Former Chief Financial and Administrative Officer

We entered into an employment agreement with Mr. Perry, dated November 28, 2016, as amended August 28, 2017 and September 13, 2017. The employment agreement, as amended, provided for Mr. Perry’s annual base salary, annual target bonus and eligibility to participate in our health insurance and other benefits, generally. Mr. Perry's annual base salary in 2017 was $450,000 and his target bonus was 50%. We also agreed to provide Mr. Perry, until the earlier of July 6, 2018 or his termination, (a) a housing allowance of up to $4,500 per month; and (b) tax gross-ups to offset any tax liability of Mr. Perry associated with the housing allowance. Mr. Perry resigned as our Chief Financial and Administrative Officer on December 4, 2017 and remained an employee of the Company until December 31, 2017.

Compensation Arrangements of Remi Menes, Former Global Chief Commercial Officer

We entered into an employment agreement with Mr. Menes, dated November 28, 2016. The employment agreement, as amended, provided for Mr. Menes’ initial annual base salary, initial annual target bonus and eligibility to participate in our health insurance and other benefits, generally. We also agreed to provide Mr. Menes for (a) a housing allowance of up to $4,500 per month until March 21, 2017; (b) a relocation allowance for shipping Mr. Menes’ household goods from Finland to Massachusetts, and (c) tax gross-ups to offset any tax liability of Mr. Menes associated with (a) and (b); provided that (a) and (b) were subject to repayment of a prorated portion if Mr. Menes resigned other than for “Good Reason” (as defined below in “Potential Payments Upon Termination or Change of Control”) or was terminated by us for “Cause” (as defined below in “Potential Payments Upon Termination or Change of Control”), in either case, prior to the 12-month anniversary of payment of such allowance. Mr. Menes resigned as our Global Chief Commercial Officer on August 31, 2017, and in connection with his separation agreement, we agreed to waive his obligation to repay any portion of his housing allowance, original relocation allowance, and signing bonus.

Outstanding Equity Awards at 2017 Fiscal Year‑End

The following table provides information regarding equity awards held by our NEOs as of December 31, 2017. Ms. Szela and Mr. Menes are not included in the following table because they held no equity awards as of December 31, 2017, due to their resignations earlier in 2017.

	Option Awards (1)							Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffrey Hackman	—		135,000	(3)	4.71	11/1/2027		50,000	(4)	156,000	—		—
								92,500	(5)	288,600	—		—
Michael D. Price	—		100,000	(6)	3.97	11/27/2027		20,000	(7)	62,400	—		—
Murray Stewart	—		200,000	(6)	3.97	11/27/2027		50,000	(7)	156,000	—		—
Ben Harshbarger	32,467	(8)	64,933	(8)	8.65	12/22/2026		177	(9)	552	47,980	(10)	149,698
	—		75,000	(11)	7.03	10/6/2027		512	(12)	1,597	—		—
								336	(13)	1,048	—		—
								697	(14)	2,175	—		—
								1,122	(15)	3,501	—		—
Roger Louis	13,913	(8)	27,827	(8)	8.65	12/22/2026		1,093	(14)	3,410	20,560	(10)	64,147
Gregory Perry	166,020	(16)	—		8.65	3/31/2018	(17)	—		—	—		—

(1)
Pursuant to Messrs. Hackman's, Harshbarger's, Louis', and Perry's and Dr. Stewart’s employment agreements, such equity awards are subject to certain acceleration of vesting provisions in the event of certain qualifying terminations in connection with a change in control, as discussed further in “Potential Payments Upon Termination or Change of Control” below.

(2)	Based on the closing price of our common shares on December 29, 2017 ($3.12), the last trading date of 2017.

(3)
Represents time-based stock options granted on November 1, 2017 under the Equity Incentive Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(4)
Represents time-based restricted stock units granted on November 1, 2017 under the Equity Incentive Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(5)
Represents time-based restricted stock units granted on November 1, 2017 under the Equity Incentive Plan, which vest in full on the first anniversary of the grant date, subject to continued employment through such date.

(6)
Represents time-based stock options granted on November 27, 2017 under the Equity Incentive Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(7)
Represents time-based restricted stock units granted on November 27, 2017 under the Equity Incentive Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(8)
Represents time-based stock options granted on December 22, 2016 under the Equity Incentive Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(9)
Represents time-based restricted stock units granted on April 1, 2015 under the Aegerion Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan ("Aegerion 2010 Plan"), which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(10)
Represents performance-based restricted stock units granted on December 22, 2016 under the Equity Incentive Plan. None of the performance goals underlying the performance-based restricted stock units held by Mr. Harshbarger and Mr. Louis have been met or are expected to be met, and therefore no shares have or will be earned by Mr. Harshbarger or Mr. Louis as a result of these awards, and they will be cancelled. To the extent that any of the goals had been met, one-third of the applicable performance-based restricted stock units would have become vested upon achievement of the applicable performance target, and the remaining two-thirds would have vested in substantially equal annual installments on the second and third anniversaries of the grant date, subject to continued employment through each applicable vesting date.

(11)
Represents time-based stock options granted on October 6, 2017 under the Equity Incentive Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(12)
Represents time-based restricted stock units granted on May 15, 2015 under the Aegerion 2010 Plan, which vest on the third anniversary of the grant date, subject to continued employment through such date.

(13)
Represents time-based restricted stock units granted on September 17, 2015 under the Aegerion 2010 Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(14)
Represents time-based restricted stock units granted on May 9, 2016 under the Aegerion 2010 Plan, which vest ratably on an annual basis over three years from the grant date, subject to continued employment through each applicable vesting date.

(15)
Represents time-based restricted stock units granted on May 9, 2016 under the Aegerion 2010 Plan, 25% of which vest on the first anniversary of the grant date, 50% of which vest on the second anniversary grant date, and 25% of which vest on the third anniversary grant date, subject to continued employment through each applicable vesting date.

(16)	Represents time-based stock options granted on December 22, 2016 under the Equity Incentive Plan, all of which vested on December 12, 2017, in connection with Mr. Perry's resignation from the Company.

(17)	Mr. Perry's options expired on March 31, 2018, 90 days after his termination date.

2017 Option Exercises and Stock Vested

The following table provides information with respect to vested stock awards during 2017. None of our NEOs exercised stock options during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jeffrey Hackman	—	—
Michael D. Price	—	—
Murray Stewart	—	—
Ben Harshbarger	1,956	17,549	(2)
Roger Louis	547	5,153	(3)
Mary Szela	6,632	62,473	(4)
Gregory Perry	7,179	39,054	(5)
Remi Menes	—	—

(1)	The value realized on vesting is computed by multiplying the number of shares or units that vested by the per-share closing price of our common shares on the vesting date.

(2)
Based on the following: (i) a closing price of $10.74 for our common shares on April 1, 2017, the date on which 178 time-based restricted stock units vested; (ii) a closing price of $9.42 for our common shares on May 9, 2017, the date on which 724 time-based restricted stock units vested; (iii) a closing price of $8.97 for our common shares on May 15, 2017, the date on which 717 time-based restricted stock units vested; and (iv) a closing price of $7.08 for our common shares on September 17, 2017, the date on which 337 time-based restricted stock units vested.

(3)	Based on the $9.42 closing price of our common shares on May 9, 2017, the date on which 547 time-based restricted stock units vested.

(4)	Based on the $9.42 closing price of our common shares on May 9, 2017, the date on which 6,632 time-based restricted stock units vested.

(5)
Based on the $9.42 closing price of our common shares on May 9, 2017, the date on which 2,393 time-based restricted stock units vested, and the $3.45 closing price of our common shares on December 12, 2017, the date on which 4,786 time-based restricted stock units vested.

Potential Payments Upon Termination or Change of Control

Each of our NEOs, except for Mr. Price, is or was entitled to receive certain benefits upon a qualifying termination of employment and/or upon certain change of control transactions accompanied by a qualifying termination of employment within a certain time following such transaction, as described below. Because Mr. Price was hired during our search for a new CEO, he agreed to forego certain termination benefits and protections upon a change of control transaction at the time of his hire (though Mr. Price may be granted such benefits in the future).

Termination Arrangements with Mr. Hackman and Dr. Stewart

Involuntary Termination of Employment Not in Connection with a Change in Control

Pursuant to their respective employment agreements, if Mr. Hackman or Dr. Stewart, as applicable, is terminated by us for any reason other than “Cause”, death or disability or Mr. Hackman or Dr. Stewart, as applicable, resign for “Good Reason”, then they will be entitled to the following, subject to execution of a general release of claims in our favor and continued compliance with applicable restrictive covenants: (i) continued base salary for 12 months; (ii) if the Board determines that they are eligible for a target bonus for the year during which their employment terminates, a portion of such target bonus, pro-rated for their employment during such year; and (iii) if Mr. Hackman or Dr. Stewart was participating in our group health plan immediately prior to the date of termination and elects COBRA health continuation, we will pay him an amount equal to our share of the premium for his group health coverage, for up to 12 months.

Involuntary Termination of Employment in Connection with a Change in Control

In the event of a termination by us for any reason other than Cause, death or disability or Mr. Hackman’s or Dr. Stewart’s, as applicable, resignation for Good Reason, in each case within 18 months following a “Change in Control,” Mr. Hackman or Dr. Stewart, as applicable, will be entitled to the following (instead of the payments and benefits described above), subject to his execution of a general release of claims in our favor and continued compliance with applicable restrictive covenants: (A) continued base salary (at his then-current rate or base salary in effect immediately prior to the Change in Control, if higher) for 12 months; (B) a portion of his target bonus for the year of termination, pro-rated for his employment during such year; (C) full accelerated vesting of all outstanding equity awards held by him as of the date of such termination; and (D) if he was participating in our group health plan immediately prior to the date of termination and elects COBRA health continuation, we will pay him an amount equal to its share of the premium for his group health coverage, for up to 12 months.

The payments and benefits provided under the employment agreement in connection with a Change in Control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Hackman or Dr. Stewart, as applicable, in connection with a Change in Control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits may be reduced, at the discretion of Mr. Hackman or Dr. Stewart, as applicable, if such reduction would result in a higher net after-tax benefit to him.

For purposes of Mr. Hackman and Dr. Stewart’s employment agreements:

“Cause” generally means (i) his conduct constituting a material act of misconduct in connection with the performance of his duties; (ii) a material and willful misrepresentation by him to our CEO or our Board regarding a matter of material importance to us; (iii) his commission of any felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by him that would reasonably be expected to result in material injury or reputational harm to us or any of our subsidiaries and affiliates if he were retained in his position; (iv) his continued non-performance of his duties hereunder with a cure period and standard carve-outs; (v) his breach of any of the provisions contained in section 7 of his employment agreement; (vi) his material violation of our written employment policies; (vii) his failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Change in Control” generally means any of the following (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50 percent or more of the combined voting power of our then-outstanding securities having the right to vote in an election of the Board, as such terms are used in the Securities Exchange Act of 1934, as amended; (ii) the date a majority of the members of the board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of the appointment or elects; or (iii) the consummation of (A) any consolidation or merger of us where our shareholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the company issuing cash or securities in the consolidation or merger, or (B) any sale or other transfer of all or substantially all of our assets.

“Good Reason” generally means that he has complied with the proper notification process following the occurrence of any of the following events (i) a material diminution of his responsibilities, authority or duties; (ii) a material diminution in his base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all our senior management employees; (iii) a material change in the geographic location at which he provides services to us; or (iv) our material breach of his employment agreement.

Termination Arrangement with Mr. Price

In connection with his termination or resignation, the Company and Mr. Price, as applicable, are each required to provide 30 days’ prior written notice; provided, however, that if Mr. Price is terminated by the Company for cause, the date of termination will be the date the notice is given. The Company may pay Mr. Price's base salary in lieu of such notice.

Termination Arrangements with Messrs. Harshbarger and Louis

Involuntary Termination of Employment Not in Connection with a Change in Control

Pursuant to their respective employment agreements, as amended, if Mr. Harshbarger or Mr. Louis, as applicable, is terminated by us for any reason other than “Cause,” death or disability or Mr. Harshbarger or Mr. Louis, as applicable, resigns for “Good Reason,” then he will be entitled to the following, subject to his execution of a general release of claims in our favor and continued compliance with applicable restrictive covenants: (i) continued base salary for 12 months; and (ii) if he was participating in our group health plan immediately prior to the date of termination and elects COBRA health continuation, we will pay him an amount equal to our share of the premium for the NEO's group health coverage, for up to 12 months.

Involuntary Termination of Employment in Connection with a Change in Control

In the event of a termination by us for any reason other than “Cause,” death or disability or Mr. Harshbarger’s or Mr. Louis’, as applicable, resignation for Good Reason, in each case within 18 months following a “Sale Event,” they will be entitled to the payments and benefits described above, as well as full accelerated vesting of all outstanding equity awards held by them as of the date of such termination, the target bonus for the year of termination and a portion of his target bonus for the year of termination, pro-rated for their employment during such year, in each case subject to his execution of a general release of claims in our favor and continued compliance with applicable restrictive covenants.

The payments and benefits provided under the employment agreement in connection with a Sale Event may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Harshbarger or Mr. Louis in connection with a Sale Event would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits may be reduced, at the discretion of Mr. Harshbarger or Mr. Louis, if such reduction would result in a higher net after-tax benefit to him.

For purposes of Messrs. Harshbarger’s and Louis’ employment agreement,

“Cause” generally means (i) his failure (except where due to a disability), neglect or refusal to perform in any material respect his duties and responsibilities; (ii) any act by him that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect; (iii) his conviction of, or plea of guilty or no contest to (A) a felony or (B) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of his duties or otherwise result in material injury to the reputation or business of the Company; (iv) his commission of an act of fraud or embezzlement against the Company, or any other act that creates or reasonably could create negative or adverse publicity for the Company; (v) any violation by him of our policies, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company; (vi) his violation of federal or state securities laws; or (vii) his breach of his employment agreement or breach of his confidentiality agreement.

“Good Reason” generally means that he has complied with the proper notification process following the occurrence of any of the following events (i) a material diminution of his responsibilities, authority or duties; (ii) a material diminution in his base salary except for across-the-board salary reductions applicable to all similarly situated executives; (iii) the relocation of his principal place of employment more than 50 miles from its current location; or (iv) our material breach of his employment agreement.

“Sale Event” generally means (i) the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity; (iii) the sale of all of our common shares to an unrelated person or entity; (iv) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender offer (which includes a takeover bid) made directly to our stockholders.

In connection with their resignations from the Company in 2017, we entered into agreements with each of Ms. Szela, Mr. Perry and Mr. Menes, the key terms of which are described below.

Resignation Agreement with Ms. Szela, Former CEO

On November 7, 2017, Ms. Szela resigned for personal reasons from her position as our CEO and as a member of our Board. In connection with Ms. Szela’s resignation, we negotiated and entered into a resignation agreement with Ms. Szela. Pursuant to Ms. Szela’s resignation agreement, Ms. Szela received one year of salary continuation at her final annual base salary rate of $689,550 and a payment, in a lump sum, of $413,000, payable in November 2018. The resignation agreement contains a mutual release of claims, as well as an acknowledgment that Ms. Szela will continue to be subject to our standard Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement.

Separation Agreement with Gregory Perry, Former Chief Financial and Administrative Officer

On December 4, 2017, Mr. Perry resigned from his position as our Chief Financial and Administrative Officer, but remained our employee until December 31, 2017. In connection with Mr. Perry’s resignation, we entered into a separation agreement with Mr. Perry under which he received one year of salary continuation at his final annual base salary rate of $450,000 and two lump sum payments representing his 2017 and 2018 bonuses - one in the amount of $168,750 paid by March 15, 2018 and the other in the amount of $225,000 payable on the last day of his salary continuation payments. In addition, Mr. Perry has elected COBRA health continuation, and we have paid our share of the premium for Mr. Perry’s group health coverage, and will continue to pay for our share of such premiums for up to 12 months. In addition, Mr. Perry's 4,786 time-based restricted stock units and a time-based option to purchase 166,020 of our common shares were accelerated in full. The resignation agreement contains a mutual release of claims, as well as an acknowledgment that Mr. Perry will continue to be subject to our standard Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement.

Separation Agreement with Mr. Menes, Former Global Chief Commercial Officer

On August 28, 2017, Mr. Menes resigned from his position as our Global Chief Commercial Officer. In connection with Mr. Menes’s resignation, we entered into a separation agreement with Mr. Menes under which he received one year of salary continuation at his final annual base salary rate of $400,000. Mr. Menes initially elected COBRA health continuation, and we paid our share of the premium for Mr. Menes’ group health coverage during the period for which he elected COBRA health continuation. In addition, we waived Mr. Menes' obligation to repay any portion of his housing allowance, original relocation allowance, and signing bonus. Mr. Menes also received reimbursement for reasonable relocation expenses incurred for relocating from Massachusetts to the Montreal, Canada area, up to $20,000. He will also receive tax equalization and the reimbursement of tax consultation expenses in connection with the Canadian tax implications of his work for us in 2017. The resignation agreement contains a release of claims in our favor, as well as an acknowledgment that Mr. Menes will continue to be subject to our standard Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement.

The amount of compensation payable to our NEOs in the event of a termination of employment or a change of control is set forth in the table below. Except for Ms. Szela, Mr. Perry and Mr. Menes, the amounts set forth in the table below were calculated assuming the termination of the NEO’s employment occurred as of December 31, 2017. The amounts for Ms. Szela, Mr. Perry and Mr. Menes represent the actual severance amounts and benefits paid and payable to them in connection with their employment terminations.

Name	Benefit	Termination Other than for Cause, Death or Disability Not in Connection with a Sale Event or Change in Control		Resignation for Good Reason Not in Connection with a Sale Event or Change in Control		Termination Other than for Cause, Death or Disability in Connection with Sale Event or Change in Control		Resignation for Good Reason in Connection with Sale Event or Change in Control
Jeffrey Hackman	Cash Severance	$480,000	(1)	$480,000	(1)	$480,000	(1)	$480,000	(1)
	Option Acceleration	$—		$—		$—	(2)	$—	(2)
	Restricted Stock Units Acceleration	$—		$—		$444,600	(3)	$444,600	(3)
	Health Benefits	$25,066	(4)	$25,066	(4)	$25,066	(4)	$25,066	(4)
	Total	$505,066		$505,066		$949,666		$949,666
Michael D. Price	Cash Severance	$34,583	(5)	$34,583	(5)	$34,583	(5)	$34,583	(5)
Murray Stewart	Cash Severance	$560,000	(1)	$560,000	(1)	$560,000	(1)	$560,000	(1)
	Option Acceleration	$—		$—		$—	(2)	$—	(2)
	Restricted Stock Units Acceleration	$—		$—		$156,000	(3)	$156,000	(3)
	Health Benefits	$2,292	(4)	$2,292	(4)	$2,292	(4)	$2,292	(4)
	Total	$562,292		$562,292		$718,292		$718,292
Ben Harshbarger	Cash Severance	$420,000	(1)	$420,000	(1)	$420,000	(1)	$420,000	(1)
	Option Acceleration	$—		$—		$—	(2)	$—	(2)
	Restricted Stock Units Acceleration	$—		$—		$8,873	(3)	$8,873	(3)
	Health Benefits	$25,066	(4)	$25,066	(4)	$25,066	(4)	$25,066	(4)
	Target Bonus	$—		$—		$378,000	(6)	$378,000	(6)
	Total	$445,066		$445,066		$831,939		$831,939
Roger Louis	Cash Severance	$350,000	(1)	$350,000	(1)	$350,000	(1)	$350,000	(1)
	Option Acceleration	$—		$—		$—	(2)	$—	(2)
	Restricted Stock Units Acceleration	$—		$—		$3,410	(3)	$3,410	(3)
	Health Benefits	$15,990	(4)	$15,990	(4)	$15,990	(4)	$15,990	(4)
	Target Bonus	$—		$—		$280,000	(6)	$280,000	(6)
	Total	$365,990		$365,990		$649,400		$649,400
Mary Szela	Cash Severance	$—		$1,102,550	(7)	$—		$—
Gregory Perry	Cash Severance	$—		$450,000	(8)	$—		$—
	Option Acceleration	$—		$—	(2)	$—		$—
	Restricted Stock Units Acceleration	$—		$16,512	(9)	$—		$—
	Bonuses	$—		$393,750	(10)	$—		$—
	Health Benefits	$—		$21,992	(11)	$—		$—
	Total	$—		$882,254		$—		$—
Remi Menes	Cash Severance	$—		$400,000	(12)	$—		$—
	Relocation Benefits	$—		$15,553	(12)	$—		$—
	Health Benefits	$—		$1,708	(13)	$—		$—
	Total	$—		$417,261		$—		$—

(1)	Represents 12 months of salary continuation, based on annual salary rate in effect on December 31, 2017.

(2)
Because the per share exercise price of stock options held by our NEOs was greater than the fair market value of our common shares on December 29, 2017 ($3.12), no amounts have been included in this table with respect to stock options.

(3)
Represents the value of 100% of the unvested portion of the NEO's time-based restricted stock units as of December 31, 2017. The value is calculated by multiplying the number of time-based restricted stock units that would have vested upon such employment termination by $3.12, the closing price of our common shares on December 29, 2017. As none of the performance goals underlying the performance-based restricted stock units held by Mr. Harshbarger and Mr. Louis have been met or are expected to be met, no shares have or will be earned by Mr. Harshbarger or Mr. Louis as a result of these awards, and they will be cancelled. This column thus does not reflect any value for such performance-based restricted stock units.

(4)	Represents payments of premiums for COBRA continuation coverage for 12 months, based on the actual rates applicable to the NEOs as of December 31, 2017.

(5)	Represents payment of one month of base salary in lieu of notice, pursuant to Mr. Price’s original employment agreement.

(6)	Represents two times target bonus for 2017.

(7)
Represents Ms. Szela's actual severance payable, equal to 12 months of salary continuation, based on her annual salary rate in effect on November 7, 2017, and an additional lump sum payment of $413,000 she will receive in November 2018.

(8)	Represents Mr. Perry's actual severance payable, equal to 12 months of salary continuation, based on his annual salary rate in effect on December 31, 2017.

(9)
Represents the value of 100% of the unvested portion of Mr. Perry's time-based restricted stock units, which vested on December 12, 2017 (the date his separation agreement became effective), in connection with Mr. Perry's resignation from the Company. The value is calculated by multiplying the number of time-vested restricted stock units that vested on such date by $3.45, the closing price of our common shares on December 12, 2017.

(10)	Represents Mr. Perry's 2017 bonus payment of $168,750 that he received in March 2018 and 2018 bonus payment of $225,000 that he will receive in December 2018 in connection with his termination.

(11)
Represents payments of premiums for COBRA continuation coverage for 12 months, based on the actual rate as of January 12, 2018, the first payroll period in 2018 after Mr. Perry's last day with the Company.

(12)
Represents Mr. Menes' actual severance payable, equal to 12 months of salary continuation, based on his annual salary rate in effect on August 31, 2017, and additional payments for relocation expenses he incurred in connection with his termination.

(13)	Represents payments of premiums for COBRA continuation coverage for the period in which Mr. Menes elected COBRA health continuation.

CEO PAY RATIO DISCLOSURE

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the CEO. Since Ms. Szela resigned on November 7, 2017, and Mr. Hackman was serving as our principal executive officer on November 30, 2017, our Determination Date (as defined below), we have compared the median employee’s total annual compensation to Mr. Hackman’s.

For 2017, the annual total compensation for Mr. Hackman, as reported in the Summary Compensation Table, was $1,013,406. Because Mr. Hackman joined the Company on November 1, 2017, for purposes of this pay ratio disclosure, we adjusted Mr. Hackman’s base salary and 401(k) company match to estimate the compensation that he likely would have received if he had served in his capacity as Chief Operating Officer and principal executive officer for the entire year. As a result of the adjustments, Mr. Hackman’s compensation, for purposes of this pay ratio disclosure, was $1,416,791. The annual total compensation for our median employee was $183,787, resulting in a 2017 CEO to median employee pay ratio of approximately 8 to 1, as illustrated in the table below.

Mr. Hackman's Annualized 2017 Compensation	$1,416,791
Median Employee 2017 Compensation	$183,787
Ratio of CEO to Median Employee Compensation	8:1

We identified the median employee by (i) aggregating for each employee of the Company, as of November 30, 2017 (the “Determination Date”) (a) annual base salary for permanent salaried employees, or hourly rate multiplied by estimated work schedule, including overtime, for hourly employees, and (b) the target bonus for 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all 176 employees of the Company on the Determination Date, excluding Mr. Hackman. Components of compensation paid in currencies other than U.S. dollars were converted into U.S. dollars using the annual average exchange rate as of the Determination Date; no other adjustments were made. After identifying the median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently maintain the Equity Incentive Plan, pursuant to which directors, officers, employees and consultants of Novelion and its affiliates may be granted restricted stock units and stock options to acquire common shares, as well as the ESPP, pursuant to which eligible employees of the Company and its designated subsidiaries may use payroll deductions to purchase our common shares at a discount. The following table sets out information as of December 31, 2017 with respect to our common shares that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,470,432	(1)	$8.00	(2)	2,556,127	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,470,432		$8.00		2,556,127

(1)
Reflects securities (both shares underlying stock options and restricted stock units) from the Aegerion 2010 Plan (57,893 shares) and the Equity Incentive Plan (2,412,539 shares). The 116,520 shares underlying outstanding performance-based restricted stock units as of December 31, 2017 were excluded from column (a) above as none of the performance goals underlying the performance-based restricted stock units have been met or are expected to be met, and therefore no shares have or will be earned, and they will be cancelled.

Under the ESPP, eligible employees are permitted to purchase our common shares at a discount on certain dates through payroll deductions within a pre-determined offering period. Accordingly, the number of common shares to be issued upon exercise of outstanding rights under the ESPP as of December 31, 2017 is not determinable, and no such shares were included in column (a) above.

(2)	Represents the weighted-average exercise price of outstanding stock options only, as there are no exercise prices associated with the restricted stock units.

(3)
Reflects available securities for future issuance from the Equity Incentive Plan (2,277,417 shares) and the ESPP (278,710 shares). The Company no longer issues any equity awards under the Aegerion 2010 Plan. As of December 31, 2017, 146,253 shares were subject to purchase based upon the payroll deductions to that date under the ESPP for the current purchase period, which ran until May 31, 2018.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No current or former directors, executive officers or employees of Novelion or any subsidiaries thereof, or proposed nominees for election as a director of Novelion, are currently indebted to Novelion or its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Novelion specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. None of the members of the Audit Committee is an officer or employee of Novelion, and the Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and applicable Nasdaq rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Thomas as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with the management of Novelion and Deloitte & Touche LLP, our independent registered public accounting firm for the 2017 fiscal year.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their independence, and has discussed with Deloitte & Touche LLP their independence relative to us, including whether the provision of their services is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Novelion’s Board that the audited consolidated financial statements for the year ended December 31, 2017 be included in Novelion’s Annual Report on Form 10‑K (as amended) for 2017 filed with the SEC.

John C. Thomas, Jr., Chair Mark Corrigan Stephen Sabba

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, an independent registered public accounting firm, served as our independent registered public accounting firm for the year ended December 31, 2017. Deloitte LLP, an independent registered public accounting firm, served as our independent registered public accounting firm from 1981 through fiscal year 2016. On April 11, 2017, in recognition of the fact that the financial operations and management team of Novelion had transitioned to be primarily located in the U.S. following the Merger, Deloitte LLP resigned as our independent registered public accounting firm, and Deloitte & Touche LLP was appointed as the successor independent registered public accounting firm. The decision to change the certifying accountant was approved by the Audit Committee and ratified by our shareholders at the 2017 Annual Meeting.
As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. Our shareholders are being asked to approve this proposal at the Annual Meeting. Novelion has been advised that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if he or she decides to do so and will be available to respond to appropriate questions from shareholders.
Fees Paid for Services

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP ("Deloitte U.S."), and Deloitte LLP (our independent registered public accounting firm for fiscal year 2016), the other member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Canada”) for the following services during 2017 and 2016. All fees incurred for fiscal year 2016 were billed by Deloitte Canada.

	2017 (US$)
Description of Service	Deloitte U.S.		Deloitte Canada		Total	2016 (US$) (1)
Audit Fees (2)	$1,281,350		$8,560		$1,289,910	$1,381,192
Audit-Related Fees	—		—		—	—
Tax Fees (Tax compliance, tax advice and planning)	74,996		—		74,996	—	(3)
All Other Fees	669,043	(4)	40,928	(5)	709,971	549,149	(6)
Total Fees	$2,025,389		$49,488		$2,074,877	$1,930,341

(1)
For 2016, where amounts shown were paid in Canadian funds, the amounts set out in the above table represent the U.S. dollar equivalent of those payments converted using the following weighted average exchange rate: USD$1.00 = CAD$1.3243.

(2)
“Audit Fees” consist of fees for the integrated audit of Novelion’s annual financial statements, reviews of quarterly financial statements, audits of internal controls over financial reporting, and Deloitte Canada's issuance of consent in connection with the 2017 audited consolidated financial statements. The 2016 audit, and the audit fees listed in the table, include services in connection with the acquisition of Aegerion, which took place in November 2016.

(3)	For 2016, the Company engaged another third party accounting firm for its tax compliance, tax advice and tax planning services, and there was therefore no tax fee billed by Deloitte Canada in 2016.

(4)
For 2017, “All Other Fees” billed by Deloitte U.S. consist of fees related to an annual subscription to Deloitte U.S.’s technical accounting research tool and document production and related services in connection with the U.S. DoJ and SEC investigations of Aegerion. Although Deloitte U.S. was engaged by our outside legal counsel for the document production and related services, fees were paid directly by the Company to Deloitte U.S.

(5)	For 2017, “All Other Fees” billed by Deloitte Canada consist of fees related to services in connection with the filing with the SEC of certain Registration Statements on Form S-8.

(6)	For 2016, All Other Fees consist of fees related to the filing with the SEC of a certain Registration Statement on Form S-4 pursuant to the Merger Agreement.

Pre‑Approval Policies and Procedures
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre‑approval of all audit and permitted non‑audit services to be performed for Novelion by the independent registered public accounting firm. The fees paid to the independent registered public accounting firm that are shown in the chart above for 2017 and 2016 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews and approves audit and non‑audit services proposed to be provided by the independent registered public accounting firm. The Audit Committee has delegated to its Chair, or an alternate member of the Audit Committee, the authority to grant pre‑approvals if either deems it necessary or appropriate to consider a pre‑approval request without approval and/or meeting of the full Audit Committee. Pre‑approvals by the Chair of the Audit Committee or an alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.
In considering the pre‑approval of proposed audit or non‑audit services by the independent registered public accounting firm, management reviews with the Audit Committee or its delegate a description of and the budget for the proposed service and the reasons that the independent registered public accounting firm are being requested to provide the services, including any possible impact on the independence of the independent registered public accounting firm. Additional Audit Committee approval is required if the pre‑approved services exceed the pre‑approved budgeted amount for the services.

Vote Required and Board of Directors’ Recommendation
This proposal requires the affirmative vote of the holders of a majority of the Novelion common shares properly cast on this proposal at the Annual Meeting. If the proposal is not approved, the BCBCA provides that the current independent registered public accounting firm, Deloitte & Touche LLP, will continue to act for Novelion until such time as the shareholders approve an alternate independent registered public accounting firm.
The following resolution will be submitted for a shareholder vote at the Annual Meeting:
“BE IT RESOLVED that Deloitte & Touche LLP, an independent registered public accounting firm, be appointed as the independent registered public accounting firm of Novelion Therapeutics Inc. for the ensuing year, and the Audit Committee of the Board of Directors of Novelion Therapeutics Inc. be authorized to fix the remuneration to be paid to the independent registered public accounting firm.”
The Board of Directors unanimously recommends that our shareholders vote “FOR” the proposal to appoint Deloitte & Touche LLP as our independent registered public accounting firm for 2018 at a remuneration to be fixed by the Audit Committee of the Board of Directors of the Company.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our NEOs as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC.

At Novelion’s 2017 Annual Meeting, approximately 99% of our shareholders who voted on the non-binding advisory proposal regarding the compensation of our then NEOs, as disclosed in our proxy statement for the 2017 Annual Meeting, approved the proposal. The Compensation Committee believes that the results of this advisory vote affirmed shareholders’ strong support of our approach to executive compensation, and did not implement any changes as a direct result of the vote. The Compensation Committee continues to review, assess and adjust our NEOs’ compensation on a regular basis to best position the Company to achieve its compensation objectives. We expect that the Compensation Committee will continue to consider the outcome of advisory votes on executive compensation when making future compensation decisions with respect to our NEOs.
As more fully described under the heading “Compensation Discussion & Analysis” (CD&A), we seek to align the interests of our NEOs with those of our shareholders. Our compensation philosophy is to provide a compensation package that attracts, retains and motivates executives and rewards business successes that have the potential to increase shareholder value. More specifically, our executive compensation programs are designed to:

•	attract, retain, and motivate executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success;

•	align incentives for our executive officers with our short‑term and long‑term corporate strategies and business objectives and goals; and

•	drive the achievement of key strategic performance measures aligned to the long‑term interests of our shareholders.
The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on Novelion, our Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.
Board of Directors’ Recommendation
Our Board of Directors believes that the information provided above and within the CD&A section of this Proxy Statement demonstrates that our executive compensation program will ensure that management’s interests are aligned with our shareholders’ interests and support long‑term value creation.
The following resolution will be submitted for a shareholder vote at the Annual Meeting:
“BE IT RESOLVED that the shareholders of Novelion Therapeutics Inc. approve, on an advisory basis, the compensation of Novelion’s NEOs, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement.”
The Board of Directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the compensation of Novelion’s NEOs, as described in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

PROPOSAL NO. 4
APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF OUR ESPP

Overview
The purpose of the ESPP is to enable eligible employees of the Company and of certain of its subsidiaries to purchase common shares and thereby acquire an interest in the future of the Company. Our ESPP was originally approved by our shareholders on June 28, 2017. On July 3, 2018, the Board amended and restated the ESPP, by unanimous approval, to increase the maximum number of common shares available for issuance under the ESPP by 282,784 shares, subject to shareholder approval, such that the maximum aggregate number of common shares that may be purchased under the ESPP, as amended and restated, would be 561,494 (the “ESPP Share Pool”), subject to adjustment as provided for in the plan. The ESPP Share Pool represents 3.0% of the total number of common shares outstanding as of June 25, 2018. In establishing the ESPP Share Pool, the Board considered the potential dilutive impact to shareholders, the projected participation rate over the ten‑year term of the ESPP, as amended and restated, equity plan guidelines established by certain proxy advisory firms and advice provided by Radford. The ESPP, as amended and restated, is intended to meet the requirements of Section 423 of the Code. As of June 25, 2018, there were an aggregate of 146,644 shares available for future awards under the ESPP. The Board believes that it is necessary to adopt the amendment and restatement of the ESPP to increase the number of shares available in order to ensure that there are sufficient shares for all share purchases under the ESPP through approximately May 30, 2019. The additional shares that are proposed to be reserved under the ESPP, as amended and restated, have an aggregate value of $1,001,055, based on the June 25, 2018 closing price of our common share as reported on the NASDAQ Global Select Market of $3.54 per share.
We are requesting that shareholders approve the proposed amendment and restatement of the ESPP.
If this Proposal No. 4 is approved by our shareholders at the 2018 Annual Meeting, the ESPP, as amended and restated to provide for the additional 282,784 common shares, will become effective on the date of the 2018 Annual Meeting.
If shareholders do not approve this Proposal No. 4, the proposed 282,784 additional shares will not become available for issuance under the ESPP. The ESPP will otherwise remain in effect in accordance with its terms. In such event, the Board will consider whether to adopt alternative arrangements based on its assessment of our needs. We believe that the proposed share pool increase to the ESPP is reasonable, appropriate, and in the best interests of our shareholders.
Summary of the ESPP, As Amended and Restated
A copy of the ESPP, as amended and restated, is attached as Appendix A to this Proxy Statement. The following description of certain features of the ESPP, as amended and restated, is qualified in its entirety by reference to the full text of the plan, which we encourage shareholders to read in its entirety.
Administration
The ESPP, as amended and restated, will be administered by the Compensation Committee, which has the authority to interpret the plan, determine eligibility under the plan, prescribe forms, rules and procedures relating to the plan, and otherwise do all things necessary to carry out the purposes of the plan. The Compensation Committee may delegate its authority under the plan to a sub‑committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by law.
Shares Subject to the ESPP, As Amended and Restated
Subject to adjustment, the ESPP Share Pool will be 561,494 common shares. Common shares to be delivered upon exercise of options under the plan may be either authorized but unissued common shares, treasury stock, or common shares acquired in an open‑market transaction. If any option granted under the plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased common shares will again be available for purchase pursuant to the exercise of options under the plan.
Eligibility
Participation in the ESPP, as amended and restated, will be limited to eligible employees who (a) who have been continuously employed by the Company or certain of its subsidiaries, as applicable, for a period of at least ten (10) business days as of the first day of an applicable offering period, (b) whose customary employment with the Company or certain of its subsidiaries, as applicable, is for more than five (5) months per calendar year, (c) who customarily work twenty (20) hours or more per week and (d) who satisfy the requirements set forth in the plan. Any employee who owns (or is deemed under statutory attribution rules to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries will not be eligible to participate in the plan. As of May 15, 2018, the last day of the most recent enrollment period for the ESPP, approximately 138 employees were eligible to participate in the plan, including all of our executive officers.
General Terms of Participation
The ESPP, as amended and restated, will allow eligible employees to purchase shares during certain offering periods. Unless otherwise determined by the Compensation Committee, the offering periods generally will be six‑month periods commencing on such dates as the plan administrator shall determine. During each offering period, eligible employees will be given the option to purchase up to 7,500 common shares (or such lesser number as the Compensation Committee may prescribe). In addition, no participant will be granted an option under the plan that permits the participant’s right to purchase common shares under the plan and under all other employee stock purchase plans of the Company or its subsidiaries, if any, to accrue at a rate that exceeds $25,000 in fair market value for each calendar year, determined in accordance with Section 423 of the Code.
The purchase price of each common share issued pursuant to the exercise of an option on each exercise date will be 85% (or such greater percentage as specified by the Compensation Committee) of the lesser of: (a) the fair market value of a common share on date the option is granted, which will be the first day of the offering period, and (b) the fair market value of a common share on the exercise date, which will the last day of the offering period. In order to participate in the plan, an eligible employee must execute and deliver to the Compensation Committee or its delegates a payroll deduction and participation authorization form in accordance with procedures prescribed by and in a form acceptable to the Compensation Committee or its delegates. The payroll deduction and participation authorization form must be delivered to the Company no later than ten (10) business days prior to the first day of the offering period (or such other period specified by the Compensation Committee).
The Compensation Committee will have the discretion to change the initial date and exercise dates of offering periods, the purchase price, the maximum number of shares that may be purchased per option period, the maximum amount of payroll authorizations per option period (including the definition of compensation) and may change the duration of any offering periods without shareholder approval.
Participants in the plan will pay for common shares through payroll deductions. Participants may elect to authorize payroll deductions between 1% and 15% of the participant’s eligible compensation per payroll period, including regular base salary, overtime payments, annual bonuses, commissions and other sales incentives. During an offering period, the amount of payroll deductions may not be changed. An authorization of payroll deductions will remain in effect for subsequent offering periods unless a participant files a new authorization or terminates his or her payroll deduction authorization by cancelling his or her option, in each case, by timely delivering written notice to the Company. Upon cancellation, any amount withheld from a participant’s compensation will be returned to the participant, without interest, as soon as administratively practicable. Upon termination of employment prior to an exercise date for an offering period, a participant’s option will be cancelled automatically, and the balance of his or her withholding account will be returned, without interest, as soon as administratively practicable.
Transfer Restrictions on Common Shares Acquired under the ESPP, as Amended and Restated
For participants who have acquired common shares under the plan, the Compensation Committee may impose a holding period, during which the participant may not sell or transfer the common shares, other than by will or by the laws of descent and distribution.
Adjustment
In the event of any change in the outstanding common shares by reason of a stock dividend, split‑up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available for purchase under the plan, the maximum number and type of shares purchasable during an offering period, and the purchase price per share will be appropriately adjusted in a manner that complies with Section 423 of the Code.
Change of Control
In the event of a merger or similar transaction or change of control, the Compensation Committee will provide that any outstanding option will be assumed or replaced with a substitute or will be cancelled with a return of any amounts contributed by or withheld from the compensation of a participant, or that the option period will end before the date of the proposed sale or merger.

Amendment and Termination
Our Board has discretion to amend the ESPP, as amended and restated, to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will require shareholder approval.
U.S. Federal Income Tax Consequences Relating to the ESPP, as Amended and Restated
The following is a summary of certain U.S. federal income tax consequences associated with the grant and exercise of awards under the ESPP, as amended and restated, under current federal tax laws. This summary does not purport to cover U.S. federal employment tax or other U.S. federal tax consequences that may be associated with the plan, nor does it cover state, local or non‑U.S. taxes, except as may be specifically noted.
The ESPP, as amended and restated, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Assuming that the plan is and remains so qualified, no taxable income will be recognized by a participant until the sale or other disposition of common shares purchased under the ESPP.
If common shares acquired under the plan are disposed of more than two years after the option grant date and more than one year after the purchase date, or if the participant dies while holding such common shares, the participant (or his or her estate) will recognize ordinary income in amount equal to 15% (or such other percentage equal to the applicable purchase price discount) of the value of the common shares on the option grant date, or, if less, the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a long‑term capital gain or loss.
If common shares acquired under the plan are disposed of within the two years following the applicable option grant or within one year after the purchase date, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common shares on the date of purchase over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a capital gain or loss and, depending on how long the participant had held the common shares, as long‑term or short‑term.
The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of common shares prior to the expiration of the holding periods described above.
New Plan Benefits
The amounts of future purchases of common shares under the ESPP, as amended and restated, are not determinable, since, under the terms of the plan, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon the fair market value of common shares. In 2017, no common shares were purchased under the ESPP by any NEOs or any current executive officers; any directors; any nominees for election as directors; or any associates of any such NEOs, directors, or director nominees; and no person has purchased five percent or more of the total number of shares issued under the ESPP. Since the ESPP’s first enrollment period ended on May 31, 2018, no shares were purchased under the ESPP in 2017. On May 31, 2018, all participating employees as a group purchased 132,066 shares under the ESPP.
Vote Required and Board of Directors’ Recommendation
The affirmative vote of the holders of a majority of our common shares present in person or represented by proxy and entitled to vote at the 2018 Annual Meeting is required to approve the amendment and restatement to the ESPP.
The Board of Directors recommends that shareholders vote “FOR” the amendment and restatement of the ESPP to increase the number of common shares authorized for issuance under the ESPP.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

Except as disclosed in this Proxy Statement, none of the directors, executive officers, persons who have been directors or executive officers at any time since the beginning of Novelion’s last completed fiscal year, or any beneficial owner of more than 5% of the outstanding common shares of Novelion or any associate or affiliate of such person, had any material interest, direct or indirect, in any transaction or proceeding during the past fiscal year or in any proposed transaction or pending proceeding which has materially affected or will materially affect Novelion or its subsidiaries or which would require disclosure under Item 404(a) of Regulation S-K . In the event that a director is determined to have any material interest, direct or indirect, in any transaction or proceeding or in any proposed transaction or pending proceeding of Novelion, only those directors not having a material interest would be permitted to consider and evaluate any such transaction or any agreements relating to that transaction, or any actions to be undertaken by Novelion relating to such proceeding. As discussed above, Novelion has adopted a Related Party Transaction Policy, under which the Audit Committee will review and pre-approve or otherwise ratify all Novelion “interested transactions,” including, with certain exceptions, any transaction, arrangement or relationship in excess of $50,000 in value in any calendar year and of which a “related person” has or will have a direct or indirect interest. A “related person” includes Novelion’s executive officers, directors and nominees for director, greater than 5% beneficial owners, and their respective associates, affiliates and immediate family members.

On March 15, 2018, Aegerion entered into a loan and security agreement with affiliates of Broadfin Capital, LLC (“Broadfin Capital”) and Sarissa Capital (together with Broadfin Capital, the “Lenders”), pursuant to which the Lenders have made a single-draw term loan to Aegerion in an aggregate amount of $20 million (the “New Loan Agreement”). In connection with the New Loan Agreement, the Lenders were issued warrants to purchase 1,818,592 Novelion common shares. The warrants have an exercise price equal to $4.40 per share, representing the volume weighted average price of Novelion common shares for the 20 trading days ended March 14, 2018. The terms of the New Loan Agreement, which were approved by our Audit Committee and by a special committee of disinterested directors and our full Board (with conflicted members recused), can be found in our Current Report on Form 8-K filed with the SEC on March 15, 2018.

Broadfin Capital holds 2,857,850 common shares of Novelion (including shares underlying the warrants), representing approximately 15.2% of the issued and outstanding Novelion common shares as of June 25, 2018. Kevin Kotler is a director of Novelion, and is the founder and general partner of Broadfin Capital, the general partner of Broadfin Healthcare Master Fund, Ltd. Mr. Kotler, Broadfin Capital and Broadfin Healthcare Master Fund, Ltd. are each deemed to be beneficial owners of the 1,948,554 shares. Mr. Kotler was designated to the Board by Broadfin Capital.

Sarissa Capital holds 1,934,296 common shares of Novelion (including shares underlying the warrants), representing approximately 10.3% of the issued and outstanding Novelion common shares as of June 25, 2018. Mark DiPaolo is a director of Novelion and is the general counsel of Sarissa Capital. Mr. DiPaolo was appointed to the Board by Sarissa Capital in accordance with the requirements of our agreement with Sarissa Capital, as set forth in Agreement and Plan of Merger by which we acquired Aegerion in the Merger, which provided Sarissa Capital with the right to appoint an additional director by providing written notice to the Company within a defined period of time of the 2017 Annual Meeting.

Novelion has entered into indemnity agreements with our directors and all other officers of Novelion which provide, among other things, that, subject to any requirements that may exist under the BCBCA or the Articles of Novelion, Novelion will indemnify such officer or director, under the circumstances and to the extent specified, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or officer of Novelion.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AND ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 will be mailed to all registered and beneficial shareholders of Novelion on or around July 12, 2018. The Audited Consolidated Financial Statements of Novelion for its most recently completed fiscal year ended December 31, 2017, together with the Auditors’ Report thereon, which are included in our Annual Report for Canadian regulatory purposes, will be presented at the Annual Meeting. Copies of the Audited Consolidated Financial Statements, including Management’s Discussion and Analysis, are available on our website at www.novelion.com or upon request directly to Novelion to the attention of “Novelion Investor Relations,” c/o Aegerion Pharmaceuticals, Inc., One Main Street, Suite 800, Cambridge, MA 02142 (Phone: (617) 500-7867 Fax: (617) 945-7968; e‑mail: investors@novelion.com).

Additional information relating to Novelion has been filed and is available on SEDAR at www.sedar.com and from the SEC’s website at www.sec.gov.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that during 2017 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.

OTHER BUSINESS

The Board is not aware of any other matter that will be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, both the Chief Operating Officer and the Executive Chair of the Board intend to vote the common shares represented by proxy for which either of them is appointed in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS OF NOVELION THERAPEUTICS INC.

Jeffrey Hackman
EVP, Chief Operating Officer and Interim Chief Executive Officer

Appendix A

NOVELION THERAPEUTICS INC.
2017 EMPLOYEE STOCK PURCHASE PLAN

1.	Defined Terms

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and sets forth certain operational rules related to those terms.

2.	Purpose of Plan

The Plan is intended to enable Eligible Employees of the Company and its Designated Subsidiaries to use payroll deductions to purchase shares of Stock in offerings under the Plan, and thereby acquire an interest in the future of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.

3.	Options to Purchase Stock

Subject to adjustment pursuant to Section 16 of the Plan, the aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan to Eligible Employees will be 561,494 shares of Stock. The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will again be available for purchase pursuant to the exercise of Options under the Plan. If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available under the Plan (after deduction of all shares for which Options have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the shares remaining available for the Option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Administrator shall give written notice to each Participant of such reduction of the number of Options affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

4.	Eligibility

(a)Eligibility Requirements. Subject to Section 13 of the Plan, and the exceptions and limitations set forth in Section 4(b) and (c) and Section 6 of the Plan, or as may be provided elsewhere in the Plan or in any sub-plan contemplated by Section 18, each Employee (i) who has been continuously employed by the Company or a Designated Subsidiary, as applicable, for a period of at least ten (10) Business Days as of the first day of an Option Period, (ii) whose customary Employment with the Company, a Designated Subsidiary or a Non-U.S. Designated Subsidiary, as applicable, is for more than five (5) months per calendar year, (iii) who customarily works twenty (20) hours or more per week, and (iv) who satisfies the requirements set forth in the Plan will be an Eligible Employee.

(b)Five Percent Shareholders. No Employee may be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.

(c)Foreign Employees. Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) will not be eligible to participate in the Plan if (i) the grant of an Option under the Plan to the Employee is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423.

(d)Additional Requirements. The Administrator may, for Option Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Section 423.

5.	Option Periods

The Plan will generally be implemented by a series of separate offerings referred to as “Option Periods”. Unless otherwise determined by the Administrator, the Option Periods will be successive periods of approximately six (6) months commencing on such dates as the Administrator shall determine. The last Business Day of each Option Period will be an “Exercise Date”. The Administrator may change the Exercise Date and the commencement date, ending date and duration of the Option Periods to the extent permitted by Section 423, provided, however, that no Option may be exercised after 27 months from its grant date.

6.	Option Grant

Subject to the limitations set forth in Section 4 and Section 10 of the Plan and the Maximum Share Limit, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

7.	Method of Participation

(a)Payroll Deduction and Participation Authorization. To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by and in a form acceptable to the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period. Such an Eligible Employee will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is terminated as provided herein. Such payroll deduction and participation authorization must be delivered not later than ten (10) Business Days immediately prior to the first day of an Option Period, or such other time as specified by the Administrator.

(b)Changes to Payroll Deduction Authorization for Subsequent Option Periods. A Participant’s payroll deduction authorization will remain in effect for subsequent Option Periods unless the Participant files a new authorization not later than ten (10) Business Days prior to the first day of the subsequent Option Period, or such other time as specified by the Administrator, or the Participant’s Option is cancelled pursuant to Section 13 or Section 14 of the Plan.

(c)Changes to Payroll Deduction Authorization for Current Option Period. During an Option Period, a Participant’s payroll deduction authorization may not be increased or decreased, except that a Participant may terminate his or her payroll deduction authorization by canceling his or her Option in accordance with Section 13 of the Plan.

(d)Payroll Deduction Percentage. Each payroll deduction authorization will request payroll deductions as a whole percentage from one (1) to fifteen percent (15%) of an employee’s Eligible Compensation each payroll period.

(e)Payroll Deduction Account. All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

8.	Method of Payment

A Participant must pay for shares of Stock purchased upon the exercise of an Option with accumulated payroll deductions credited to the Participant’s Account, unless otherwise provided by the Administrator under a sub-plan or separate offering for a Non-U.S. Designated Subsidiary.

9.	Purchase Price

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (a) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 of the Plan (i.e., the first day of the Option Period) and (b) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 of the Plan (i.e., the Exercise Date).

10.	Exercise of Options

(a)Purchase of Shares. Subject to the limitations set forth in Section 6 of the Plan and this Section 10, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions in the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 7,500 shares of Stock may be purchased by a Participant on any Exercise Date, or such lesser number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”). As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a record keeping account in the name of the Participant. No fractional shares will be purchased pursuant to the exercise of an Option under the Plan; any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 13 hereof.

(b)Return of Account Balance. Except as provided in Section 10(a) with respect to fractional shares, any amount of payroll deductions in a Participant’s Account that is not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable. If the Participant’s accumulated payroll deductions on the Exercise Date of an Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 6 of the Plan, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

11.	Interest

No interest will be payable on any amount held in the Account of any Participant.

12.	Taxes

Payroll deductions will be made on an after-tax basis. The Administrator will have the right, as a condition to exercising an Option, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the minimum statutory amounts required to be withheld (or such greater amount permitted by the Administrator consistent with the Option being subject to equity accounting under applicable accounting rules and guidance).

13.	Cancellation and Withdrawal

(a)Cancellation of Payroll Deduction Authorization. A Participant who holds an Option under the Plan may cancel all (but not less than all) of his or her Option and terminate his or her payroll deduction authorization by notice delivered to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator. To be effective with respect to an upcoming Exercise Date, such cancellation notice must be delivered not later than ten (10) Business Days prior to such Exercise Date (or such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter. For the avoidance of doubt, a Participant who reduces his or her withholding rate for future payroll periods to zero percent (0%) will be deemed to have terminated his or her payroll deduction authorization and cancelled his or her Option as to future Option Periods.

(b)401(k) Hardship Withdrawal. A Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then current Option Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Option Periods commencing after the date of his or her hardship withdrawal until the first Option Period that begins at least six months after the date of his or her hardship withdrawal.

14.	Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason or the death of a Participant during an Option Period prior to an Exercise Date or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

15.	Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options in an offering under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Options held by him or her may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

16.	Change in Capitalization; Corporate Transaction

(a)Change in Capitalization. In the event of any change in the outstanding Stock by reason of a stock dividend, stock split, reverse stock split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of Stock granted under any outstanding Options, the maximum number and type of shares of Stock purchasable under any outstanding Option, and the purchase price per share of Stock under any outstanding Option will be appropriately adjusted; provided, that any such adjustment shall be made in a manner that complies with Section 423.

(b)Corporate Transaction. In the event of a Corporate Transaction, the Administrator may, in its discretion, (i) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants, and/or (iii) pursuant to Section 18 of the Plan, terminate the Option Period on or before the date of the proposed sale, merger or similar transaction.

17.	Administration of Plan

The Plan will be administered by the Administrator, which will have the authority to interpret the Plan, determine eligibility under the Plan, prescribe forms, rules and procedures relating to the Plan and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. All determinations and decisions by the Administrator regarding the interpretation or application of the Plan will be final and binding on all persons.
The Administrator may specify the manner in which the Company and/or Employees are to provide notices and forms under the Plan, and may require that such notices and forms be submitted electronically.

18.	Amendment and Termination of Plan; Sub-Plans

(a)Amendment. The Board reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided, however, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within 12 months before or after its adoption.

(b)Termination. The Board reserves the right at any time or times to suspend or terminate the Plan. In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.

(c)Separate Offerings; Sub-Plans. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Administrator may, in its sole discretion, amend the terms of the Plan, or an Option, and/or provide for separate offerings under the Plan in order to reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Non-U.S. Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions; provided, however, in no event shall any sub-plan (i) be considered part of the Plan for purposes of Section 423 of the Code or (ii) cause the Plan (other than the sub-plan) to fail to satisfy the requirements of Section 423 of the Code. In the event of any inconsistency between a sub-plan and the Plan document, the terms of the sub-plan shall govern with respect to any Eligible Employees of a Non-U.S. Designated Subsidiary. For the avoidance of doubt, shares of Stock purchased under a sub-plan shall reduce the maximum aggregate number of shares available for purchase pursuant to Section 3.

19.	Approvals

Shareholder approval of the Plan will be obtained prior to the date that is 12 months after the date of Board approval. In the event that the Plan has not been approved by the shareholders of the Company prior to May 1, 2018, all Options to purchase shares of Stock under the Plan will be cancelled and become null and void.
Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

20.	Participants’ Rights as Shareholders and Employees

A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued to the Participant.
Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company, any Designated Subsidiary or any Non-U.S. Designated Subsidiary or as interfering with the right of the Company, any Designated Subsidiary or any Non-U.S. Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company, any Designated Subsidiary or any Non-U.S. Designated Subsidiary at any time.

21.	Restrictions on Transfer; Information Regarding Disqualifying Dispositions.

Shares of Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a Participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator.
By electing to participate in the Plan, each Participant agrees to provide such information about any transfer of Stock acquired under the Plan that occurs within two years after the first day of the Option Period in which such Stock was acquired and within one year after the acquisition of such Stock as may be requested by the Company or any Designated Subsidiary or Non-U.S. Designated Subsidiary in order to assist it in complying with applicable tax laws.

22.	Governing Law

The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.

23.	Effective Date and Term

The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (a) the Plan’s termination by the Company, (b) the issuance of all shares of Stock available for issuance under the Plan or (c) the day before the 10-year anniversary of the date the Board approves the Plan.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company for the benefit of its employees.

“Account”: A payroll deduction account maintained in the Participant’s name on the books of the Company.

“Administrator”: The Compensation Committee of the Board and its delegates, except that the Compensation Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law. In each case, references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under Sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable. The Company may at any time by amendment provide that different ownership thresholds apply.

“Board”: The Board of Directors of the Company.

“Business Day”: Any day on which the national stock exchange on which the Stock is traded is available and open for trading.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Novelion Therapeutics Inc., and any successor corporation thereto.

“Corporate Transaction”: A (i) consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company (or any Affiliate) is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding shares of Stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) sale or transfer of all or substantially all of the Company’s assets or (iii) dissolution or liquidation of the Company. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Compensation Committee of the Board, the Corporate Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan as set forth on Exhibit B to the Plan; as such Exhibit B may be amended from time to time. Exhibit B sets forth the Designated Subsidiaries as of the Effective Date.

“Effective Date”: The date set forth in Section 23 of the Plan.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

“Employee”: Any person who is employed by the Company or a Designated Subsidiary or a Non-U.S. Designated Subsidiary. For the avoidance of doubt, independent contractors and consultants are not “Employees”.

“Eligible Compensation”: Regular base salary, overtime payments, annual bonuses, commissions and other sales incentives (excluding, for the avoidance of doubt, any long-term incentive payments). Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.

“Exercise Date”: The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

“Fair Market Value”:

(a) If the Stock is readily traded on an established national exchange or trading system (including the NASDAQ Global Select Market), the closing price of a share of Stock as reported by the principal exchange on which such Stock is traded; provided, however, that if such day is not a trading day, Fair Market Value will mean the reported closing price of a share of Stock for the immediately preceding day that is a trading day.

(b) If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for shares of Stock where the bid and ask prices are quoted.

(c) If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.

“Non-U.S. Designated Subsidiary”: A Subsidiary of the Company incorporated outside of the United States has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan as set forth on Exhibit C to the Plan; as such Exhibit C may be amended from time to time.
“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

“Option Period”: An offering period established in accordance with Section 5 of the Plan.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”: An Eligible Employee who elects to enroll in the Plan.

“Plan”: The Novelion 2017 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”: The price per share of Stock with respect to an Option Period determined in accordance with Section 9 of the Plan.

“Section 423”: Section 423 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, no par value per share.

“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.

Exhibit B

Designated Subsidiaries

Designated Subsidiaries as of the date of adoption of the Plan by the Board are listed below:

Aegerion Pharmaceuticals, Inc.
Novelion Services USA, Inc.

Exhibit C

Non-U.S. Designated Subsidiaries

Non-U.S. Designated Subsidiaries as of the date of adoption of the Plan by the Board are listed below:

None